As filed with the Securities and Exchange Commission on January 4, 2017

File No. 214791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6200	36-4128138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

410 Park Avenue, 14th Floor

New York, NY 10022

(212) 417-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Robert B. Fagenson

Chief Executive Officer

National Holdings Corporation

410 Park Avenue, 14th Floor

New York, NY 10022

(212) 417-8000

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

James Kaplan, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100 (phone)

(212) 798-6904 (facsimile)

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share)		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee(4)
Warrants to purchase Common Stock	12,437,916 warrants	$--	(2)	$--	(2)	$--
Common Stock, par value $0.02 per share	12,437,916 shares	$3.25	(3)	$40,423,227	(3)	$4,686

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

One warrant for each outstanding share of common stock will be issued to stockholders of the registrant entitled to receive such distribution. The warrants will be issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the warrants being offered hereby as the warrants are being offered in the same registration statement as the securities to be offered pursuant thereto.

(3)

The price of $3.25 per share, which is the price at which the warrants may be exercised, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act.

(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 4, 2017

NATIONAL HOLDINGS CORPORATION

Warrants to Purchase 12,437,916 Shares of Common Stock, and 12,437,916 Shares

of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the distribution, at no charge, to holders of shares of the common stock, par value $0.02 per share, of National Holdings Corporation of warrants to purchase up to 12,437,916 shares of our common stock (the “Warrants”) to be issued by us to the holders of our common stock on the date of the distribution of such Warrants. The Warrants will be issued by us pursuant to a warrant agreement between our company and Computershare Inc., as warrant agent. Each Warrant will be exercisable at any time on or before the fifth anniversary of the distribution date for the Warrants at an exercise price of $3.25 per share, subject to adjustment in certain circumstances.

The record date with respect to the distribution of the Warrants was December 9, 2016. As a result of “due bill” trading procedures, those persons who held shares of our common stock as of the record date, or who acquire shares of our common stock following the record date, and in each case who continue to hold such shares of our common stock at the close of trading on the date before the ex-dividend date for the Warrants to be established by The Nasdaq Stock Market, will be entitled to receive a Warrant. Conversely, those persons who held shares of our common stock as of the record date, or who acquire shares of our common stock following the record date, but in each case who do not hold such shares of our common stock at the close of trading on the date before the ex-dividend date, will not be entitled to receive any Warrants with respect to the shares that were sold by such person prior to the ex-dividend date.

We will not receive any proceeds from the issuance of the Warrants or from the sale or other disposition of the shares of common stock issuable upon exercise of the Warrants. However, we may receive proceeds in the aggregate amount of up to $17.6 million if all of the Warrants (other than the Warrants issued to Fortress Biotech, Inc. or FBIO Acquisition, Inc., which entities have agreed not to exercise or transfer the Warrants issued to them) are exercised in full.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NHLD”. On December 27, 2016, the closing price for our common stock as reported on the NASDAQ Capital Market was $2.86 per share. We have applied to list the Warrants on the NASDAQ Capital Market under the symbol “NHLDW;” however, there can be no assurance that such application for listing will be approved.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January __, 2017

 TABLE OF CONTENTS

SUMMARY	1
THE OFFERING	4
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	16
MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	16
Management’s discussion and analysis of financial condition and results of operation	18
BUSINESS	28
MANAGEMENT	39
EXECUTIVE COMPENSATION	43
PRINCIPAL STOCKHOLDERS	51
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	53
PLAN OF DISTRIBUTION	54
DESCRIPTION OF WARRANTS	54
DESCRIPTION OF CAPITAL STOCK	55
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	58
LEGAL MATTERS	60
EXPERTS	60
WHERE YOU CAN FIND MORE INFORMATION	60
INCORPORATION BY REFERENCE	60
INDEX TO FINANCIAL STATEMENTS	F-1

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 5 of this prospectus.

i

 SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 of this prospectus and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 64 of this prospectus. Unless the context indicates otherwise, references to “National,” “the Company,” “we,” “us,” or “our,” refers to National Holdings Corporation and its wholly-owned subsidiaries.

Company Overview

National Holdings Corporation, a Delaware corporation organized in 1996, operates through its wholly-owned subsidiaries, which principally provide financial services. Through our broker-dealer and investment advisory subsidiaries, we (1) offer full service retail brokerage to individual, corporate and institutional clients, (2) provide investment banking, merger and acquisition and advisory services to micro, small and mid-cap high growth companies, (3) engage in trading securities, including making markets in micro and small-cap NASDAQ and other exchange listed stocks and (4) provide liquidity in the United States Treasury marketplace.

Our broker-dealer subsidiaries consist of National Securities Corporation, a Washington corporation (“National Securities” or “NSC”), and vFinance Investments, Inc., a Florida corporation (“vFinance Investments”) (collectively, the “Broker-Dealer Subsidiaries”). The Broker-Dealer Subsidiaries conduct a national securities brokerage business through their main offices in New York City, New York, Boca Raton, Florida, and Seattle, Washington. Our Broker-Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations, on a fully-disclosed basis. The Broker-Dealer Subsidiaries are registered with the Securities and Exchange Commission (“SEC”) and the Commodities and Futures Trading Commission, and are members of the Financial Industry Regulatory Authority ("FINRA"), the Securities Investor Protection Corporation (the “SIPC”) and the National Futures Association (“NFA”).

Our brokers operate either as independent contractors or employees. An independent contractor registered representative, who becomes an affiliate of a Broker-Dealer Subsidiary, typically establishes his or her own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, computer and other equipment, market data, software and general office supplies. As a result, the independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his or her sales than a registered representative employee at a traditional employee-based brokerage firm. This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for lower production registered representatives. A registered representative employee is provided with office space, technology, regulatory support and administrative support in exchange for a lower retention percentage of his or her production.

Our wholly-owned subsidiary, National Asset Management, Inc., a Washington corporation (“NAM”), is a federally-registered investment advisor providing asset management advisory services to retail clients for a fee that is based upon a percentage of assets managed.

Our wholly-owned subsidiaries, National Insurance Corporation, a Washington corporation (“National Insurance”), and Prime Financial Services, a Delaware corporation (“Prime Financial”), provide fixed insurance products to their clients, including life insurance, disability insurance, long-term care insurance and fixed annuities.

Our wholly-owned subsidiary, Gilman Ciocia, Inc., a Delaware corporation ("Gilman"), provides tax preparation services to individuals, predominantly in the middle and upper income tax brackets and accounting services to small and midsize companies.

Our wholly-owned subsidiary, GC Capital Corporation, a Delaware corporation (“GC”), provides licensed mortgage brokerage services in New York and Florida.

Recent Developments

Closing of Tender Offer

On September 12, 2016, FBIO Acquisition, Inc. (“FBIO Acquisition”), a wholly-owned subsidiary of Fortress Biotech, Inc. (“Fortress”), completed its tender offer (the “Offer”) for all outstanding shares of our company at a price of $3.25 per share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), pursuant to the terms of the Agreement and Plan of Merger dated as of April 27, 2016 (as amended, the “Merger Agreement”) among our company, Fortress and FBIO Acquisition. The Offer expired at 12:00 midnight, New York City time, on Friday, September 9, 2016. Computershare Trust Company, N.A., the depositary for the Offer, advised Fortress and FBIO Acquisition that, as of the expiration time of the Offer, a total of 7,037,482 shares were validly tendered and not withdrawn (including shares delivered through notices of guaranteed delivery), representing approximately 56.6% of our issued and outstanding shares of common stock and approximately 51.4% of our issued and outstanding shares of common stock on a fully-diluted basis immediately following the completion of the Offer (in each case, without giving effect to the issuance or exercise of the Warrants). On September 12, 2016, FBIO Acquisition accepted for payment all shares that were validly tendered and not withdrawn prior to the expiration time of the Offer (such time of acceptance, the “Acceptance Time”) and delivered payment for such shares. The aggregate consideration paid by FBIO Acquisition in the Offer was approximately $22,872,000, without giving effect to related transaction fees and expenses. Fortress funded the payment with cash on hand.

Board of Director Changes

Effective as of the Acceptance Time and pursuant to the terms of the Merger Agreement, the size of our board of directors (the “Board”) was reduced from 11 directors to seven directors, and each of Messrs. Richard Abbe, James Ciocia, Salvatore Giardina, William Lerner, Frank S. Plimpton, Frederic B. Powers III, Joshua Silverman and Frederick Wasserman resigned as members of the Board.

Effective as of the Acceptance Time and also pursuant to the terms of the Merger Agreement, the election of each of Messrs. Michael Eustace, Neil Herskowitz, Daniel Hume, Michael Weiss and Eli Salig as members of the Board became effective. On September 21, 2016, Mr. Weiss was appointed as Chairman of the Board and Mr. Robert B. Fagenson was appointed as Vice Chairman of the Board. Mr. Mark Goldwasser originally remained as a member of the Board, but subsequently submitted his resignation as a member of the Board on September 21, 2016.

Officer Changes

On September 21, 2016, the Board approved the appointment of Glenn C. Worman as our Chief Financial Officer effective on October 10, 2016. At the time of such appointment, Mr. Worman served as our Executive Vice President – Finance and Chief Operating Officer. Mr. Worman replaced Alan B. Levin as our Chief Financial Officer. Mr. Levin submitted his resignation on September 26, 2016, which resignation became effective on October 10, 2016.

Stockholders Rights Agreement

In connection with the execution and delivery of the Merger Agreement, we entered into a Stockholders Rights Agreement with FBIO Acquisition (the “Stockholder Rights Agreement”). The Stockholder Rights Agreement, which became effective September 12, 2016, provides FBIO Acquisition with certain director nomination rights with respect to our Board. Specifically, commencing with our next annual meeting of our stockholders, and continuing through September 12, 2019, for so long as FBIO Acquisition holds any shares of our common stock, FBIO Acquisition will have the right to designate for nomination by our Board (or the relevant committee thereof) all directors to be elected at any annual or special meeting of our stockholders. As a result of the rights granted to FBIO Acquisition under the Stockholder Rights Agreement, FBIO Acquisition will be able to control the composition of our Board, and thereby will be able to significantly influence our corporate actions.

The Stockholder Rights Agreement also provides that if FBIO Acquisition and its affiliates own at least 35% of all then outstanding shares of our common stock, FBIO Acquisition and its affiliates will be prohibited for a certain period of time from initiating or proposing certain actions with respect to our company, including: (i) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain going-private transactions; (ii) until the earlier of September 12, 2017 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain business combinations; and (iii) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, reverse stock-splits with respect to our common stock of a ratio greater than or equal to 100 to one.

Reverse Stock Split

In February 2015, the Board declared a 1-for-10 reverse stock split of our common stock. All share and per share information contained in this prospectus give effect to the reverse stock split.

Corporate Information

Our principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022. Our telephone number is (212) 417-8000 and our Internet website is www.nhldcorp.com. The content of our Internet website does not constitute a part of this prospectus.

THE OFFERING

Securities Offered:	Warrants to purchase up to 12,437,916 shares of our common stock (the “Warrants”), together with the shares of common stock issuable upon exercise of the Warrants.

Plan of Distribution:

On or prior to February 7, 2017, we will issue the Warrants and copies of this prospectus to all holders of our common stock entitled thereto on the distribution date for no cash consideration. One Warrant will be issued to each stockholder entitled thereto on the distribution date for each outstanding share of common stock held by such stockholder. We will bear all fees and expenses relating to the distribution.

Description of Warrants:

The Warrants will be exercisable, subject to certain exceptions as described in this prospectus, upon the date of distribution until their expiration on the fifth anniversary of the distribution date for the Warrants, at an exercise price of $3.25 per share.

Transferability of Warrants:

The Warrants will be freely transferable following their issuance and through their expiration, subject to compliance with applicable law. We have applied for listing of the Warrants on the NASDAQ National Market; however, there can be no assurance that such application for listing will be approved.

Common stock outstanding as of September 30, 2016:	12,437,916 shares

Common stock outstanding after the offering:

17,838,350 shares, assuming the exercise in full of all of the Warrants (other than the exercise of the Warrants issued to Fortress or FBIO Acquisition, which entities have agreed not to exercise or transfer the Warrants issued to them).

Use of proceeds:

We will not receive any proceeds from the issuance of the Warrants, or from the sale of the shares of common stock issued to the warrant holders upon exercise of the Warrants. However, we may receive proceeds in the aggregate amount of up to approximately $17.6 million if all of the Warrants (other than the Warrants issued to Fortress or FBIO Acquisition, which entities have agreed not to exercise or transfer the Warrants issued to them) are exercised for cash. See “Use of Proceeds” on page 16 of this prospectus.

Risk Factors:

The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

NASDAQ Capital Market symbol:

Our common stock is listed on the NASDAQ Capital Market under the symbol “NHLD.” We have applied for listing of the Warrants on the NASDAQ Capital Market under the symbol “NHLDW”; however, there can be no assurance that such application for listing will be approved.

RISK FACTORS

The financial statements contained in this prospectus and the related discussions describe and analyze the Company’s financial performance and condition for the periods indicated. For the most part, this information is historical. The Company’s prior results, however, are not necessarily indicative of the Company’s future performance or financial condition. The Company, therefore, has included the following discussion of certain factors that could affect the Company’s future performance or financial condition. These factors could cause the Company’s future performance or financial condition to differ materially from its prior performance or financial condition or from management’s expectations or estimates of the Company’s future performance or financial condition. These factors, among others, should be considered in assessing the Company’s future prospects and prior to making an investment decision with respect to the Company’s stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations.

Risks Related to Our Business

We may not be able to sustain profitability.

We reported pretax loss of approximately $(2,469,000) in fiscal year 2016 as compared to pretax income of approximately $478,000 in fiscal year 2015. There is no assurance that we will be profitable in the future. If we are unable to reach profitability, we may need to curtail, suspend or terminate certain operations.

We may require additional financing.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). There can be no assurance that we will be successful in any such pursuits. Accordingly, if we are unable to generate adequate cash from our operations, and if we are unable to find sources of funding, such an event would have an adverse impact on our liquidity.

We are exposed to risks due to our investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that we must at all times be in compliance with the SEC’s Uniform Net Capital Rule 15c3-1.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure that our policies and procedures will effectively and accurately record and verify this information. We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we are able to evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

We depend on senior employees and the loss of their services could harm our business.

We depend on the continued services of our management team, as well as our ability to hire additional members of management, and to retain and motivate other officers and key employees. We may not be able to find appropriate replacements if the need should arise. Due to the regulated nature of some of our businesses, some of our executive officers, or other key personnel, could become subject to suspensions or other limitations on the scope of their services to the Company from time to time. If we lose the services of any executive officers or other key personnel, we may not be able to manage and grow our operations effectively, enter new brokerage markets or develop new products.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

National Securities is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which, among other things, requires the maintenance of minimum net capital. In February 2015, pursuant to a directive from FINRA, National Securities reverted back to using the alternative method of computing net capital from the aggregate indebtedness method. At September 30, 2016, National Securities had net capital of $6,224,995, which was $5,974,995, in excess of its required net capital of $250,000. National Securities is exempt from the provisions of the SEC’s Rule 15c3-3 since it is an introducing broker-dealer that clears all transactions on a fully-disclosed basis and promptly transmits all customer funds and securities to clearing brokers.

vFinance Investments is also subject to Rule 15c3-1, which, among other things, requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At September 30, 2016, vFinance Investments had net capital of $2,202,544, which was $1,202,544 in excess of its required net capital of $1,000,000. At such date, vFinance Investments’ ratio of aggregate indebtedness to net capital was .8 to 1. vFinance Investments is exempt from the provisions of the SEC’s Rule 15c3-3 since it is an introducing broker-dealer that clears all transactions on a fully-disclosed basis and promptly transmits all customer funds and securities to clearing brokers.

Rule 15c3-1 is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with Rule 15c3-1 limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. Rule 15c3-1 also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all of the activities of a broker-dealer. The Broker-Dealer Subsidiaries may not be able to maintain adequate net capital, or their net capital may fall below the minimum requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if Rule 15c3-1 is changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain present levels of business, which could have a material adverse effect on our business.

Our business could be adversely affected by a breakdown in the financial markets.

As a securities broker-dealer, the business of each of the Broker-Dealer Subsidiaries is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets, including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

The number and size of the transactions in which we provide services may decline in adverse market or economic conditions, which may adversely affect our revenues, results of operations and stockholders’ equity.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. We must review customer relationships for impairment whenever events or circumstances indicate that impairment may be present. A significant decrease in revenues or cash flows derived from acquired customer relationships could result in a material, non-cash write-down of customer relationships. Such impairment may have a material adverse impact on our results of operations and stockholders’ equity.

We may experience trading losses due to market fluctuations and volatility, which may reduce our revenues and profitability.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity, such as the asset price deterioration in the subprime residential mortgage market that began in 2008. Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. We act as a market maker in publicly-traded shares of common stock. In market making transactions, we undertake the risk of price changes on the stock we hold in positions, or being unable to resell the shares of common stock we hold, or being unable to purchase the common stock we have sold but not yet purchased. These risks are heightened by the illiquidity of many of the shares of common stock we trade and/or in which we make a market. Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stock held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of shares of common stock and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

We generally maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, a downturn in those markets could result in losses from a decline in the value of such long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions in any of those markets, an upturn could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

We may, from time to time, have an arbitrage trading strategy consisting of holding a long position in one asset and a short position in another from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate or against which we have not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

We are a holding company and depend on payments from our subsidiaries.

We depend on dividends, distributions and other payments from our subsidiaries to fund our obligations. Regulatory and other legal restrictions may limit our ability to transfer funds freely, either to or from our subsidiaries. In particular, the Broker-Dealer Subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations. In addition, because our interests in our subsidiaries consist of equity interests, our rights may be subordinated to the claims of the creditors of these subsidiaries.

Competition with other financial firms may have a negative effect on our business.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than we do. Many of these firms offer their customers more products and research than currently offered by us. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering and do not intend to offer in the foreseeable future. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by us. To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

Government initiatives that simplify tax return preparation could reduce the need for tax preparation services as a third party tax return preparer.

Many taxpayers seek assistance from paid tax return preparers, such as our Gilman subsidiary, because of the level of complexity involved in the tax return preparation and filing process. From time to time, government officials propose measures seeking to simplify the preparation and filing of tax returns or to provide additional assistance with respect to preparing and filing such tax returns. The passage of any measures that significantly simplify tax return preparation or otherwise reduce the need for a third party tax return preparer could reduce demand for our services, which may adversely affect operating results.

Changes in the tax law that result in a decreased number of tax returns filed or a reduced size of tax refunds could harm our business.

From time to time, the United States Treasury Department and the Internal Revenue Service adopt policy and rule changes and other initiatives that result in a decrease in the number of tax returns filed or reduce the size of tax refunds. Such changes in the tax law could reduce demand for our services, causing our operating results to be adversely affected.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

•	effectively use new technologies;

•	adapt our services to emerging industry or regulatory standards; or

•	market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

The securities industry and our business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including FINRA, the MSRB and the NFA. The Broker-Dealer Subsidiaries are registered broker-dealers with the SEC and member firms of FINRA. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. Changes in laws or regulations or in governmental policies could cause us to change the way we conduct our business, which could adversely affect our businesses and results of operations.

Compliance with many of the regulations applicable to our subsidiaries involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our regulated activities, the suspension or disqualification of our officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We rely on clearing brokers and unilateral termination of the agreements with these clearing brokers could disrupt our business.

Our Broker-Dealer Subsidiaries are introducing brokerage firms that use third-party clearing brokers to process their securities transactions and maintain customer accounts. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. We depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are unilaterally terminated for any reason, we would be forced to find alternative clearing firms without adequate time to negotiate the terms of a new clearing agreement and without adequate time to plan for such change. There can be no assurance that if there were a unilateral termination of a clearing agreement that we would be able to find an alternative clearing firm on acceptable terms to us or at all.

We permit our clients to purchase securities on a margin basis or to sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client’s account. During periods of volatile markets, the value of the collateral held by clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify our clearing brokers for losses they incur while extending credit to our clients.

Credit risk exposes us to losses caused by financial or other problems experienced by third parties.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries, as well as issuers whose securities we hold. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

Adverse results of current litigation and potential securities law liability would result in financial losses and divert management’s attention from our business.

Many aspects of our business involve substantial risks of liability. There is a risk of litigation and arbitration within the securities industry, including class action suits seeking substantial damages. We are subject to actual and potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. We may be liable for the unauthorized acts of our retail brokers if we fail to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state laws and court decisions, including liability for material misstatements and omissions in securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. We carry “Errors and Omissions” insurance to protect against such legal actions; however, our policy is limited in items and amounts covered and there can be no assurance that it will cover a particular complaint. The adverse resolution of any legal proceeding involving us and/or our subsidiaries could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We face significant competition for registered representatives.

We are dependent upon a large number of both independent contractor and employee registered representatives for our retail brokerage business. We are exposed to the risk that a large group of registered representatives could decide to affiliate with another firm and that we will be unable to recruit suitable replacements. A loss of a large group of our registered representatives could have a material adverse impact on our ability to generate revenue in our retail brokerage business.

A change in the “independent contractor” status of registered representatives would adversely affect us.

Independent contractor registered representatives operate from their own offices and are responsible in large part for the costs and expenses involved in their operations. The enactment of any legislation that would affect the eligibility requirements for independent contractor status could have a significant effect on this business model and lead to additional costs and expenses, which could have a material adverse on our results of operations.

The precautions we take to prevent and detect employee and independent contractor misconduct may not be effective, and we could be exposed to unknown and unmanaged risks or losses.

We run the risk that employee and independent contractor misconduct could occur.

Misconduct by employees and independent contractors could include:

•	employees and independent contractors binding us to transactions that exceed authorized limits or present unacceptable risks to us;

•	employees and independent contractors hiding unauthorized or unsuccessful activities from us; or

•	the improper use of confidential information.

These types of misconduct could result in unknown and unmanaged risks or losses to us, including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee and independent contractor misconduct does occur, our business operations could be materially adversely affected.

Internet and internal computer system failures or compromises of our systems or security could damage our reputation and harm our business.

Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of our business is conducted through the Internet. We could experience system failures and degradations in the future. We cannot assure you that we will be able to prevent an extended and/or material system failure if any of the following events occur:

•	human error;

•	subsystem, component or software failure;

•	a power or telecommunications failure;

•	an earthquake, fire or other natural disaster or act of God;

•	hacker attacks or other intentional acts of vandalism; or

•	terrorist acts or war.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We do not believe that we have experienced any security breaches in the transmission of confidential information. However, we cannot assure you that advancements in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transactions and other data. Any compromise of our systems or security could harm our business.

Procedures and requirements of the Patriot Act and similar laws may expose us to significant costs or penalties.

As a financial services firm, we are subject to laws and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), that require that we know our customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act and similar laws and regulations are insufficient and that we could be subject to significant criminal and civil penalties or reputational damage due to noncompliance. Such penalties and subsequent remediation costs could have a material adverse effect on our business, financial condition and results of operations and cash flows.

We may be required to comply with new fiduciary regulations under the U.S. Department of Labor, which may require us to change the manner in which we do business, and to incur costs in connection therewith.

The U.S. Department of Labor has promulgated new fiduciary regulations which become effective in April 2017. These regulations may cause our brokers, our independent contractor registered representatives and us to become fiduciaries for purposes of the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended. In order to comply with the fiduciary obligations so imposed we may have to change the manner in which we do business with investors subject to ERISA and/or Section 4975 of the Internal Revenue Code, such as IRAs and small pension plans. It is unknown at this time what affect this may have on our business, if any.

Risks Related to our Common Stock

Our principal stockholders, including our principal stockholder, FBIO Acquisition, as well as our directors and officers, control a large percentage of shares of our common stock, and can control our corporate actions.

Immediately following the closing of the tender offer by FBIO Acquisition on September 12, 2016, FBIO Acquisition owned approximately 56.6% of our issued and outstanding shares of common stock and approximately 51.4% of our outstanding common stock on a fully-diluted basis (or approximately 62.9% and 57.2%, respectively, after giving effect to the voting agreements that FBIO Acquisition and Fortress entered into with certain of our officers and directors in connection with the execution and delivery of the Merger Agreement), in each case, without giving effect to the issuance or exercise of the Warrants. Accordingly, FBIO Acquisition can control most, if not all, of our corporate actions, including the election of directors, the appointment of officers, and potential merger or acquisition transactions. The concentration of the ownership of the shares of our common stock by FBIO Acquisition may also serve to limit the trading volume of our common stock. FBIO Acquisition is a wholly-owned subsidiary of Fortress, the common stock of which entity is traded on the NASDAQ Capital Market.

The control by our principal stockholder is evidenced, in part, by a stockholders rights agreement (the “Stockholder Rights Agreement”) that we entered into with FBIO Acquisition in connection with the execution and delivery of the Merger Agreement. The Stockholder Rights Agreement, which became effective September 12, 2016, provides FBIO Acquisition with certain director nomination rights with respect to our board of directors. Specifically, commencing with our next annual meeting of our stockholders, and continuing through September 12, 2019, for so long as FBIO Acquisition holds any shares of our common stock, FBIO Acquisition will have the right to designate for nomination by our board of directors (or the relevant committee thereof) all directors to be elected at any annual or special meeting of our stockholders. As a result of the rights granted to FBIO Acquisition as a result of the Stockholder Rights Agreement, FBIO Acquisition will be able to control the composition of our board of directors, and it will thereby be able to significantly influence our corporate actions.

Notwithstanding the foregoing, the Stockholder Rights Agreement provides that, for so long as FBIO Acquisition and its affiliates own at least 35% of all then outstanding shares of our common stock, FBIO Acquisition and its affiliates will be prohibited for a certain period of time from initiating or proposing certain actions with respect to our company, including: (i) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain going-private transactions; (ii) until the earlier of September 12, 2017 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain business combinations; and (iii) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, reverse stock-splits with respect to our common stock of a ratio greater than or equal to 100 to one.

Our common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NHLD”. Traditionally, the trading volume of our common stock has been limited. For example, for the 30 trading days ending on September 30, 2016, the average daily trading volume was approximately 72,000 shares per day. During such 30-day period, the closing price of our common stock ranged from a high of $3.45 to a low of $3.12. We expect that this limited trading volume will continue due to the concentrated ownership of our common stock by FBIO Acquisition, and our limited public float, following the recent tender offer closing. Because of this limited trading volume, holders of our common stock may not be able to sell quickly any significant number of such shares, and any attempted sale of a large number of our shares will likely have a material adverse impact on the price of our common stock. Because of the limited number of shares being traded, the price per share is subject to volatility and may continue to be subject to rapid price swings in the future.

The price of our common stock is volatile.

The price of our common stock has fluctuated substantially. The market price of our common stock may be highly volatile as a result of factors specific to us and the securities markets in general. Factors affecting volatility may include:

●	variations in our annual or quarterly financial results or those of our competitors;

●	economic conditions in general; and

●	changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or our subsidiaries or the securities industry.

In addition, volatility of the market price of our common stock is further affected by its thinly-traded nature.

Because our common stock may be subject to “penny stock” rules, the market for our common stock may be limited.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. If at any time the common stock has a market price per share of less than $5.00, and we do not have net tangible assets of at least $2,000,000 or average revenue of at least $6,000,000 for the preceding three years, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and;

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and stockholders may find it more difficult to sell our securities.

Our board of directors can issue shares of “blank check” preferred stock without further action by our stockholders.

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in each series of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights, which may be greater or lesser than the voting rights of our common stock;

•	rights and terms of redemption;

•	liquidation preferences; and;

•	sinking fund terms.

At September 30, 2016, there were no shares of our preferred stock outstanding. The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that these holders will receive dividends and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

The Nasdaq Capital Market imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.

As a listed Nasdaq Capital Market company, we are subject to rules covering, among other things, certain major corporate transactions, the composition of our Board and the committees thereof, the holding of an annual meeting of our stockholders, minimum bid price of our common stock and minimum stockholders equity. The failure to meet these or other Nasdaq Capital Market requirements may result in the de-listing of our common stock from the Nasdaq Capital Market, which could adversely affect the liquidity and market price thereof.

Related to the foregoing, on October 3, 2016, we received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying us that we no longer comply with NASDAQ Listing Rule 5620(a) for continued listing due to our failure to hold an annual meeting of stockholders within twelve months of the end of our fiscal year ended September 30, 2015 (the last meeting of stockholders was held on August 18, 2015). We were advised by NASDAQ on October 25, 2016 that it had determined to grant to us an extension of time to hold an annual meeting of our stockholders until January 31, 2017. We will hold an annual meeting of our stockholders on Thursday, January 26, 2017. If we do not hold an annual meeting of stockholders on or prior to January 31, 2017, our common stock may be subject to de-listing from the Nasdaq Capital Market.

We do not expect to pay any cash dividends on our common stock in the foreseeable future.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. We expect to retain all future earnings, if any, for investment in our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

●	general economic conditions;

●	our ability to obtain future financing or funds when needed;

●	our ability to maintain sufficient regulatory net capital;

●	the ability of our broker-dealer operations to operate profitably in the face of intense competition from larger full-service and discount brokers;

●	a general decrease in financing and merger and acquisition activities and our potential inability to receive success fees as a result of transactions not being completed;

●	increased competition from on line and business development portals;

●	technological changes;

●	our potential inability to implement our growth strategy through recruiting, acquisitions or joint ventures;

●	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties; and

●	our continued ability to maintain and execute our business strategy.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Warrants, or from the sale of the shares of common stock issued to the warrantholders upon exercise of the Warrants. However, we may receive proceeds in the aggregate amount of up to approximately $17.6 million if all of the Warrants (other than the Warrants issued to Fortress or FBIO Acquisition, which entities have agreed not to exercise or transfer the Warrants issued to them) are exercised in full. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised. We intend to use any proceeds from the exercise of the Warrants for general corporate and working capital purposes.

The holders of the Warrants will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the warrantholders in disposing of the Warrants or the shares of common stock issuable upon exercise of the Warrants. We have paid all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

On March 3, 2015, our common stock began trading on the NASDAQ Capital Market under the symbol “NHLD.” Prior to the uplisting to the NASDAQ Capital Market on March 3, 2015, our common stock traded on the OTCQB under the symbol “NHLD.” Quotations on the NASDAQ Capital Market and the OTCQB Market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The following table sets forth the high and low closing sales prices for our common stock for the periods noted below.

Fiscal Year Ended September 30, 2015	High	Low

First Quarter	$5.45	$4.15
Second Quarter	$5.20	$3.80
Third Quarter	$4.05	$3.11
Fourth Quarter	$3.85	$2.55

Fiscal Year Ended September 30, 2016	High	Low

First Quarter	$2.94	$2.28
Second Quarter	$2.85	$2.03
Third Quarter	$3.13	$1.91
Fourth Quarter	$3.45	$2.91

Fiscal Year Ended September 30, 2017	High	Low

Firs t Quarter (through December 27, 2016)	$3.33	$2.86

The closing price of our common stock on December 27, 2016, as quoted on the NASDAQ Capital Market, was $2.86 per share.

Stockholders

As of December 9, 2016, we had approximately 563 stockholders of record and we estimated our total number of beneficial stockholders at approximately 844.

Dividends

Delaware law authorizes our board of directors to declare and pay dividends with respect to our common stock either out of our surplus (as defined in the Delaware Corporation Law) or, in case there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, however, that no dividend may be paid out of net profits unless our capital exceeds the aggregate amount represented by the issued and outstanding stock of all classes having a preference in the distribution of assets. Our ability to pay dividends in the future also may be restricted by the obligations of our broker-deal subsidiaries to comply with the net capital requirements imposed on broker-dealers by the SEC and FINRA. We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. No cash dividends have been declared or paid by us with respect to our common stock during the past two fiscal years. However, on or prior to February 7, 2017, we will issue the Warrants as a dividend to all holders of our common stock entitled thereto on the distribution date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Statements made in this discussion other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). As such, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. We do not undertake any obligation to update forward-looking statements.

Overview

We are engaged in independent brokerage and advisory services and asset management services, investment banking, equity research and institutional sales and trading, through our Broker-Dealer Subsidiaries, National Securities and vFinance Investments. We are committed to establishing a significant presence in the financial services industry by meeting the varying investment needs of our retail, corporate and institutional clients. Our wholly-owned subsidiary, NAM, is a federally-registered investment adviser that provides asset management advisory services to clients for a fee based upon a percentage of assets managed. We also provide tax preparation services through Gilman, which provides tax preparation services to individuals, predominantly in the middle and upper income tax brackets and accounting services to small and midsize companies.

Each of our Broker-Dealer Subsidiaries is subject to regulation by, among others, the SEC, FINRA and the MSRB, and are members of the SIPC and NFA. In addition, each of the Broker-Dealer Subsidiaries is licensed to conduct its brokerage activities in all 50 states, plus the District of Columbia and Puerto Rico and the U.S. Virgin Islands. Gilman is also subject to regulation by, among others, the Internal Revenue Service.

As of September 30, 2016, we had approximately 1,150 associated personnel serving retail and institutional customers, trading and investment banking clients. In addition to our 34 Company offices located in New York, New Jersey, Florida, Texas, Washington and Illinois, we had approximately 127 other registered offices, owned and operated by independent owners who maintain all appropriate licenses and are responsible for all office overhead and expenses.

Our registered representatives offer a broad range of investment products and services. These products and services allow us to generate both commissions (from transactions in securities and other investment products) and fee income (for providing investment advisory services, namely managing clients’ accounts). The investment products and services offered include but are not limited to stocks, bonds, mutual funds, annuities, insurance, and managed money accounts.

Recent Developments

Closing of Tender Offer. On September 12, 2016, FBIO Acquisition, a wholly-owned subsidiary of Fortress, completed the Offer for all outstanding shares of our common stock at a price of $3.25 per share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), pursuant to the terms of the Merger Agreement. The Offer expired at 12:00 midnight, New York City time, on Friday, September 9, 2016. Computershare Trust Company, N.A., the depositary for the Offer, advised Fortress and FBIO Acquisition that, as of the expiration time of the Offer, a total of 7,037,482 shares were validly tendered and not withdrawn (including shares delivered through notices of guaranteed delivery), representing approximately 56.6% of our issued and outstanding shares of common stock and approximately 51.4% of our issued and outstanding shares of common stock on a fully-diluted basis immediately following the completion of the Offer (in each case, without giving effect to the issuance or exercise of the Warrants). The aggregate consideration paid by FBIO Acquisition in the Offer was approximately $22,872,000, without giving effect to related transaction fees and expenses. Fortress funded the payment with cash on hand.

Board of Director Changes. Effective as of the closing of the Offer and pursuant to the terms of the Merger Agreement, the size the Board was reduced from 11 directors to seven directors, and each of Messrs. Richard Abbe, James Ciocia, Salvatore Giardina, William Lerner, Frank S. Plimpton, Frederic B. Powers III, Joshua Silverman and Frederick Wasserman resigned as members of the Board.

At the time such resignations became effective, the elections of Messrs. Michael Eustace, Neil Herskowitz, Daniel Hume, Michael Weiss and Eli Salig as members of the Board became effective. In addition, on September 21, 2016, Mr. Weiss was appointed as Chairman of the Board and Mr. Robert B. Fagenson was appointed as Vice Chairman of the Board. Mr. Mark Goldwasser also remained as a member of the Board; however, he subsequently submitted his resignation as a member of the Board on September 21, 2016.

Officer Changes. On September 21, 2016, the Board appointed Glenn C. Worman as our Chief Financial Officer, effective on October 10, 2016. At the time of such appointment, Mr. Worman served as our Executive Vice President - Finance and Chief Operating Officer. Mr. Worman replaced Alan B. Levin as our Chief Financial Officer. Mr. Levin submitted his resignation on September 26, 2016, which resignation became effective on October 10, 2016.

Stockholders Rights Agreement. In connection with the execution and delivery of the Merger Agreement, we entered into the Stockholders Rights Agreement with FBIO Acquisition. The Stockholder Rights Agreement, which became effective September 12, 2016, provides FBIO Acquisition with certain director nomination rights with respect to our Board. Specifically, commencing with our next annual meeting of our stockholders, and continuing through September 12, 2019, for so long as FBIO Acquisition holds any shares of our common stock, FBIO Acquisition will have the right to designate for nomination by our Board (or the relevant committee thereof) all directors to be elected at any annual or special meeting of our stockholders. As a result of the rights granted to FBIO Acquisition under the Stockholder Rights Agreement, FBIO Acquisition will be able to control the composition of our Board, and thereby will be able to significantly influence our corporate actions.

The Stockholder Rights Agreement also provides that if FBIO Acquisition and its affiliates own at least 35% of all then outstanding shares of our common stock, FBIO Acquisition and its affiliates will be prohibited for a certain period of time from initiating or proposing certain actions with respect to our company, including: (i) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain going-private transactions; (ii) until the earlier of September 12, 2017 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain business combinations; and (iii) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, reverse stock-splits with respect to our common stock of a ratio greater than or equal to 100 to one.

Growth Strategy

We continue to evaluate opportunities to grow our businesses, including potential acquisitions or mergers with other securities, investment banking and investment advisory firms, and by adding to our base of independent registered representatives organically. These acquisitions may involve payments of material amounts of cash, the incurrence of a significant amount of debt or the issuance of significant amounts of our equity securities, which may be dilutive to our existing stockholders and/or may increase our leverage. We cannot assure you that we will be able to consummate any such potential acquisitions at all or on terms acceptable to us or, if we do, that any acquired business will be profitable.

Key Indicators of Financial Performance for Management

Management periodically reviews and analyzes our financial performance across a number of measurable factors considered to be particularly useful in understanding and managing our business. Key metrics in this process include productivity and practice diversification of representatives, top line commission and advisory services revenues, gross margins, operating expenses, legal costs, taxes and earnings per share.

Critical Accounting Policies and Estimates

Our most critical accounting policies relate to income recognition, income taxes, and goodwill. The SEC defines “critical accounting estimates” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods.

We believe our critical accounting policies are as follows:

Revenue Recognition - Commission revenue represents commissions generated by our financial advisors for their clients' purchases and sales of mutual funds, variable annuities, general securities and other financial products, a high percentage of which is paid to the advisors as commissions for initiating the transactions.

Commission revenue is generated from front-end sales commissions that occur at the point of sale, as well as trailing commissions. We recognize front-end sales commission revenue and related clearing and other expenses on transactions introduced to our clearing brokers on a trade date basis. We also recognize front-end sales commissions and related expenses on transactions initiated directly between the financial advisors and product sponsors upon receipt of notification from sponsors of the commission earned. Commission revenue also includes 12b-1 fees, and variable product trailing fees, collectively considered as trailing fees, which are recurring in nature. These trailing fees are earned by us based on a percentage of the current market value of clients' investment holdings in trail eligible assets. Because trail commission revenues are generally paid in arrears, management estimates commission revenues earned during each period. These estimates are based on a number of factors including investment holdings and the applicable commission rate and the amount of trail commission revenue received in prior periods. Estimates are subsequently adjusted to actual based on notification from the sponsors of trail commissions earned.

Net dealer inventory gains, which are recorded on a trade-date basis, include realized and unrealized net gains and losses resulting from our principal trading activities.

We generally act as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which we do not make a market, and charge commissions based on the services we provide to our customers. In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. Mark-ups, mark-downs and commissions are generally priced competitively based on the services we provide to our customers. In each instance the commission charges, mark-ups or mark-downs are in compliance with guidelines established by FINRA.

Investment banking revenues consist of underwriting revenues, advisory revenues and private placement fees. Underwriting revenues arise from securities offerings in which we act as an underwriter and include management fees, selling concessions and underwriting fees, net of related syndicate expenses. Underwriting revenues are recorded at the time the underwriting is completed and the income is reasonably determined. Management estimates our share of the transaction-related expenses incurred by the syndicate, and we recognize revenues net of such expense. On final settlement, typically within 90 days from the trade date of the transaction, these amounts are adjusted to reflect the actual transaction-related expenses and the resulting underwriting fee.

Investment advisory fees are derived from account management and investment advisory services. These fees are determined based on a percentage of the customers assets under management, may be billed monthly or quarterly and are recognized when earned.

Interest is recorded on an accrual basis and dividends are recorded on the ex-dividend date.

Transfer fees and fees for clearing services, which are recorded on a trade date basis, are principally charged to the broker on customer security transactions.

Tax preparation and accounting fees are recognized upon completion of the services.

Income Taxes - We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured, using enacted tax rates expected to apply in the years in which the differences are expected to be recovered or settled. A valuation allowance related to deferred tax assets is also recorded when it is more likely than not that some or all of the deferred tax asset may not be realized.

Due to the change in ownership resulting from the completion of the Offer, our deferred tax asset relating to our net operating loss carry forwards will be subject to an annual limitation under Section 382 of the Internal Revenue Code, thereby reducing the amount of net operating loss carry forwards available to us to offset future taxable income. Such reduction resulted in a charge to income taxes of $3,185,000 in 2016.

Goodwill - Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill represents the excess of the purchase price of Gilman over the fair value of its identifiable net assets acquired. We test goodwill for impairment at the reporting unit level. Fair value of a reporting unit is typically based upon estimated future cash flows discounted at a rate commensurate with the risk involved or market-based comparables. If the carrying amount of the reporting unit’s net assets exceeds its fair value, then an analysis will be performed to compare the implied fair value of goodwill with the carrying amount of goodwill. An impairment loss will be recognized in an amount equal to the excess of the carrying amount over its implied fair value. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. Accounting guidance on the testing of goodwill for impairment allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform such two-step impairment test. The annual quantitative impairment tests performed on September 30, 2016 and 2015 did not indicate any impairment of goodwill.

Results of Operations

Fiscal Year 2016 Compared with Fiscal Year 2015

Our fiscal year 2016 resulted in an increase in revenues, and an increase in total expenses, as compared with fiscal year 2015. Total expenses were significantly affected in 2016 due to the Fortress transaction. As a result, we reported net (loss) income before taxes of $(2,469,000) for fiscal year 2016 as compared to $478,000 for fiscal year 2015. We recorded income tax expense of $3,090,000 in 2016, as compared to $193,000 in 2015. Net income (loss) reported for fiscal years 2016 and 2015 amounted to $(5,559,000) and $285,000, respectively.

Revenues

	Fiscal Year		Increase ( Decrease)
	2016	2015	Amount	Percent
Commissions	$95,942,000	$96,222,000	$(280,000)	0%
Net dealer inventory gains	9,595,000	10,512,000	(917,000)	(9)%
Investment banking	35,271,000	21,004,000	14,267,000	68%
Investment advisory	14,080,000	14,967,000	(887,000)	(6)%
Interest and dividends	3,109,000	3,604,000	(495,000)	(14)%
Transfer fees and clearing services	7,152,000	7,993,000	(841,000)	(11)%
Tax preparation and accounting	8,294,000	8,248,000	46,000	1%
Other	633,000	496,000	137,000	28%
Total Revenues	174,076,000	163,046,000	$11,030,000	7%

Total revenues increased $11,030,000, or 7%, in fiscal year 2016 to $174,076,000 from $163,046,000 in fiscal year 2015. The increase in revenues is primarily due to revenues generated by investment banking under a strong deal pipeline which included diverse issuers and products.

●	Commissions decreased by $280,000, or 0%, to $95,942,000 from $96,222,000 during fiscal year 2016 when compared to fiscal 2015;

●

Net dealer inventory gains, which includes profits on proprietary trading, market making activities, and customer mark-ups and mark-downs decreased by $917,000, or 9%, to $9,595,000 from $10,512,000 during fiscal year 2016 when compared to fiscal 2015. This business continues to demonstrate continued revenue pressure resulting from industry volume contraction related to small cap markets, lack of volatility due to low interest rates, Fed rate hike uncertainty, and fixed income products falling out of favor due to higher equity market returns;

●

Investment banking increased by $14,267,000, or 68%, to $35,271,000 from $21,004,000, during fiscal year 2016 when compared to fiscal 2015. Increased product offerings and issuers produced a strong deal pipeline with solid offerings, which yielded strong investment opportunities for our clients;

●

Investment advisory, which primarily consists of fees charged to our clients in our asset-based money management group, decreased by $887,000, or 6%, to $14,080,000 from $14,967,000 during fiscal year 2016 when compared to fiscal 2015. While assets under management have increased on a consistent basis over the past year, average revenue earned on our asset portfolio has declined due to a reduction of fees on certain asset classes, and the elimination of unprofitable business;

●

Interest and dividends, which primarily consists of interest earned on customer margin account balances and dividend revenue, decreased by $495,000, or 14%, to $3,109,000 from $3,604,000 during fiscal year 2016 when compared to fiscal 2015. The decrease is primarily attributable to slightly lower customer margin and free cash accounts balances;

●

Transfer fees and clearing services, which primarily consists of fees charged to our registered representatives to execute on their behalf, decreased by $841,000, or 11%, to $7,152,000 from $7,993,000 during fiscal year 2016 when compared to fiscal 2015. The decrease is consistent with the fewer number of transactions made on behalf of our clients during the most recent year consistent with the decline in commission revenue;

●

Tax preparation and accounting, which primarily consists of fees charged to clients for the preparation of income tax returns and other general accounting services increased by $46,000, or 1%, to $8,294,000 from $8,248,000 during fiscal year 2016 when compared to fiscal 2015. The increase is primarily due to the acquisition of a tax preparation and accounting office in February 2015 resulting in the preparation of more returns for our clients during fiscal 2016;

●

Other revenue increased by $137,000, or 28%, to $633,000 from $496,000 during fiscal year 2016 when compared to fiscal 2015. This increase is primarily due to additional revenue in 2016 related to our fully paid lending program.

Operating expense

	Fiscal Year		Increase (Decrease)
	2016	2015	Amount	Percent
Commissions, compensation and fees	151,057,000	139,452,000	11,605,000	8%
Clearing fees	2,309,000	2,904,000	(595,000)	(20)%
Communications	3,157,000	3,792,000	(635,000)	(17)%
Occupancy	3,819,000	3,962,000	(143,000)	(4)%
Licenses and registration	1,625,000	1,364,000	261,000	19%
Professional fees	6,896,000	4,489,000	2,407,000	54%
Interest	51,000	13,000	38,000	292%
Depreciation and amortization	1,213,000	1,127,000	86,000	8%
Other administrative expenses	6,418,000	5,465,000	953,000	17%
Total Operating Expenses	176,545,000	162,568,000	13,977,000	9%

In comparison with the 7% increase in total revenues, total expenses increased 9%, or $13,977,000, to $176,545,000 for fiscal year 2016 compared to $162,568,000 in fiscal year 2015. The increase in total expenses is primarily due to our recent transaction with Fortress. Commissions, compensation and fees increased due to higher investment banking revenue but is also inclusive of severance charges.

●

Commission, compensation, and fees include those expenses based on commission revenue, net dealer inventory gains revenue and investment banking revenues, as well as compensation to our non-broker employees. These expenses increased by $11,605,000, or 8%, to $151,057,000 in fiscal year 2016 from $139,452,000 in fiscal year 2015. The net increase in investment banking revenue was primarily responsible for the overall increase in this expense category. Investment banking compensation moved in step with the increase in related revenues. In addition, we had severance charges of approximately $1,056,000 related to officer employment terminations;

●

Clearing fees decreased by $595,000, or 20%, to $2,309,000 in fiscal year 2016 from $2,904,000 in fiscal year 2015. The decrease is largely the result of the decline in total transactions executed during the 2016 fiscal year;

●

Communication expenses decreased by $635,000, or 17%, to $3,157,000 in fiscal year 2016 from $3,792,000 in fiscal year 2015. This decrease is attributable to management commitment to expense control through continued evaluation and renegotiation of numerous telecommunication contracts;

●

Occupancy expenses decreased by $143,000, or 4%, to $3,819,000 in fiscal year 2016 from $3,962,000 in fiscal year 2015. This decrease is primarily due to the continuous review and renegotiation of leases and wherever possible, the consolidation of offices and reduction of the square footage of office space rented;

●

Licenses and registration costs increased by $261,000, or 19%, to $1,625,000 in fiscal year 2016 from $1,364,000 in fiscal year 2015. This increase is primarily due to the implementation of new supervisory software;

●

Professional fees increased by $2,407,000, or 54% to $6,896,000 in fiscal year 2016 from $4,489,000 in fiscal year 2015. The increase in professional fees is primarily due to the transaction with Fortress;

●	Interest expense increased by $38,000, or 292%, to $51,000 in fiscal year 2016 from $13,000 in fiscal year 2015;

●

Depreciation and amortization expense increased by $86,000, or 7%, to $1,213,000 in fiscal year 2016 from $1,127,000 in fiscal year 2015. The increase is primarily due to the acquisition of computer equipment in 2016;

●

Other administrative expenses, which includes but is not limited to advertising, equipment leases, office supplies, dues and subscriptions and insurance, increased by $953,000, or 17%, to $6,418,000 in fiscal year 2016 from $5,465,000 in fiscal year 2015. This increase is primarily due to impairment expense on the valuation for the Gilman brand name of $894,000 in 2016.

Income tax expense

Due to the change in ownership resulting from the completion of the Offer discussed in Note 18 of our consolidated financial statements, our deferred tax asset relating to our net operating loss carry forwards will be subject to an annual limitation under Section 382 of the Internal Revenue Code, thereby reducing the amount of net operating loss carry forwards available to us to offset future taxable income. Such reduction resulted in a write-off of deferred income taxes of $3,185,000 in 2016. The income tax provision related to pre-tax loss in 2016 varies from the federal statutory rate principally from such write-off and expenses related to the Offer which are not deductible for income tax purposes.

Net Income

We reported net (loss) in fiscal 2016 of $(5,559,000) or $(0.45) per common share on a fully diluted basis, as compared to net income of $285,000, or $0.02 per common share on a fully diluted basis in fiscal year 2015.

NON-G.A.A.P. INFORMATION

Management considers earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our board of directors and management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as stock-based compensation. EBITDA, as adjusted should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows from operating activities. For fiscal years 2016 and 2015, EBITDA, as adjusted, was $688,000 and $2,746,000, respectively. This decrease of $2,058,000 during fiscal year 2016 when compared to 2015 is largely due to expenses related to the Fortress transaction.

Expenses related to the Fortress transaction were approximately $4.3 million and consisted of legal and consulting fees of $3 million included in professional fees, officers expense of $1.1 million included in commissions, compensation and fees and other fees of $0.2 million included in other administrative expenses.

The following table presents a reconciliation of net income as reported in accordance with generally accepted accounting principles, or GAAP, to EBITDA, as adjusted.

	Fiscal Year Ended
	2016	2015

Net (loss) income, as reported	$(5,559,000)	$285,000
Interest expense	51,000	13,000
Income taxes	3,090,000	193,000
Depreciation and amortization	1,213,000	1,127,000
EBITDA	(1,205,000)	1,618,000
Non-cash compensation expense	211,000	590,000
Forgivable loan amortization	788,000	538,000
Impairment of intangible assets	894,000	-
EBITDA, as adjusted	$688,000	$2,746,000

EBITDA, as adjusted for non-cash compensation expense, forgivable loan amortization and impairment of intangible assets is a key metric we use in evaluating our business. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC.

Liquidity and Capital Resources

	Ending Balance September 30,		Average Balance during fiscal
	2016	2015	2016	2015
Cash	$21,694,000	$24,642,000	$22,227,000	$23,691,750
Receivables from broker-dealers and clearing organizations	3,357,000	3,078,000	3,315,250	3,568,750
Securities owned - at fair value	2,357,000	887,000	1,274,250	1,179,000

Accrued commissions and payroll payable, accounts payable and other accrued expenses	19,106,000	16,846,000	16,722,750	16,929,500

At both September 30, 2016 and 2015, 45% of our total assets consisted of cash, securities owned and receivables from clearing brokers and other broker-dealers. The level of cash used in each asset class is subject to fluctuation based on market volatility, revenue production and trading activity in the marketplace.

In addition, as registered broker-dealers and members of FINRA, the Broker-Dealer Subsidiaries are subject to the SEC's Uniform Net Capital Rule 15c3-1 (the “Rule”), which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer's position in securities, be valued in a conservative manner so as to avoid overstating of the broker-dealer's net capital.

National Securities is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) (the Rule), which, among other things, requires the maintenance of minimum net capital. At September 30, 2016, National Securities had net capital of $6,224,995 which was $5,974,995 in excess of its required net capital of $250,000. National Securities is exempt from the provisions of Rule 15c-3-3 since it is an introducing broker-dealer that clears all transactions on a fully disclosed basis and promptly transmits all customer funds and securities to clearing brokers.

vFinance Investments is also subject to the Rule, which, among other things, requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At September 30, 2016, vFinance Investments had net capital of $2,202,544 which was $1,202,544 in excess of its required net capital of $1,000,000. vFinance Investments ratio of aggregate indebtedness to net capital was .8 to 1. vFinance Investments is exempt from the provisions of Rule 15c-3-3 since it is an introducing broker-dealer that clears all transactions on a fully disclosed basis and promptly transmits all customer funds and securities to clearing brokers.

Advances, dividend payments and other equity withdrawals from the Broker-Dealer Subsidiaries are restricted by the regulations of the SEC and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to us. During 2016 and 2015, the Broker-Dealer Subsidiaries were in compliance with the rules governing dividend payments and other equity withdrawals.

We extend unsecured credit in the normal course of business to our brokers. The determination of the appropriate amount of the reserve for uncollectible accounts is based upon a review of the amount of credit extended, the length of time each receivable has been outstanding, and the specific individual brokers from whom the receivables are due.

The objective of liquidity management is to ensure that we have ready access to sufficient funds to meet commitments, fund deposit withdrawals and efficiently provide for the credit needs of customers.

Our primary sources of liquidity include our cash flow from operations and the sale of our securities and other financing activities. We believe that we have sufficient funds from operations to fund our ongoing operating requirements through at least 2017. However, we may need to raise funds to enhance our working capital and for strategic purposes.

At September 30, 2016, National Holdings Corporation had no interest-bearing debt.

We do not have any material commitments for capital expenditures. We routinely purchase computer equipment and technology to maintain or enhance the productivity of our employees and such capital expenditures have amounted to $932,000 and $254,000 during fiscal years 2016 and 2015, respectively.

	Year ended September 30,
	2016	2015
Cash flows from operating activities
Net (Loss) Income	$(5,559,000)	$285,000
Depreciation and amortization	1,213,000	1,127,000
Deferred tax expense	2,704,000	263,000
Amortization of forgivable loans	788,000	538,000
Stock-based compensation	211,000	590,000
Other	864,000	62,000

Changes in operating assets and liabilities
Receivables from clearing organizations, broker-dealers and others	(2,162,000)	1,959,000
Forgivable loans	(1,132,000)	(1,257,000)
Accounts payable and accrued expenses and other liabilities	2,012,000	(2,933,000)
Other	(1,381,000)	(58,000)
Net cash (used in) provided by operating activities	(2,442,000)	576,000

Cash flows from investing activities
Purchase of fixed assets	(420,000)	(254,000)
Net cash used in investing activities	(420,000)	(254,000)

Cash flows from financing activities
Repurchase of shares of common stock	(86,000)	(145,000)
Net cash used in by financing activities	(86,000)	(145,000)
Net (decrease) increase in cash	$(2,948,000)	$177,000

Year ended September 30, 2016

The increase in receivables from clearing organizations, broker-dealers and others at September 30, 2016 as compared to September 30, 2015 is primarily due to the higher revenues in September 2016 as compared to September 2015. These receivables are typically received within 30 days of the close of the month. The increase in forgivable loans in fiscal 2016 as compared 2015 is a result of an increase in loans associated with the engagement of new brokers. The increase in accounts payable, accrued expenses and other liabilities at September 30, 2016 as compared to September 30, 2015 is primarily due to higher commissions payable resulting from higher revenues at September 30, 2016 as compared to September 30, 2015. The increase in Other at September 30, 2016 as compared to September 30, 2015 is primarily due to higher positions of securities held at September 30, 2016 as compared to September 30, 2015.

Cash used in investing activities during fiscal year 2016 is attributable to cash used to acquire fixed assets, primarily consisting of computer equipment.

Cash used in financing activities during fiscal year 2016 consists of the repurchase of our common stock.

Year ended September 30, 2015

The decrease in receivables from clearing organizations, broker-dealers and others at September 30, 2015 as compared to September 30, 2014 is primarily due to the lower revenues in September 2015 as compared to September 2014. These receivables are typically received within 30 days of the close of the month. The increase in forgivable loans in fiscal 2015 as compared 2014 is a result of an increase in payments associated with the engagement of new brokers. The decrease in accounts payable, accrued expenses and other liabilities at September 30, 2015 as compared to September 30, 2014 is primarily due to the reduction in commissions payable resulting from lower revenues at September 30, 2015 as compared to September 30, 2014 and the reduction of income tax liabilities offset by an increase in vendor payables.

Cash used in investing activities during fiscal year 2015 is attributable to cash used to acquire fixed assets, primarily consisting of computer equipment.

Cash used in financing activities during fiscal year 2015 consists of the repurchase of our common stock.

Operating cash flows from period to period

Our cash flows from operating activities declined to $(2,442,000) from $576,000 for fiscal years 2016 and 2015, respectively. Such decrease is primarily attributable to the following:

●	Costs incurred related to the Fortress transaction; and

●	Aforementioned changes in assets and liabilities during the respective periods.

Inflation

We believe that the effect of inflation on our assets, consisting of cash, securities, office equipment, leasehold improvements and computers has not been significant.

Off-Balance Sheet Arrangements

We do not have any off-balance-sheet arrangements (as defined in Regulation S-K 303(a)(4)(ii)) that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

New Accounting Guidance

In July 2013, the Financial Accounting Standards Board ("FASB") issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The update requires the netting of unrecognized tax benefits against a deferred tax asset for the loss or other carryforward that would apply in settlement of the uncertain tax positions. The new guidance was effective for us beginning October 1, 2014. The adoption did not have any impact on our financial statements.

In April 2014, the FASB issued ASU 2014-8, which changes the requirement for reporting discontinued operations. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has, or will have, a major effect on an entity's operations and financial results. ASU 2014-08, which is to be applied prospectively to all new disposals of components and new classifications as held for sale, became effective in annual periods beginning on or after December 15, 2014 and interim periods within those annual periods with early adoption allowed. We adopted ASU 2014-08 on October 1, 2015, which did not have any impact on our financial statements.

In May 2014, the FASB issued an accounting standard update on revenue recognition. The new guidance creates a single, principle-based model for revenue recognition and expands and improves disclosures about revenue. The new guidance is effective for us beginning October 1, 2018, and must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. We are currently evaluating the potential impact of this standard on our financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718), which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 will become effective for us beginning October 1, 2016 and early adoption is permitted. We do not anticipate that the adoption of ASU 2014-08 will have a material impact on our financial statements.

In February 2015, the FASB issued ASU 2015-02, "Amendments to the Consolidation Analysis", which is effective for fiscal years and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted. ASU 2015-02 amends the assessment whether a limited partnership is a variable interest entity; the effect that fees paid to a decision maker have on the consolidation analysis; how variable interests held by a reporting entity's related parties or de facto agents affect its consolidation conclusion; and for entities other than limited partnerships, clarifies how to determine whether the equity holders as a group have power over an entity. In fiscal year 2015, we early adopted ASU 2015-02 (see Note 2 of our consolidated financial statements, "Summary of Significant Accounting Policies" - Variable Interest Entities).

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for us beginning October 1, 2019 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. We are currently assessing the impact that the adoption of ASU 2016-02 will have on our financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for us beginning October 1, 2017 for both interim and annual reporting periods. We are currently assessing the impact that the adoption of ASU 2016-09 will have on our financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments”. ASU 2016-15 reduces the diversity of how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The standard is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted. The ASU should be applied retrospectively to all periods presented. We do not anticipate that the adoption of ASU 2016-15 will have a material impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk arises from the fact that we engage in proprietary trading and make dealer markets in equity securities. Accordingly, we may be required to maintain certain amounts of inventories in order to facilitate customer order flow. We may incur losses as a result of price movements in these inventories due to changes in interest rates, foreign exchange rates, equity prices and other political factors. We are not subject to direct market risk due to changes in foreign exchange rates. However, we are subject to market risk as a result of changes in interest rates and equity prices, which are affected by global economic conditions. We manage our exposure to market risk by limiting our net long or short positions. Trading and inventory accounts are monitored daily by management and we have instituted position limits.

Credit risk represents the amount of accounting loss we could incur if counterparties to our proprietary transactions fail to perform and the value of any collateral proves inadequate. Although credit risk relating to various financing activities is reduced by the industry practice of obtaining and maintaining collateral, we maintain more stringent requirements to further reduce our exposure. We monitor our exposure to counterparty risk on a daily basis by using credit exposure information and monitoring collateral values. We maintain a credit committee, which reviews margin requirements for large or concentrated accounts and sets higher requirements or requires a reduction of either the level of margin debt or investment in high-risk securities or, in some cases, requiring the transfer of the account to another broker-dealer.

We monitor our market and credit risks daily through internal control procedures designed to identify and evaluate the various risks to which we are exposed. There can be no assurance, however, that our risk management procedures and internal controls will prevent losses from occurring as a result of such risks.

The following table shows the fair values of our securities owned and securities sold, but not yet purchased as of September 30, 2016 and 2015:

September 30, 2016	Securities owned	Securities sold, but not yet purchased
Corporate stocks	$101,000	$298,000
Municipal bonds	2,111,000	-
Restricted stock	145,000	-
Total	$2,357,000	$298,000

September 30, 2015	Securities owned	Securities sold, but not yet purchased
Corporate stocks	$44,000	$32,000
Municipal bonds	638,000	-
Restricted stock	205,000	-
Total	$887,000	$32,000

BUSINESS

 General

We operate through our wholly-owned subsidiaries, which principally provide financial services. Through our broker-dealer and investment advisory subsidiaries, we (1) offer full service retail brokerage to individual, corporate and institutional clients, (2) provide investment banking, merger and acquisition and advisory services to micro, small and mid-cap high growth companies, (3) engage in trading securities, including making markets in micro and small-cap NASDAQ and other exchange listed stocks and (4) provide liquidity in the United States Treasury marketplace.

Our broker-dealer subsidiaries consist of National Securities Corporation (“National Securities” or “NSC”), and vFinance Investments, Inc. (“vFinance Investments”) (collectively, the “Broker-Dealer Subsidiaries”). The Broker-Dealer Subsidiaries conduct a national securities brokerage business through their main offices in New York City, New York, Boca Raton, Florida, and Seattle, Washington. Our Broker-Dealer Subsidiaries are introducing brokers and clear all transactions through clearing organizations, on a fully-disclosed basis. The Broker-Dealer Subsidiaries are registered with the SEC and the CFTC, and are members of FINRA, the SIPC and the NFA.

Our brokers operate either as independent contractors or employees. An independent contractor registered representative, who becomes an affiliate of a Broker-Dealer Subsidiary, typically establishes his or her own office and is responsible for the payment of expenses associated with the operation of such office, including rent, utilities, furniture, computer and other equipment, market data, software and general office supplies. As a result, the independent contractor registered representative is entitled to retain a higher percentage of the commissions generated by his or her sales than a registered representative employee at a traditional employee-based brokerage firm. This arrangement allows us to operate with a reduced amount of fixed costs and lowers the risk of operational losses for lower production registered representatives. A registered representative employee is provided with office space, technology, regulatory support and administrative support in exchange for a lower retention percentage of his or her production.

Our wholly-owned subsidiary, National Asset Management, Inc. (“NAM”), is a federally-registered investment advisor providing asset management advisory services to retail clients for a fee based upon a percentage of assets managed.

Our wholly-owned subsidiaries, National Insurance Corporation (“National Insurance”) and Prime Financial Services (“Prime Financial”), provide fixed insurance products to their clients, including life insurance, disability insurance, long-term care insurance and fixed annuities.

Our wholly-owned subsidiary, Gilman Ciocia, Inc. ("Gilman"), provides tax preparation services to individuals, predominantly in the middle and upper income tax brackets and accounting services to small and midsize companies.

Our wholly-owned subsidiary, GC Capital Corporation (“GC”), provides licensed mortgage brokerage services in New York and Florida.

Clearing Relationships

The Broker-Dealer Subsidiaries have clearing arrangements with National Financial Services, LLC (“NFS”), COR Clearing, LLC (“COR”), Industrial and Commercial Bank of China Financial Services, LLC (“ICBC”), Rosenthal Collins Group, LLC (“Rosenthal”), R.J. O’Brien & Associates, LLC (“RJO”), Gain Capital Group, LLC (“GCG”) and Archer Daniels Midland Investor Services, Inc. (“ADM”).

Financial Information about Industry Segments

We realized approximately 81% of our total revenues in the 2016 fiscal year from brokerage services, principal and agency transactions, and investment banking. During fiscal year 2016, brokerage services consisting of retail brokerage commissions represented 55% of our total revenues, principal and agency transactions consisting of net dealer inventory gains represented 6% of our total revenues, and investment banking, consisting of corporate finance commissions and fees, represented 20% of our total revenues. For a more detailed analysis of our results by segment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Brokerage Services

The Broker-Dealer Subsidiaries are each registered as a broker-dealer with the SEC and are licensed in all 50 states, the District of Columbia and Puerto Rico. The Broker-Dealer Subsidiaries are also members of FINRA, SIPC, the Municipal Securities Rulemaking Board (“MSRB”) and NFA.

Investment executives are given broad discretion to structure their own practices and to specialize in different areas of the securities market subject to supervisory procedures and applicable rules and regulations. In addition, investment executives have direct access to research materials, management, traders, and all levels of support personnel.

The brokerage services provided by our registered representatives and investment advisors include execution of purchases and sales of stocks, options, bonds, mutual funds, annuities and various other securities for individual and institutional customers. In fiscal year 2016, stocks and options represented approximately 51% of our business, bonds represented approximately 2% of our business, and mutual funds, annuities and various other securities made up approximately 17% of our business. The percentage of each type of business varies over time as the investment preferences of our customers change based on market conditions.

Typically, our Broker-Dealer Subsidiaries do not recommend particular securities to customers. Rather, recommendations to customers are determined by individual investment executives based upon their own research and analysis, subject to applicable FINRA customer suitability standards. Most investment executives perform fundamental (as opposed to technical) analysis. Solicitations are made by telephone, email, seminars or newsletters.

Our Broker-Dealer Subsidiaries generally act as an agent in executing customer orders to buy or sell listed and over-the-counter securities in which we do not make a market, and charge commissions based on the services we provide to our customers. In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. We believe our mark-ups, mark-downs and commissions are competitive based on the services we provide to our customers. The commission charges and mark-ups or mark-downs must be in compliance with guidelines established by FINRA. In order to increase revenues generated from these activities, we continuously seek to hire additional registered representatives and work with our current registered representatives to increase their productivity.

Payments to both our independent and employee registered representatives are based on commissions generated and represent a variable cost rather than a fixed cost of operating our business. Commission expense represents a significant majority of our total expenses. We work to control our fixed costs in order to achieve profitability based upon our expectation of market conditions and the related level of revenues. Historically, most of our investment executives served as independent contractors responsible for providing their own office facilities, sales assistants, telephone, Internet, computer and other equipment, software, market data, supplies and other items of overhead. As of September 30, 2016, we had a total of approximately 1,150 associates of which approximately 320 were employees and 830 were independent contractors. Of these, approximately 770 were registered representatives. Persons who have entered into independent contractor agreements are not considered employees for purposes of determining our obligations for federal and state withholding, unemployment and social security taxes.

Investment executives in the brokerage industry are traditionally compensated on the basis of set percentages of total commissions and mark-ups generated. Most brokerage firms bear substantially all of the costs of maintaining their sales forces, including providing office space, sales assistants, telephone and Internet service, computers and other equipment and supplies.

The average commission paid to employee investment executives in the brokerage industry generally ranges from 30% to 50% of total commissions generated.

Since we require a majority of our investment executives to absorb their own overhead and expenses, we pay a higher percentage of the net commissions and mark-ups generated by our investment executives, as compared to traditional investment executives in the brokerage industry. This arrangement also reduces fixed costs and lowers the risk of operational losses for lower or non-producing brokers. Our operations include execution of orders, processing of transactions, internal financial controls, supervision and compliance with regulatory and legal requirements.

Our business plan includes the growth of our retail and institutional brokerage business, while recognizing the volatility of the financial markets. In response to historical market fluctuations, we have periodically adjusted certain business activities, including proprietary trading and market-making trading. We believe that consolidation within the industry may occur and we may consider strategic acquisitions in the future, but we are focused on generating positive cash flow and maintaining profitability of our current operations.

Periodic reviews of controls are conducted and supervision, administrative and operations personnel meet frequently with management to review operating conditions. Compliance, supervision and operations personnel monitor compliance with applicable laws, rules and regulations.

Broker Dealer Trading

Our Broker-Dealer Subsidiaries buy and may maintain inventories in equity securities as “market-makers” for sale of those securities to other dealers and to our customers. We may also maintain inventories in corporate, government and municipal debt securities for sale to customers. The level of our market-making trading activities will increase or decrease depending on the relative strength or weakness of the broader markets. As of September 30, 2016, we made markets in approximately 1,000 micro and small-cap NASDAQ and other exchange-listed and over the counter quoted stocks. We anticipate that we will continue market-making trading activity in the future, which may include securities of companies for which we managed or co-managed a public offering.

Our trading departments require a commitment of capital. Most principal transactions place our capital at risk. Profits and losses are dependent upon the skill of the traders, price movements, trading activity and the size of inventories. Since our trading activities occasionally may involve speculative and thinly-capitalized stocks, including stabilizing the market for securities which we have underwritten, we impose position limits to reduce our potential for loss.

In executing customer orders to buy or sell a security in which we make a market, we may sell to, or purchase from, customers at a price that is substantially equal to the current inter-dealer market price plus or minus a mark-up or mark-down. We may also act as agent and execute a customer’s purchase or sale order with another broker-dealer market-maker at the best inter-dealer market price available and charge a commission. We believe our mark-ups, mark-downs and commissions are competitive based on various factors including the services we provide to our customers.

Investment Banking

We provide corporate finance and investment banking services, including underwriting the sale of securities to the public in both initial and follow-on offering and arranging for the private placement of securities with investors. Our investment banking services require a short term commitment of capital. Our corporate finance operations provide a broad range of financial and corporate advisory services, including mergers and acquisitions, project financing, capital structure and specific financing opportunities. Corporate finance revenues are generated from capital raising transactions of equity and debt securities and fees for strategic advisory services. Recognizing the diversity of our clients, we plan to work closely with our independent advisors to identify key additional investment banking verticals that we can strengthen to enhance our offerings to our clients.

Among the areas in which we intend to enhance our presence is biotechnology and healthcare. We already have a very successful emerging biotechnology and healthcare investment banking business, which accounted for approximately 30% of all investment banking revenues for the year ended September 30, 2016. Investment banking revenues during the 12-month period ended September 30, 2016 on account of financings conducted by us for Fortress and its affiliated companies, conducted at arms-length by the two independent businesses, represented approximately 50% of our biotech investment banking revenues. We believe that additional financings conducted by us for Fortress and its affiliated companies will continue to be a profitable and growing line of business for us. We also plan to seek to build and enhance our biotech business to enable us to participate in a broader range of biotech financings, including building a biotech sell-side analyst team.

On October 26, 2016, we announced that our healthcare related investment banking and research businesses will operate under the name OPN Capital Markets. We believe that with our contacts (and those of Fortress) in the biotech community, we can attract to our company key biotech investment bankers as well as make introductions to biotech companies seeking financing. We also believe that the proprietary offerings of our company and Fortress, and the access to the biotech industry relationships of Fortress that our company has now that the Offer has closed, provides us with the opportunity to significantly grow revenues from our biotech investment banking business.

Investment Advisory Services

NAM, a SEC-registered investment advisor, offers advisory services described below to clients in various programs. Under such customized engagements, clients authorize NAM to purchase and sell securities on a discretionary or non-discretionary basis (depending on the program) pursuant to investment objectives chosen by the client. The client’s Investment Advisory Representative (“IAR”) obtains the essential facts from the client, and assists in determining the appropriate program. The IAR provides ongoing investment advice and management that is tailored to the individual needs of the client through a review of the investment profile and objectives of the client. Depending on the program selected and the client’s profile and objectives, the types of securities that may be purchased or sold include mutual funds, ETFs, equities, options, fixed income securities, structured notes, interests in partnerships such as real estate, oil and gas, as well as management of variable annuity sub-accounts. Clients generally may impose reasonable restrictions on investing in certain securities or groups of securities.

NAM receives compensation from clients through fees based upon the amount of assets under management, administrative fees and, in some instances, hourly fees, fixed fees, performance-based fees or carried interest. IARs receive a portion of the fees in accordance with their contract with NAM. A NAM IAR may also be a registered representative with National Securities, a subsidiary of the Company and an affiliate of NAM, and therefore can establish and service brokerage accounts for NAM clients.

Programs currently offered by NAM include:

●	The Portfolio Advisor Program, pursuant to which the client’s IAR manages individual client accounts through various investments on a discretionary basis;

●

The Portfolio Advisor Plus Program, in which the client’s IAR manages individual client accounts through various investments on a discretionary basis, with an alternative pricing structure whereby qualified clients may pay a performance-based fee in addition to an asset-based fee;

●

The Morningstar Managed Portfolios Program, a proprietary program offered through Morningstar Investment Services, Inc., consisting of multiple investment strategies with multiple portfolios intended for a range of clients based on such factors as age, financial situation, time horizon, risk tolerance and any reasonable restrictions that the client may place on the portfolio selected for the account;

●

The Investment Advisor Program, pursuant to which IARs provide advisory services with respect to variable annuity products, plans such as 401(k)s, 403(b)s, mutual funds, and retirement funds, as well as individually managed client accounts;

●	financial planning, offered for a flat fee or an hourly rate;

●	discretionary management services for private funds;

●	retirement solutions provided to plan providers, plan sponsors, and participants through various products, services and custodial platforms, including FOLIO Institutional;

●

wrap programs, using a platform offered by Envestnet Asset Management, Inc., an SEC registered investment adviser and turnkey asset management platform provider; the Envestnet platform provides wealth management technology for registered investment advisers along with asset management programs;

●

a unified managed account program (a unified managed account refers to an account that combines investment vehicles and one or more independent money managers into a single or “unified” managed account) using Foliofn Investments, Inc.; Foliofn is a custodian that offers a fractionalized share trading platform which enables investors to diversify investments across multiple securities; and

●	a program utilizing the FTJ FundChoice Program, in which NAM serves as the advisor for the client on a non-discretionary basis.

NAM operates its programs as directed brokerage subject to most favorable execution of client transactions. NAM does not require a client to utilize any particular broker/custodian and currently has relationships with a number of brokers/custodians that provide brokerage, clearing and custody services to clients in the programs. The choice of which broker/custodian to utilize is determined by the client in consultation with their IAR, and a client enters into a separate contractual relationship with the selected broker/custodian. Based on the client’s selection, all transactions for their accounts are then placed through the selected broker-dealer. NAM’s clients may pay ticket charges for brokerage services according to the agreement between the client and the selected custodian.

Clients may elect to use National Securities as their broker-dealer for certain programs. National Securities maintains a clearing arrangement with NFS to execute transactions at negotiated clearing rates. NSC receives a portion of ticket charges paid by NAM’s clients for trades executed through National Securities. NAM does not receive any compensation for such brokerage services.

NAM may combine multiple orders for shares of the same securities purchased for advisory accounts. NAM then allocates a portion of the shares to participating accounts in a fair and equitable manner. NAM does this to obtain, to the extent possible, the optimal execution for clients. The distribution of the shares purchased is typically pro rata based on size of the orders placed for each account. It is not based on account performance or the amount or structure of management fees. When NAM IARs combine orders, each participating account pays an average price per share for all transactions and pays a proportionate share of all transaction costs. Accounts owned by associated IARs may participate in block trading with client accounts; however, they will receive an allocation only after all client orders are filled.

Institutional Services

A critical element of our business strategy is to identify institutional quality investments that offer above-market returns. We support that mission by providing institutional investment managers, primarily hedge fund managers, a complete array of services designed to enhance portfolio performance. Hedge funds represent a segment of the money management market and by definition are focused on achieving positive returns for their investors while controlling risk. We offer fund managers access to investment opportunities and independent research products. Additionally, we offer fund managers the ability to reduce their transaction costs by offering them access to our trading desk for illiquid securities and automated trading systems for their liquid transactions as well as special execution services using volume weighted averages and average pricing for micro and small-cap stocks. We believe that our investment executives engaged in institutional services have a mutually beneficial relationship with our Investment Banking Division ("IBD") as fund managers looking for investment opportunities, fund IBD's corporate clients. Our relationships with fund managers may create opportunities to increase the number and breadth of IBD clients.

Administration, Operations, Securities Transactions Processing and Customer Accounts

Our Broker-Dealer Subsidiaries do not hold any funds or securities for customers. Rather, they use the services of clearing agents on a fully-disclosed basis. These clearing agents process securities transactions and maintain customer accounts. In addition to transactions executed through our clearing agents, our Broker Dealer Subsidiaries also conduct direct business. Customer accounts are protected through SIPC for up to $500,000, of which coverage for cash balances is limited to $250,000. In addition to SIPC protection, NFS, our primary clearing agent, provides brokerage accounts additional “excess of SIPC” coverage from Lloyd’s of London, together with other insurers. The “excess of SIPC” coverage would only be used when SIPC coverage is exhausted. Like SIPC protection, “excess of SIPC” protection does not cover investment losses in customer accounts due to market fluctuations. It also does not cover other claims for losses incurred while the firms remain in business. Total aggregate “excess of SIPC” coverage available on all accounts held at National Financial Services is $1.0 billion. Within the “excess of SIPC” coverage, there is no per-account dollar limit on coverage of securities, just a per-account limit of $1.9 million on coverage of cash.

Tax Preparation and Accounting Services

We provide tax preparation and small business accounting services through our wholly-owned subsidiary, Gilman. Tax preparation business is conducted predominantly during the period from February through April of each year. During the 2016 tax year season, Gilman prepared approximately 20,000 federal, state and local income tax returns.

We believe that we offer clients a cost effective and proactive tax preparation and tax planning service. Gilman’s volume allows it to provide uniform services at competitive prices. In addition, as compared to certain of its competitors that are open only during tax season, all of Gilman’s offices are open year round to provide financial planning and other services to our clients.

Gilman’s tax preparers are generally not certified public accountants, attorneys or enrolled agents. Therefore, they are limited in the representation that they can provide to clients in the event of an audit by the IRS.

Competition

We are engaged in a highly-competitive business. With respect to one or more aspects of our business, our competitors include member organizations of the New York Stock Exchange and other registered securities exchanges in the United States and Canada, the U.K. and Europe and members of FINRA. Many of these organizations have substantially greater personnel and financial resources and more sales offices than us. Discount brokerage firms affiliated with commercial banks provide additional competition, as well as companies that provide electronic on-line trading. In many instances, we are also competing directly for customer funds with investment opportunities offered by the real estate, insurance, banking, and savings & loans industries.

The securities industry has become considerably more concentrated and more competitive since we were founded, as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but with substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than ours.

Since the adoption of the Gramm-Leach-Bliley Act of 1999, commercial banks and thrift institutions have been able to engage in traditional brokerage and investment banking services, thus increasing competition in the securities industry and potentially increasing the rate of consolidation in the securities industry.

We also compete with other securities firms for successful sales representatives, securities traders and investment bankers. Competition for qualified employees and independent contractors in the financial services industry is intense. Our continued ability to compete effectively depends on our ability to attract new employees and independent contractors and to retain and motivate our existing employees and independent contractors. For a further discussion of risks facing our company, please see “Risk Factors.”

In addition, our tax preparation business is also subject to extensive competition. We compete with national tax return preparers, such as H&R Block, Jackson Hewitt and Liberty Tax. The remainder of the tax preparation industry is highly-fragmented and includes regional tax preparation services, accountants, attorneys, small independently-owned companies, and financial service institutions that prepare tax returns as ancillary parts of their business. To a much lesser extent, we compete with the on-line and software self-preparer market.

Government Regulation and Supervision

Our Broker-Dealer Subsidiaries and our investment adviser businesses are subject to extensive regulation by the SEC, FINRA, NFA, state securities regulators and other governmental regulatory authorities. The principal purpose of these regulations is the protection of customers and the securities markets. The SEC is the federal agency charged with the administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, such as FINRA, that adopt rules, subject to approval by the SEC, which govern their members and conduct periodic examinations of member firms’ operations. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. All of the Broker-Dealer Subsidiaries are registered broker-dealers with the SEC and are members of FINRA. They are licensed to conduct activities as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico.

In addition, as registered broker-dealers and members of FINRA, the Broker-Dealer Subsidiaries are subject to the SEC’s Uniform Net Capital Rule 15c3-1, which is designed to measure the general financial integrity and liquidity of a broker-dealer and requires the maintenance of minimum net capital. Net capital is defined as the net worth of a broker-dealer subject to certain adjustments. In computing net capital, various adjustments are made to net worth that exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer’s position in securities, be valued in a conservative manner so as to avoid overstating of the broker-dealer’s net capital.

In February 2015, pursuant to a directive from FINRA, National Securities reverted back to using the alternative method of computing net capital from the aggregate indebtedness method. At September 30, 2016, National Securities had net capital of $6,224,995, which was $5,974,995 in excess of its required net capital of $250,000.

vFinance Investments is also subject to Rule 15c3-1, which, among other things, requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At September 30, 2016, vFinance Investments had net capital of $2,202,544, which was $1,202,544 in excess of its required net capital of $1,000,000. vFinance Investments ratio of aggregate indebtedness to net capital was .8 to 1%.

Each of National Securities and vFinance Investments is exempt from the provisions of Rule 15c-3-3, since it is an introducing broker-dealer that clears all transactions on a fully disclosed basis and promptly transmits all customer funds and securities to clearing brokers. Calculations of net capital and claimed exemptions are reviewed by an independent audit firm on an annual basis.

Our tax preparation business is also subject to extensive regulation. Federal legislation requires income tax return preparers to, among other things, register as a tax preparer, set forth their signatures and identification numbers on all tax returns prepared by them, and retain all tax returns prepared by them for three years. Federal laws also subject income tax preparers to accuracy-related penalties in connection with the preparation of income tax returns. Preparers may be prohibited from further acting as income tax return preparers if they continuously and repeatedly engage in specified misconduct. In addition, authorized IRS e-filer providers are required to comply with certain rules and regulations, as per IRS Publication 1345 and other notices of the IRS applicable to e-filing.

IRS regulations require among other things, that all tax return preparers use a Preparer Tax Identification Number (“PTIN”) as their identifying number on federal tax returns filed after December 31, 2010; require all tax return preparers to be authorized to practice before the IRS as a prerequisite to obtaining or renewing a PTIN; causing all previous issued PTIN’s to expire on December 31, 2010 unless properly renewed; allowing the IRS to conduct tax compliance checks on tax return preparers; and defining the individuals who are considered “tax return preparers” for the PTIN applicants. The IRS also conducts background checks on PTIN applicants.

The Gramm-Leach-Bliley Act and related Federal Trade Commission regulations require us to adopt and disclose customer privacy policies.

Application of Laws and Rules to Internet Business and Other Online Services

Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. When the Securities Act of 1933, as amended (the “Securities Act”), which governs the offer and sale of securities, and the Exchange Act, which governs, among other things, the operation of the securities markets and broker-dealers, were enacted, such acts did not contemplate the conduct of a securities business through the Internet and other online services. The recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, FINRA and other regulatory agencies.

Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

As our services through our subsidiaries are available over the Internet in multiple jurisdictions and we have numerous clients residing in these jurisdictions, these jurisdictions may claim that our subsidiaries are required to qualify to do business as a foreign corporation in each such jurisdiction. While our Broker-Dealer Subsidiaries are currently registered as broker-dealers in the jurisdictions described in this prospectus, all of our subsidiaries are qualified to do business as corporations in only a few international jurisdictions. Failure to qualify as an out-of-state or foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify.

Intellectual Property

We own the following federally registered marks: vFinance, Inc.®, vFinance.com, Inc.®, AngelSearch® and Gilman Ciocia®.

Employees

As of September 30, 2016, our personnel consisted of the following:

Position	Salaried Employees	Independent Contractors	Total
Officers	12	—	12
Administration	181	214	395
Brokers	24	595	619
Traders	24	1	25
Investment Bankers	9	1	10
Advisors	—	9	9
Accountants and tax preparers	70	10	80
Totals	320	830	1,150

None of our personnel are covered by a collective bargaining agreement. We consider our relationships with our employees to be good. Any future increase in the number of employees will depend upon the growth of our business. Our registered representatives are required to take examinations administered by FINRA and state authorities in order to qualify to transact business and are required to enter into agreements with us obligating them, among other things, to adhere to industry rules and regulations, our subsidiaries’ supervisory procedures and not to solicit other employees or brokers in the event of termination.

Seasonality and Backlog

Other than our tax preparation business, we are not subject to significant seasonal fluctuations, and there are no material backlogs in our business. Because most tax returns are filed during the period from February through April of each year, most revenues from our tax preparation and related services and products will be earned during this period.

Research and Development and Environmental Matters

We did not incur any research and development expenses during the last two fiscal years. We do not incur any significant costs or experience any significant effects as a result of compliance with federal, state and local environmental laws.

Reports to Security Holders

We maintain a website with the address www.nhldcorp.com. We make available free of charge through our Internet website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and any amendments thereto, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this prospectus. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for information on the Public Reference Room. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Properties

We own no real property. Our corporate headquarters are in space leased by us in New York, New York and Boca Raton, Florida. Independent contractors individually lease the branch offices that are operated by those independent contractors. We also lease additional office space, all of which is shown in the table below.

Leases expire at various times through October 2026. We believe the rent at each of our locations is reasonable based on current market rates and conditions. We consider the facilities of our company and those of our subsidiaries to be reasonably insured and adequate for the foreseeable needs of our company and our subsidiaries.

The following chart provides information related to these lease obligations as of September 30, 2016:

Address	Approximate Square Footage	Approximate Annual Base Lease Rental	Note	Lease Termination Date
410 Park Ave, 14th Floor, New York, NY	11,885	$594,250		30-Oct-18
600 University Street, Suite 2900, Seattle, WA	7,620	$295,275		31-Oct-26
2875 NE 191st Street, Suite 601, Aventura, FL	5,208	$245,806		31-May-21
1200 N. Federal Highway, Suite 400, Boca Raton, FL	11,510	$207,525		31-Aug-21
111 South Wacker Drive, Chicago, IL	4,544	$143,136	(a)	16-Apr-17
35-30 Francis Lewis Blvd., Suite 205, Flushing, NY	4,600	$138,000		31-Aug-21
901 E. Las Olas Blvd., Fort Lauderdale, FL	3,911	$134,150		Three months notice
14802 N. Dale Mabry Blvd., Suite 101, Tampa, FL	5,000	$133,108		31-Dec-16
2424 N. Federal Highway, Suite 200, Boca Raton, FL	6,075	$112,072	(b)	31-Dec-16
4000 Rt. 66, Suite 331, Tinton Falls, NJ	4,258	$89,418		30-Nov-20
11 Raymond Ave, Suite 22, Poughkeepsie, NY	3,558	$94,572		30-Jun-18
540 Gidney Ave, Newburgh, NY	4,535	$95,034		30-Jun-21
500 Portion Rd, Suite 2 & 4, Lake Ronkonkoma, NY	4,727	$88,638		1-Jan-18
181 East Jericho Turnpike, 2nd Floor, Mineola, NY	3,165	$81,499		30-Apr-25
7370 College Parkway, Fort Meyers, FL	3,749	$71,718		30-Nov-19
20 Squadron Blvd., Suite 103, New City, NY	2,149	$75,579		31-Aug-19
3535 Military Trail, Suite 201/202, Jupiter, FL	2,944	$63,296		Six months notice
1550-1556 Third Ave, Suite 103, New York, NY	1,212	$64,884		30-Nov-17
5839 Main St, Williamsville, NY	3,159	$63,875		31-Dec-18
2800 Bruckner Blvd., Suite 205, Bronx, NY	2,500	$60,833		30-Jun-21
28050 US Hwy 19 North, Suite 300, Clearwater, FL	3,165	$58,679		30-Apr-20
970 N. Congress Ave, Suite 200, Boynton Beach, FL	2,702	$54,472		30-Jun-17
11 Raymond Ave, Suite 21, Poughkeepsie, NY	2,200	$53,016		31-Jul-20
2619 Emmons Ave, Unit 303, Brooklyn, NY	1,500	$42,796		Six months notice
1580 South Main Street, Suite 101, Boerne, TX	2,224	$42,256		28-Feb-17
1501 W. Fairbanks Ave, Winter Park, FL	1,840	$38,340		Six months notice
5959 Central Ave, Suite 100, St Petersburg, FL	1,859	$34,796		30-Apr-17
5550 Merrick Rd, Suite 300, Massapequa, NY	1,575	$31,908		Six months notice
5103 Memorial Highway, Tampa, FL	2,190	$32,100		28-Feb-17
982 Main St, Fishkill, NY	1,500	$27,876		31-Dec-16
3301 Bonita Beach Rd, Suite 107, Bonita Beach, FL	1,740	$28,588		31-Aug-17
44 Stelton Rd, Suite 235, Piscataway, NJ	1,242	$23,158		month to month
3265 Johnson Ave, Suite 201, Riverdale, NY	161	$20,700		31-Aug-17
2170 West State Road 434, Suite 376, Longwood, FL	940	$15,462		30-Sep-17

a)	This lease is sublet to an unaffiliated entity

b)	Notice of intent not to renew given to landlord as of the issuance of this prospectus

Legal Proceedings

We and our subsidiaries are defendants or respondents in various pending and threatened arbitrations, administrative proceedings and lawsuits seeking compensatory damages. Several cases have no stated alleged damages. Claim amounts are infrequently indicative of the actual amounts we will be liable for, if any. Further, we have a history of collecting amounts awarded in these types of matters from our brokers that are still affiliated, as well as from those that are no longer affiliated. Many of these claimants also seek, in addition to compensatory damages, punitive or treble damages, and all seek interest, costs and fees. These matters arise in the normal course of business. We intend to vigorously defend our company in these actions, and the ultimate outcome of these matters cannot be determined at this time.

On October 26, 2015, NAM consented to an Order of the SEC in an administrative proceeding initiated under the Investment Advisers Act of 1940 (the “Advisors Act”). The Order concerns (1) a failure to disclose to advisory clients in writing or obtain client consent to over 21,000 securities trades executed in a principal capacity, (2) a failure to report in its SEC filings and timely disclose to clients the disciplinary histories of several of its associated persons, (3) a failure to properly enforce its Code of Ethics when its then chief executive officer and several directors and employees failed to submit required reports on their personal securities trading to NAM, (4) a failure to adopt and supplement compliance policies and procedures reasonably designed to prevent violations of certain provisions of the Adviser’s Act and the rules thereunder, and (5) a failure to conduct a required annual review of its compliance policies and procedures.

NAM consented to the issuance of the Order without admitting or denying the matters set forth therein. NAM agreed to cease and desist from committing or causing any violations and any future violations of Sections 201, 204A, 206(3) and 207 of the Advisers Act and SEC Rules 204-1, 204-3, 204A-1 and 206(4)-7 thereunder. In addition, NAM agreed to the imposition of a censure, a civil monetary fine of $200,000, and certain undertakings, including the appointment of an independent compliance consultant to review and make recommendations regarding NAM’s supervisory and compliance procedures.

Liabilities for potential losses from complaints, legal actions, government investigations and proceedings are established where management believes that it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In making these decisions, management bases its judgments on its knowledge of the situations, consultations with legal counsel and its historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect management’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, management cannot predict with certainty the eventual loss or range of loss related to such matters. As of September 30, 2016 and 2015, we accrued approximately $832,000, and $817,000, respectively. These amounts are included in accounts payable and other accrued expenses in our statement of financial condition. Awards ultimately paid, if any, may be covered by our errors and omissions insurance policy. While we will vigorously defend our company in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that such matters will not have a material adverse impact on our financial position, results of operations or cash flows. We have included in “Professional fees” litigation and FINRA-related expenses of $2,472,000 and $2,057,000 for the fiscal years 2016 and 2015, respectively.

MANAGEMENT

Executive Officers and Directors

General

As of December 27, 2016, the number of members of our Board of Directors is fixed at six (6). The members of our Board of Directors as of such date are as follows:

Name	Age	Positions Held	Class and Year in Which Term Expires
Robert B. Fagenson	68	Vice Chairman of the Board, Chief Executive Officer and a Director	Class I, 2017

Michael T. Eustace	49	Director	Class I, 2017

Daniel Hume (1)(2)	49	Director	Class II, 2018

Neil Herskowitz (1)(2)	59	Director	Class II, 2018

Eli Salig (1)	67	Director	Class III, 2016

Michael S. Weiss	50	Chairman of the Board and a Director	Class II, 2018

_______________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

Set forth below is certain information regarding each of our directors and executive officers.

Robert B. Fagenson has been a member of our Board since March 2012 and has served as Vice Chairman of the Board since September 2016 and Chief Executive Officer since December 2014, and served as Executive Chairman from December 2014 to September 2016 and as Executive Co-Chairman from July 2012 to December 2014. Mr. Fagenson has spent the majority of his career at the New York Stock Exchange, where he was Managing Partner of one of largest specialist firms operating on the exchange trading floor. Having sold his firm and subsequently retired from that business in 2007, he has been CEO of Fagenson. & Co., Inc., a 50 year old broker dealer that engaged in institutional brokerage as well as investment banking and money management. On March 1, 2012, Fagenson. & Co., Inc. transferred its brokerage operation, accounts and personnel to National Securities Corporation and operates as a branch office of that firm. During his career as a member of the New York Stock Exchange beginning in 1973, he has served as a Governor on the trading floor and was elected to the New York Stock Exchange board of directors in 1993, where he served for six years, eventually becoming Vice Chairman of the Board in 1998 and 1999. He returned to the Board in 2003 and served until the Board was reconstituted with only non-industry directors in 2004. Mr. Fagenson has served on the boards of a number of public companies and presently is the Non-Executive Chairman of Document Security Systems, Inc. (NYSE MKT—DSS) and a member of the Board of Cash Technologies Corp. He is also a Director of the National Organization of Investment Professionals (NOIP). In addition to his business related activities, Mr. Fagenson, serves as Vice President and a Director of New York Services for the Handicapped, Treasurer and Director of the Centurion Foundation, Director of the Federal Law Enforcement Officers Association Foundation, Treasurer and Director of the New York City Police Museum and as a Member of the Board of the Sports and Arts in Schools Foundation. He is a Member of the alumni boards of both the Whitman School of Business and the Athletic Department at Syracuse University. He also serves in a voluntary capacity on the boards and committees of many civic, social and community organizations. Mr. Fagenson received his B.S. degree in Transportation Sciences & Finance from Syracuse University in 1970. Our Board believes that Mr. Fagenson’s extensive experience in serving on boards of directors and his leadership experience he gained by serving as Chief Executive Officer of Fagenson & Co., Inc., as well as his extensive knowledge of public company governance derived from his many years of service on the board of and as vice chairman of The New York Stock Exchange, qualifies him to serve on our Board.

Michael T. Eustace, CIM has been a member of our Board since September 2016. Mr. Eustace currently serves as a Managing Director in the Wealth Management division at UBS Financial Services and has over 20 years of experience in the financial industry. Prior to returning to UBS in December 2015, Mr. Eustace had been at Credit Suisse Securities USA, LLC since January 2009. Prior to that, he was a Senior Vice President with UBS Private Wealth Management from September 2004. Mr. Eustace started his career in 1996 with Merrill Lynch’s Private Banking and Investment Group in Washington, DC; he and the team moved to New York in 2004 in order to provide greater access to the financial markets and better serve their international clients. He worked directly with Credit Suisse’s Investment Bank in both Canada and the United States. He specializes in advising corporate clients on managing both liquid and illiquid concentrated stock strategies in a customized manner that is aligned with their long term wealth management goals. Mr. Eustace was responsible for building out and establishing Credit Suisse’s private banking in Canada from January 2013 to December 2015. Mr. Eustace and his team rejoined the International Division of UBS Financial Services in December of 2015, shortly after Credit Suisse announced it would be exiting the North American Private Banking business. Mr. Eustace is a graduate of Concordia University in Montreal, Canada where he majored in U.S. and Canadian Political Science.

Daniel Hume has been a member of our Board since September 2016. Mr. Hume is currently a partner in the New York office of the law firm Kirby McInerney, LLP, and is a member of the firm’s management committee. Mr. Hume’s practice focuses on securities, structured finance, and antitrust litigation. Mr. Hume joined the firm in 1995. Mr. Hume is admitted to the New York State Bar and federal courts around the country, including the United States District Courts for the Southern and Eastern Districts of New York, the United States Court of Appeals for the Second, Third, Fourth, and Fifth Circuits, the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, and the United States Supreme Court. Mr. Hume graduated from the State University of New York at Albany magna cum laude (B.A. Philosophy, 1988) and from Columbia Law School, where he served as Notes Editor for the Columbia Journal of Environmental Law (J.D., 1991).

Neil Herskowitz, has been a member of our Board since September 2016. Mr. Herskowitz has been a Managing Member of the ReGen group of companies since 1998, which include Riverside Contracting LLC, Riverside Claims LLC, ReGen Capital I LLC, ReGen Partners LLC, ReGen Partners I L.P. and most recently ReGen Capital Investments LLC and Riverside Claims Investments LLC. He currently serves as Chairman of the Board of Directors of Starting Point Services for Children, a not-for-profit corporation. Mr. Herskowitz has been a Director and Audit Committee member of Avenue Therapeutics, Inc. since December 2015. He has been a Director and Audit Committee member of Checkpoint Therapeutics, Inc. since August 2015. He previously served as a Director and Audit Committee Chairman at Origo Acquisition Corporation (OACQU) (formerly, CB Pharma Acquisition Corporation). He also previously served as a Director of CytRx Oncology Corporation, Alacrity Biosciences, Inc., and Innovive Pharmaceuticals. He served as a Director and Audit Committee Chairman of Chelsea Therapeutics International Ltd. (CHTP) (formerly, Ivory Capital Corp) from September 2004 to March 18, 2008. He served as a Director of TG Therapeutics, Inc. (TGTX) from July 2004 to June 2015. Mr. Herskowitz holds a B.B.A. in Finance from Bernard M. Baruch College in 1978.

Eli Salig has been a member of our Board since September 2016. Mr. Salig is currently an independent business consultant who provides mentoring and guidance to incubators and start-ups primarily on human resource issues including executive coaching and talent acquisition and management. Mr. Salig was Executive Vice President of Human Resources Outsourcing for AON Consulting from 2001 to 2007. He was the President and Co-Founder of ASI Solutions from 1978 to 2001. A human resources consulting and outsourcing organization, ASI Solutions focused on working with large companies in the recruitment, selection training and compensation of sales and customers service associates and managers. Mr. Salig’s major clients included Verizon, Morgan Stanley, Hewlett-Packard, Agilent, SBC, and Bell South. ASI Solutions became a publicly-traded company in 1997 and, after reaching $100 million annual revenue, was acquired by AON Consulting in 2001. From 1971 to 1978, Mr. Salig was Vice President of Human Resources at Dean Witter and Company. Mr. Salig graduated from Columbia College with a Bachelor of Arts in Psychology, from Columbia University with a Master of Arts in Industrial Psychology, and from New York University with an M.B.A.

Michael S. Weiss has been a member of our Board since September 2016, and has served as Chairman of the Board since September 2016. Mr. Weiss has served as a member of the Board of Directors of Fortress since December 2013 and as Executive Vice Chairman, Strategic Development of Fortress since February 2014. Mr. Weiss served as Co-Vice Chairman of the Board of Fortress from December 2013 until January 2014. Mr. Weiss served as Chairman of the Board of National Holdings Corporation from January 2011 to April 2012. Since March 2015, Mr. Weiss also has been Executive Chairman of the Board of Directors of Checkpoint Therapeutics, Inc. and, from August 2015 to October 2015, served as the company’s Interim Chief Executive Officer and President. Mr. Weiss is Co-Portfolio Manager and Partner of Opus Point Partners Management, LLC, which he joined in 2009. He also served as the Co-Chairman of the Board of Directors of Origo Acquisition Corporation (OACQU) (formerly, CB Pharma Acquisition Corporation) from 2014-2016. He has also served as Executive Chairman, Interim Chief Executive Officer and President of TG Therapeutics, Inc. since 2011. From 2002 to 2009, Mr. Weiss was the Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, Inc., where he helped the company acquire and develop AuryxiaTM and establish its partnership with Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd. Mr. Weiss began his professional career as a lawyer with Cravath, Swaine & Moore LLP. He earned his J.D. from Columbia Law School and his B.S. in Finance from The University at Albany.

Glenn C. Worman, age 57, has served as our Chief Financial Officer since October 10, 2016, as our Chief Operating Officer since November 2015, and as an Executive Vice President since May 2015. Mr. Worman served as Chief Financial Officer for the Americas to ICAP plc, an inter-dealer broker and provider of post trade risk mitigation and information services, from July, 2011 through March, 2015. Mr. Worman has also served in a wide variety of senior management positions at major investment banks and broker-dealers. A 23 year career at Merrill Lynch (June, 1985 through March, 2008) included segment CFO positions in Fixed Income and Equity Trading, Investment Management, and Wealth Management. He also held senior finance positions in Corporate Reporting, and was responsible for various strategic analysis projects at that firm. From April, 2008 through February, 2009 he headed Finance for Wealth Management at Morgan Stanley, and from January, 2010 through June, 2011 he served as the Chief Operating Officer for Finance in the Americas at Deutsche Bank. Mr. Worman earned a B.S. from Ramapo College and a Master’s degree in Finance from Fairleigh Dickinson University

Family Relationships

There are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Audit Committee

The Audit Committee currently consists of Neil Herskowitz (chairman), Daniel Hume and Eli Salig. The Board has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Under SEC rules, companies are required to disclose whether their audit committees have an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act. The Board has determined that Neil Herskowitz is a financial expert. The Audit Committee, which previously consisted of Salvatore Giardina, Frank S. Plimpton, Joshua Silverman and Frederick Wasserman, meets quarterly and on an as-needed basis. The Audit Committee met four times during the year ended September 30, 2016.

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee’s responsibilities include, among other things:

•	being responsible for the appointment, compensation, retention and oversight of the independent auditor;

•	approving the engagement of the independent auditor to render an audit or permitted non-audit services;

•

determining the independence and quality control procedures of the independent auditor and reviewing the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to our company;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing the quarterly financial statements with management and the independent auditor;

•	reviewing with management and the independent auditor the effectiveness of our system of internal controls;

•	providing our company with the report of the Audit Committee with respect to the audited financial statements for inclusion in each of our Annual Reports on Form 10-K; and

•

reporting regularly to, and reviewing with, the Board any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditor, the performance of our internal audit function or any other matter the Audit Committee determines is necessary or advisable to report to the Board.

Code of Ethics

We have adopted the National Holdings Corporation Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, and is publicly available on the SEC’s website at www.sec.gov. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K.

Independence of the Board of Directors

Based upon a review by the Board of all relevant information, the Board has determined that each of Messrs. Eustace, Hume, Herskowitz and Salig, each of whom is a current member of the Board, meet the requirements for independence under the rules of The Nasdaq Stock Market for board members and for members of the committees of the Board on which each serves.

Based upon a review by the Board of all relevant information, the Board previously determined that each of Messrs. Richard Abbe, Salvatore Giardina, William Lerner, Frank S. Plimpton, Frederic B. Powers III, Joshua Silverman and Frederick Wasserman, each of whom resigned as a member of the Board effective September 12, 2016, met the requirements for independence under the rules of The Nasdaq Stock Market for board members and for members of the committees of the Board on which each served.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash compensation paid by us to each of Robert B. Fagenson, Mark H. Goldwasser, Glenn C. Worman and Alan B. Levin (collectively the “Named Executive Officers”) during the fiscal years ended September 30, 2016 and 2015:

Name and Capacity	Year	Salary	Bonus	Stock Compensation (1)	Other Compensation (2)	Total Compensation
Robert Fagenson (3)	2016	$120,000	$-	$-	$80,723	$200,723
Vice Chairman and Chief Executive Officer	2015	$180,000	$50,000	$34,000	$21,000	$285,000

Mark H. Goldwasser (4)	2016	$345,000	$-	$-	$128,085	$473,085
Former President	2015	$460,000	$335,000	$34,000	$31,000	$860,000

Glenn C. Worman (5)	2016	$283,958	$135,000	$-	$32,204	$451,162
Chief Operating Officer, Chief Financial Officer & Executive Vice President	2015	$112,000	$40,000	$201,000	$0	$353,000

Alan B. Levin (6)	2016	$193,500	$25,000	$-	$29,947	$248,447
Former Chief Financial Officer	2015	$193,500	$-	$-	$22,808	$216,308

(1)	The amount shown in this column represents the grant date fair value of options or restricted stock unit awards as determined pursuant to ASC 718.

(2)

Represents $60,000 that was paid to Mr. Fagenson in September 2016 in connection with his agreement to take on increased duties to mentor potential new members of management pursuant to the seventh amendment to the employment agreement between our company and Mr. Fagenson. Also represents perquisite payments for auto allowance, club memberships, certain insurance premiums, severance, non-cash compensation and cellphone allowance as follows:

	Fiscal Year End
	September 30, 2016	September 30, 2015
Robert B. Fagenson
Incentive Payment	60,000	0
Insurance Premiums	20,723	21,000
	$80,723	$21,000

Mark H. Goldwasser
Auto Allowance	$9,000	$12,000
Club Membership	17,240	2,000
Insurance Premiums	1,845	17,000
Severance	100,000	0
	$128,085	$31,000

Glenn C. Worman
Auto Allowance	$9,000	$0
Insurance Premiums	23,204	0
	$32,204	$0

Alan B. Levin
Insurance Premiums	$23,183	$16,642
Non-cash compensation	6,164	6,166
Cellphone Allowance	600	0
	$29,947	$22,808

(3)	Mr. Fagenson became the Executive Chairman of our company on December 29, 2014 and, pursuant to our bylaws, assumed the position of Chief Executive Officer. Mr. Fagenson became Vice Chairman of the Board on September 21, 2016, at which time he relinquished the position of Executive Chairman. The majority of Mr. Fagenson’s compensation as reflected in the Summary Compensation Table was earned prior to the time that he became Vice Chairman of the Board.

(4)	On June 24, 2016, Mr Goldwasser provided our company with notice of his decision not to extend the term of his employment agreement, dated as of July 1, 2008, as amended, which terminated pursuant to its terms on June 30, 2016. In addition, on September 21, 2016, Mr. Goldwasser voluntarily resigned as a director of our company.

(5)

Mr. Worman was appointed Executive Vice President—Finance of our company on May 7, 2015 and Chief Operating Officer in November 2015. On September 26, 2016, Mr. Worman was appointed to serve as our Chief Financial Officer, to be effective October 10, 2016.

(6)	Mr. Levin resigned as Chief Financial Officer of our company on September 21, 2016, effective October 10, 2016.

Narrative Disclosure to Summary Compensation Table

Robert B. Fagenson. On June 20, 2013, we entered into a Co-Executive Chairman Compensation Plan with Robert B. Fagenson, as amended from time to time, and most recently on September 21, 2016 (as amended, the “Fagenson Agreement”), providing for the term of his employment for a period beginning October 1, 2016 and ending December 31, 2016. The term of the Fagenson Agreement may be extended for successive 30 day periods on the terms set forth therein. During fiscal years 2016 and 2015, Mr. Fagenson’s base salary has been set by the Compensation Committee at an annual rate of $120,000 and $180,000 per annum, respectively. On September 21, 2016, Mr. Fagenson’s base salary was increased to $180,000 per annum, and he received an additional payment of $60,000 as consideration for his agreement to take on increased duties to mentor potential new members of management. During the fiscal years ended September 30, 2016 and 2015, Mr. Fagenson received bonuses in the amounts of $0 and $50,000, respectively, and following the end of the fiscal year ended September 30, 2016, he received a bonus in the amount of $25,000 with respect to such fiscal year. Mr. Fagenson is eligible for an annual bonus for each fiscal year of the term of the Fagenson Agreement. Mr. Fagenson received a grant of nonforfeitable, nonqualified stock options to purchase 150,000 shares of our common stock under our 2013 Omnibus Stock Incentive Plan, of which (i) options to purchase 50,000 shares of our common stock vested immediately, one third of such options have an exercise price of $5.00, one third of such options have an exercise price of $7.00 and one third of such options have an exercise price of $9.00; (ii) options to purchase 50,000 shares of our common stock vested on June 20, 2014, one third of such options have an exercise price of $5.00, one third of such options have an exercise price of $7.00 and one third of such options have an exercise price of $9.00; and (iii) options to purchase 50,000 shares of our common stock vested on June 20, 2015, one third of such options have an exercise price of $5.00, one third of such options have an exercise price of $7.00 and one third of such options have an exercise price of $9.00. The options expire on September 30, 2020.

Mark H. Goldwasser. On July 1, 2008, we entered into an Employment Agreement with Mark H. Goldwasser, as amended on November 23, 2009, June 20, 2013, and October 1, 2015 (collectively, the “Goldwasser Agreement”). On June 24, 2016, Mr. Goldwasser provided us with notice of his decision not to extend the term of the Goldwasser Agreement. The Goldwasser Agreement terminated pursuant to its terms on June 30, 2016, and Mr. Goldwasser thus became entitled to a payment of $400,000 payable pro rata over a twelve month period. In addition, on September 21, 2016, Mr. Goldwasser voluntarily resigned as a director of our company, following which resignation Mr. Goldwasser received a payment of $12,500, representing Board director fees he would have received through the date of the anticipated next annual meeting of stockholders had he remained on the Board through such date.

Pursuant to the Goldwasser Agreement, (i) Mr. Goldwasser’s base salary (1) for the fiscal year ended September 30, 2015, was set at the rate of $460,000 per annum; and (2) for the fiscal year ended September 30, 2016, was set at the rate of $460,000 per annum; (ii) all bonuses for fiscal years ended September 30, 2015 and September 30, 2016 were at the discretion of the Board and during the fiscal years ended September 30, 2015 and September 30, 2016, Mr. Goldwasser received cash bonuses in the amounts of $335,000 and $0, respectively; and (iii) pursuant to the termination of the Goldwasser Agreement, Mr. Goldwasser became entitled to a payment of $400,000 payable pro rata over a twelve month period beginning on the date of termination.

Pursuant to the Goldwasser Agreement, Mr. Goldwasser was granted non-qualified stock options to purchase 100,000 shares of our common stock at an exercise price of $16.40 per share. As of September 30, 2012, all 100,000 shares of Mr. Goldwasser’s options had vested. The options have since expired.

In addition, on June 20, 2013, Mr. Goldwasser received a grant of nonforfeitable, nonqualified stock options to purchase 150,000 shares of our common stock under our 2013 Omnibus Stock Incentive Plan, of which (i) options to purchase 50,000 shares of our common stock vested immediately, one third of such options have an exercise price of $5.00, one third of such options have an exercise price of $7.00 and one third of such options have an exercise price of $9.00; (ii) options to purchase 50,000 shares of our common stock vested on June 20, 2014, one third of such options have an exercise price of $5.00, one third of such options have an exercise price of $7.00 and one third of such options have an exercise price of $9.00; and (iii) options to purchase 50,000 shares of our common stock vested on June 20, 2015, one third of such options have an exercise price of $5.00, one third of such options have an exercise price of $7.00 and one third of such options have an exercise price of $9.00. The options expire on September 30, 2020.

Glenn C. Worman. On May 7, 2015, we entered into an employment agreement with Glenn C. Worman (the “Worman Agreement”) providing for the term of his employment for a period beginning on May 7, 2015 (the “Effective Date”) and ending on May 5, 2017 (the “Worman Term”). The Worman Agreement provides a base salary at a rate of $280,000 per annum during the first 12 months of the Worman Term, and $290,000 during the second 12 months of the Worman Term. We paid Mr. Worman a signing bonus of $40,000 on August 9, 2015 and we also paid him a signing bonus of $35,000 on July 1, 2016. Mr. Worman was entitled to a guaranteed bonus of $100,000, which he received in January 2016. Beginning October 1, 2015, Mr. Worman became eligible for an annual bonus as determined by the Compensation Committee of the Board and was included in the executive bonus pool for our senior executive officers, as a result of which Mr. Worman was paid a bonus of $110,000 with respect to the fiscal year ending September 30, 2016, which bonus was paid following the end of the 2016 fiscal year.

Pursuant to a Nonqualified Inducement Stock Option Grant Notice, dated as of May 7, 2015 (“Option Grant Notice”) and related Stock Option Agreement, dated as of May 7, 2015 (the “Stock Option Agreement”), Mr. Worman received a grant of nonqualified stock options to purchase 180,000 shares of our common stock, of which (i) options to purchase 60,000 shares of common stock vested immediately, one third of such options have an exercise price of $4.50, one third of such options have an exercise price of $5.50 and one third of such options have an exercise price of $6.00; (ii) options to purchase 60,000 shares of common stock vested on the first anniversary of the Effective Date, one third of such options have an exercise price of $4.50, one third of such options have an exercise price of $5.50 and one third of such options have an exercise price of $6.00; and (iii) options to purchase 60,000 shares of common stock were to have vested on the second anniversary of the Effective Date, one third of such options have an exercise price of $4.50, one third of such options have an exercise price of $5.50 and one third of such options have an exercise price of $6.00. The options that were to have vested on the second anniversary of the Effective Date vested and became exercisable upon the closing of the Offer. The options expire on June 20, 2023, subject to the terms of the Stock Option Agreement. In the event of a termination without Cause (and not due to disability, as defined below) or for Good Reason (as defined below) or (B) a Change of Control (as defined below) the options will become exercisable in full, to the extent not then previously exercisable.

Alan B. Levin. On July 1, 2008, we entered into a one-year employment agreement with Alan B. Levin (the “Levin Agreement”), pursuant to which we employed Mr. Levin as our Chief Financial Officer beginning on July 1, 2008. Under the terms of the Levin Agreement, Mr. Levin was entitled to receive an initial annual base salary of $180,000. In addition, he was entitled to receive an annual cash bonus determined in the discretion of the Compensation Committee of the Board based upon its assessment of Mr. Levin’s performance in the following areas: revenue, net income and revenue growth, new business development, investor relations, communications with the Board, communication and collaboration with the other members of the Executive Committee of the Board, and other factors including, without limitation, special projects as assigned by our President, the Executive Committee of the Board or the Board. Mr. Levin submitted his resignation on September 26, 2016, which resignation became effective on October 10, 2016.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding option awards as of September 30, 2016:

	Options Grant	Number of Securities Underlying Unexercised Options at Fiscal Year End		Option Exercise	Option Expiration
Name	Date	Exercisable	Unexercisable	Price	Date
Robert Fagenson	6/20/2013	50,000	0	$5.00	9/30/2020
Robert Fagenson	6/20/2013	50,000	0	$7.00	9/30/2020
Robert Fagenson	6/20/2013	50,000	0	$9.00	9/30/2020
Mark Goldwasser	6/20/2013	50,000	0	$5.00	9/30/2020
Mark Goldwasser	6/20/2013	50,000	0	$7.00	9/30/2020
Mark Goldwasser	6/20/2013	50,000	0	$9.00	9/30/2020
Glenn Worman	5/17/2015	60,000	0	$4.50	6/20/2023
Glenn Worman	5/17/2015	60,000	0	$5.50	6/20/2023
Glenn Worman	5/17/2015	60,000	0	$6.00	6/20/2023

Option re-pricings

We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards to our Named Executive Officers during fiscal year 2016.

Potential Termination and Change in Control Payments

Robert B. Fagenson. In the event of any termination of the Fagenson Agreement, Mr. Fagenson will be entitled to receive (i) any accrued but unpaid base salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with our policy or the Fagenson Agreement, to the extent incurred on or prior to the date of termination; (iii) any benefits provided under our benefit plans upon termination of Mr. Fagenson’s employment, in accordance with the terms therein; (iv) any unpaid bonus in respect to any completed fiscal year that has ended on or prior to the date of termination; and (v) any rights to indemnification by virtue of Mr. Fagenson’s position as an officer or director of our company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by us, in accordance with its terms thereof and the Fagenson Agreement. In the event of any Qualifying Termination (as defined below), Mr. Fagenson is also entitled to receive (1) a lump-sum cash payment of $360,000 less what has been paid in salary; provided that such amount increases by 50% of what is paid pursuant to the foregoing calculation if a Qualifying Termination occurs in connection with, contingent on, or within 12 months following, a Change in Control; and (2) continuation of the health benefits for a period not to exceed 18 months.

A “Qualifying Termination” under the Fagenson Agreement is a termination (i) by us without “Cause;” (ii) by us due to “disability;” (iii) by Mr. Fagenson with “Good Reason; or (iv) upon Mr. Fagenson’s death.

“Cause” under the Fagenson Agreement means, (i) the conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude carrying mandatory jail time of more than 12 months; (ii) the commission of any other act or omission involving dishonesty or fraud with respect to us or any related entity or any of our or their respective clients, which results or is reasonably likely to result in material harm to such parties; (iii) the breach of fiduciary duty, willful misconduct or gross negligence with respect to us or any related entity, which results or is reasonably likely to result in material harm to our company or any related entity; (iv) a material breach of any material provision of the Fagenson Agreement or (v) any final, non-appealable action taken against Mr. Fagenson by a regulatory body or self- regulatory organization that renders Mr. Fagenson ineligible to perform his duties for us for a period of no less than 120 days.

“Good Reason” under the Fagenson Agreement means (i) the assignment to Mr. Fagenson of any duties inconsistent in any material respect with his position (including status, titles and reporting requirements), authority, duties or responsibilities, or any other action or omission by us that results in a material diminution in such position, title, authority, duties or responsibilities; (ii) any material failure by us to pay compensation when due; (iii) our requiring Mr. Fagenson to be based at any office or location located more than 50 miles outside of New York, New York; (iv) any decrease in base salary or target bonus opportunity once established by the Board; or (v) the material breach by us of the Fagenson Agreement.

“Change in Control” under the Fagenson Agreement means any transaction(s) of the type described in Q/A 27 through and including Q/A 29 of Treasury Regulation 1.280G-1 and applicable published guidance thereunder, or any successor regulation or pronouncement thereto.

Mark Goldwasser. On September 21, 2016, Mr. Goldwasser voluntarily resigned as a director of our company. As a result of such resignation Mr. Goldwasser received a payment of $12,500, representing Board director fees he would have received through the date of the anticipated next annual meeting of stockholders had he remained on the Board through such date.

Glenn C. Worman. In the event of any termination of employment, Mr. Worman will be entitled to receive (i) his then current base salary through the date of termination; (ii) reimbursement of all reasonable business expenses incurred prior to the date of termination; (iii) all accrued benefits that are payable to Mr. Worman pursuant to any employee benefit plan of our company at the time and in the manner provided under the applicable plan; and (iv) any bonus earned but not yet paid for a prior fiscal year (collectively, the “Accrued Obligations”). In the event Mr. Worman’s employment is terminated by us without Cause (as defined below) or by Mr. Worman for Good Reason (as defined below), Mr. Worman will be also entitled to receive an amount equal to one year of his then base salary conditioned upon his execution of a general release.

If not previously terminated for any reason prior to the expiration of the Worman Term and either we or Mr. Worman does not wish to continue the employment relationship, the Worman Agreement will terminate on such expiration date. If we give notice that we do not wish to extend the Worman Term, enter into a new agreement or renew the Worman Agreement (collectively, “Renewal”) at least 90 days prior to the end of the Worman Term, his employment will terminate at the end of the Worman Term and Mr. Worman will only be entitled to the Accrued Obligations. If we provide less than 90 days’ notice, then we shall pay Mr. Worman an amount equal to his then current base salary for the excess of 90 over the number of days’ notice of non-Renewal we gave Mr. Worman prior to expiration of the Worman Term. In addition, Mr. Worman will be entitled to receive at the end of the Worman Term, in the event the Worman Agreement terminates at the expiration of the Worman Term, a severance payment equal to 90 days of his then current base salary, payable in the same manner and same time as set forth in the immediately preceding sentence. Additionally, subject to certain exceptions, upon termination of employment due to expiration of the Worman Term on May 5, 2017, Mr. Worman will be eligible to receive a pro-rata bonus for such fiscal year in which his employment terminates.

Upon a Change in Control of our company, all unvested options to purchase 180,000 shares of common stock issued to Mr. Worman became immediately vested.

“Cause” under the Worman Agreement means (i) the failure or refusal by Mr. Worman to substantially perform his obligations under the Worman Agreement or any directive of the Board which is not inconsistent with the terms of the Worman Agreement, or any material breach of the Worman Agreement by Mr. Worman (other than any such failure resulting from his disability) or of any of our policies or procedures; (ii) the indictment of Mr. Worman for a felony or other crime involving moral turpitude or dishonesty, or the conviction of Mr. Worman or the plea of nolo contendere by Mr. Worman to a misdemeanor (other than traffic infractions); (iii) a material breach of Section 7 or Section 8 of the Worman Agreement or a breach of any representation contained in the Worman Agreement by Mr. Worman; (iv) a breach of fiduciary duty to our company involving personal profit; (v) an act of dishonesty in connection with his employment with our company; (vi) Mr. Worman’s possession or use of illicit drugs or a prohibited substance, to the extent that in the reasonable determination of the Board it impairs his ability to perform his duties and responsibilities; (vii) Mr. Worman having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to our company, monetarily; (viii) Mr. Worman having committed any material violation of, or material noncompliance with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting our company; or (ix) Mr. Worman’s material failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, or any other filings under the federal securities laws including the rules and regulations promulgated thereunder.

“Good Reason” under the Worman Agreement means (i) there is any material reduction or diminution (except temporarily during any period of disability) in Mr. Worman’s authority, duties or responsibilities with our company; (ii) Mr. Worman is required to report to someone other than our Chief Executive Officer or the Board; or (iii) there is a material breach by us of any material provision of the Worman Agreement, including a material reduction in the base salary or the relocation of Mr. Worman’s principal place of employment from the New York Metropolitan area.

A “Change in Control” means (i) the accumulation in any number of related or unrelated transactions by any person of beneficial ownership 50% or more of the combined voting power of our voting stock; (ii) consummation of a business combination, unless, immediately following that business combination, (a) all or substantially all of the persons who were the beneficial owners of our voting stock immediately prior to that business combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that business combination (including, without limitation, an entity that as a result of that business combination owns our company or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that business combination, of our voting stock; (iii) a sale or other disposition of all or substantially all of our assets, except pursuant to a business combination that would not cause a Change in Control under subsections (ii) above or (iv) below; (iv) approval by our shareholders of a complete liquidation or dissolution of our company, except pursuant to a business combination that would not cause a Change in Control under subsections (ii) and (iii) above; (v) the acquisition by any person, directly or indirectly, of the power to direct or cause the direction of our management and policies (a) through the ownership of securities which provide the holder with such power, excluding voting rights attendant with such securities, or (b) by contract; or (vi) during any period of two consecutive years, the incumbent board ceases to constitute a majority of the Board.

Alan B. Levin. On September 26, 2016, Mr. Levin submitted his resignation as an officer of our company, which resignation became effective on October 10, 2016. As a result of such resignation, which was without “Good Reason” (as defined in the Levin Agreement), Mr. Levin became entitled to all accrued obligations owed to him under the Levin Agreement.

Director Compensation

Each former director who resigned effective September 12, 2016 and who received less than $50,000 in non-Board related compensation from us for the fiscal year ended September 30, 2016 received (i) a director’s fee of $24,000 per annum, (ii) $1,000 for each Board meeting such director attended in person, (iii) $500 for each Board meeting such director attended telephonically, (iv) $500 for each committee meeting such director attended in person (up to a maximum of 12 meetings), and (v) $250 for each committee meeting such director attended telephonically (up to a maximum of 12 meetings). The Chair of the Audit Committee received an additional $6,000 per annum, and the Chairs of the Compensation Committee, the Corporate Governance Committee and the Nominating Committee each received an additional $3,000 per annum. All directors received an annual options grant on the 15th day of January of each calendar year following completion of the 36th month of the director’s term of options to purchase 15,000 shares of our common stock at the closing market price (mid-point between the bid and asked recorded on the closing price quote on January 15th or the first business day thereafter if markets are closed on the 15th, rounded up to the nearest nickel increment ($0.05)). The above options initial and annual grants did not apply to any management/consulting directors subject to any other management incentive compensation plan. We reimbursed all directors for expenses incurred traveling to and from Board meetings. Pursuant to our severance policy for non-management directors, (i) if a director served at least three years and resigned from the Board before the end of his then current term, he received a payment of $30,000 for each full year of his unfinished term (he was not entitled to this payment with respect to the year in which he resigns), with each such payment to be made immediately following the annual meeting of stockholders relating to the year in which he is not serving as a director, and (ii) all directors who served at least two years, did not resign during their term, and were not renominated to the Board received a payment of $30,000 to be paid immediately following the annual meeting of stockholders at which he was not renominated. A director shall not be entitled to either of these payments if he leaves the Board by reason of death, disability or cause.

The following table summarizes the compensation of our directors who received less than $50,000 in non-Board related compensation from us for the fiscal year ended September 30, 2016:

Directors Who Resigned Effective September 12, 2016

Name	Fees Paid	Options Awards	All Other Compensation (1)	Total Compensation
Richard Abbe	$34,375	$0	$30,000	$64,375
Salvatore Giardina	$39,250	$0	$30,000	$69,250
William Lerner *	$38,000	$0	$30,000	$68,000
Frank S. Plimpton	$35,500	$0	$60,000	$95,500
Frederic B. Powers III	$37,000	$0	$60,000	$97,000
Joshua Silverman	$33,750	$0	$30,000	$63,750
Frederick Wasserman	$33,625	$5,620	$30,000	$69,245

(1)	Represents severance payments made to our non-management directors upon their resignation from the Board effective September 12, 2016.

*	Mr. Lerner received $12,000 as additional compensation for his appointment to the Board of National Asset Management, Inc.

Directors Who Were Appointed Effective September 12, 2016

We did not provide any cash or equity compensation to Messrs. Eustace, Herskowitz, Hume, Salig or Weiss during the fiscal year ended September 30, 2016.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of September 30, 2016 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans not approved by security holders (1)	1,221,500	$6.51	328,525

(1)	Consists of 1,041,500 awards issued under our 2013 Omnibus Incentive Plan and options to purchase 180,000 shares of our common stock granted to Mr. Worman pursuant to the Worman Agreement.

Issuer Purchases of Equity Securities

In August 2015, the Board authorized the repurchase of up to $2 million of our common stock. Share repurchases, if any, could be made using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations. The Board did not stipulate an expiration date for this repurchase, though we did agree to suspend this repurchase program in the Merger Agreement. Purchase decisions were at the discretion of management. Repurchases were made as set forth below.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares That May Be Purchased Under the Plans or Programs
July 1, 2015 - July 31, 2015	—	$—	—	$2,000,000
August 1, 2015 - August 31, 2015	14,400	$3.15	14,400	$1,954,760
September 1, 2015 - September 30, 2015	32,243	$3.03	46,643	$1,856,779
October 1, 2015 – October 31, 2015	33,933	$2.51	80,576	$1,769,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 15, 2016, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our current executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as indicated by footnote the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. The address of named beneficial owners that are officers and/or directors is: c/o National Holdings Corporation, 410 Park Avenue, 14th Floor, New York, New York 10022. Percentage ownership is based on 12,437,916 shares of common stock outstanding as of December 15, 2016.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Note	Percentage of Class
Officers and Directors

Robert Fagenson	496,862	(1)	3.9%
Mark Goldwasser	150,000	(2)	1.2%
Glenn C. Worman	180,000	(3)	1.4%
Alan B. Levin	0	(4)	*

Michael S. Weiss	522,292	(5)	4.2%
Michael T. Eustace	0		*
Daniel Hume	0		*
Neil Herskowitz	0		*
Eli Salig	0		*

All executive officers and directors as a group (7 Persons)	1,199,154		9.3%

5% Holders

Fortress Biotech, Inc. / FBIO Acquisition, Inc.	7,822,444	(5)(6)	62.9%
FMR LLC	780,951	(7)	6.3%
RMB Capital Holdings, LLC	776,858	(8)	6.2%

*     Less than 1%

(1)

Consists of (i) 150,000 shares of our common stock issuable upon exercise of options, (ii) 5,000 shares of our common stock held in a Trust for the benefit of Toby Fagenson, of which Mr. Fagenson is the sole Trustee and has sole voting and investment power over such shares, (iii) 301,468 shares of our common stock held by Fagenson & Co., Inc., of which Mr. Fagenson is the Chairman and Chief Executive Officer and has sole voting and investment power over such shares, (iv) 7,000 shares of our common stock held directly by Mr. Fagenson and (v) 33,394 shares of our common stock held by National Securities Growth Partners LLC, of which Mr. Fagenson is the President and has sole voting and investment power.

(2)	Consists of 150,000 shares of our common stock issuable upon exercise of vested stock options.

(3)	Consists of 180,000 shares of our common stock issuable upon exercise of vested options.

(4)	On September 26, 2016, Mr. Levin submitted his resignation as an officer of our company, which resignation became effective on October 10, 2016.

(5)

Information is based on Amendment No. 2 to Schedule 13D filed with the SEC by Fortress, FBIO Acquisition, Opus Point Partners, LLC (“OPP”), Opus Point Partners Management, LLC (“OPPM”), Michael S. Weiss and Lindsay A. Rosenwald on September 15, 2016. According to the Schedule 13D: (i) Fortress and FBIO Acquisition may be deemed to beneficially own 7,822,444 shares of our common stock (including 784,962 shares of our common stock that were deemed to be beneficially owned by such persons pursuant to the Voting Agreement (as defined in footnote (6) below), at the time it was entered into); and (ii) OPP, OPPM, Mr. Weiss and Dr. Rosenwald may be deemed to beneficially own 522,292 shares of our common stock. FBIO Acquisition is a wholly-owned subsidiary of Fortress, OPP is the parent company of OPPM, Mr. Weiss is the Chairman of our Board of Directors, a director and the Executive Vice Chairman of Fortress and a manager of OPP, and Dr. Rosenwald is a director and the Chairman, President and Chief Executive Officer of Fortress, the President and Chief Executive Officer of FBIO Acquisition and a manager of OPP. The business address of each of Fortress, FBIO Acquisition, OPP, OPPM, Mr. Weiss and Dr. Rosenwald is 2 Gansevoort Street, 9th Floor, New York, NY 10014.

(6)

In connection with the execution and delivery of the Merger Agreement, the officers and directors of our company at the time of the execution and delivery of the Merger Agreement (and certain of their affiliates) who were also stockholders of our company, entered into a voting agreement (the “Voting Agreement”) with Fortress and FBIO Acquisition pursuant to which each of them irrevocably granted Fortress and FBIO Acquisition such stockholder’s proxy to vote all of such stockholder’s shares beneficially owned at the time of such vote at the 2016 annual meeting of our stockholders, and at any adjournment or postponement thereof, in favor of the individuals nominated by FBIO Acquisition to the Board as provided in the stockholder rights agreement by and between our company and FBIO Acquisition. An aggregate of 784,962 shares of our common stock were subject to the Voting Agreement at the time it was entered into.

(7)

Information is based on Amendment No. 1 to Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 12, 2016. According to the Schedule 13G, Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC is the beneficial owner of 780,951 shares of our common stock. Edward C. Johnson 3d is a director and the Chairman of FMR LLC and Abigail P. Johnson is a director, the Vice Chairman, the Chief Executive Officer and President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. None of FMR LLC, Edward C. Johnson 3d or Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address of FMR LLC and Edward C. Johnson 3d is 245 Summer Street, Boston, Massachusetts 02210.

(8)

Information is based on a Schedule 13G filed by RMB Capital Holdings, LLC, RMB Capital Management, LLC, Iron Road Capital Partners, LLC and RMB Mendon Managers, LLC on February 1, 2016. The address of the principal business office of each of the foregoing is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, approval, or notification of transactions with related persons

The Board reviews and votes on transactions, arrangements and relationships between us and any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a fiscal year (such transaction, arrangement or relationship, the “Related Transaction”). The director who has a material interest in the related transaction must recuse himself from our board vote on such matter. A majority vote of the remaining board members is required for approval of the related transaction. Before such vote, our board members who are independent of the related transaction review, among other things, the following factors:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved;

•	the terms of the transaction;

•	the benefits to us;

•	the benefits to our stockholders;

•	the availability of other sources for comparable products, services, or financial benefits; and

•	whether the transaction is on terms that are no less favorable to us than terms that could have been reached with an unaffiliated third-party under the same or similar circumstances.

Certain Relationships and Related Transactions

Arrangements Regarding Robert B. Fagenson

Robert B. Fagenson, our Vice Chairman of the Board and Chief Executive Officer, is a party to an Independent Contractor Agreement, dated February 27, 2012, with National Securities Corporation, our wholly-owned subsidiary, whereby in exchange for establishing and maintaining a branch office of National Securities Corporation in New York, New York (the “Branch”), Mr. Fagenson receives 50% of any net income accrued at the Branch, which amount to date has been immaterial. Additionally, Mr. Fagenson’s daughter, Stephanie Fagenson, received a base salary from National Securities Corporation during the 2016 fiscal year in the amount of $79,091, as well as commissions in the amount of approximately $5,100 and a discretionary bonus in the amount of $2,500 with respect to such fiscal year. Further information regarding Mr. Fagenson’s compensation by our company is set forth under “Executive Compensation” above.

Arrangements Regarding Fortress Biotech, Inc. and FBIO Acquisition, Inc.

On April 27, 2016, we entered into the Merger Agreement with Fortress and FBIO Acquisition, pursuant to which, among other things, FBIO Acquisition launched a tender offer for all of the issued and outstanding shares of our common stock at a purchase price of $3.25 per share in cash. FBIO Acquisition completed its tender offer on September 12, 2016, at which time FBIO Acquisition acquired 7,037,482 shares of our common stock, representing approximately 56.6% of our issued and outstanding shares of common stock and approximately 51.4% of our issued and outstanding shares of common stock on a fully-diluted basis immediately following the completion of the tender offer.

In connection with the execution and delivery of the Merger Agreement, we entered into the Stockholders Rights Agreement with FBIO Acquisition, which became effective on September 12, 2016. Pursuant to the Stockholder Rights Agreement, if as of the closing of the tender offer, FBIO Acquisition and its affiliates own at least 35% of all then outstanding shares of our common stock, FBIO Acquisition and its affiliates will be prohibited for a certain period of time from initiating or proposing certain actions with respect to our company, including: (i) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain going-private transactions; (ii) until the earlier of September 12, 2017 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, certain business combinations; and (iii) until the earlier of September 12, 2019 and the date that FBIO Acquisition and its affiliates own less than 20% of all then outstanding shares of our common stock, reverse stock-splits with respect to our common stock of a ratio greater than or equal to 100 to one. The Stockholder Rights Agreement also provides FBIO Acquisition certain director nomination rights with respect to our Board. Through September 12, 2019, so long as FBIO Acquisition holds any shares of our common stock, FBIO Acquisition will have the right to designate for nomination by our Board (or the applicable committee thereof) all directors to be elected at any annual or special meeting of the stockholders of our company.

During the 12-month period ended September 30, 2016, financings conducted by our company for Fortress and its affiliates generated revenues in the amount of approximately $5.8 million, which amount represented approximately 52% of our biotech and healthcare investment banking revenue for such period, and approximately 16.4% of our total investment banking revenue for such period. During such 12-month period, revenues from our biotech and healthcare investment banking business were approximately $11.0 million, which represented approximately 31.2% of all of our investment banking revenue for such period in the aggregate amount of approximately $35.3 million.

PLAN OF DISTRIBUTION

On or prior to February 7, 2017, we will distribute the Warrants and copies of this prospectus to the holders of our common stock entitled thereto on the distribution date therefor.  On the distribution date, one Warrant will be issued as a dividend, and for no cash consideration, to each of our stockholders on the distribution date therefor for each share of common stock held by each of such stockholders.  No Warrants are currently outstanding.

The shares of common stock are being offered upon exercise of the warrants by us through our officers and directors who will receive no commissions or other direct or indirect compensation in connection therewith. This prospectus will be delivered to all warrant holders of record, and any supplement to this prospectus or any prospectus contained in an amendment to the registration statement of which this prospectus is a part will be provided to all warrant holders of record on the date the same is filed with or declared effective by the SEC, as applicable.

DESCRIPTON OF WARRANTS

General. On or prior to February 7, 2017, we will distribute the Warrants to the holders of our common stock entitled thereto on the distribution date. The Warrants will entitle the holders thereof to purchase an aggregate of up to 12,437,916 shares of common stock on or prior to the fifth anniversary of the distribution date for the Warrants at an exercise price of $3.25 per share, subject to adjustment. Fortress and FBIO Acquisition each have agreed not to exercise or transfer any Warrants that are issued to it.

Transferability and Listing. The Warrants will be freely transferable following their issuance and through their expiration, subject to compliance with applicable law. We have applied for listing of the Warrants on the NASDAQ Capital Market; however, there can be no assurance that such application for listing will be approved. Fortress and FBIO Acquisition each have agreed not to exercise or transfer any Warrants that are issued to it.

Administration. In connection with the issuance of the Warrants, we have entered into a Warrant Agreement with Computershare Inc. and Computershare Trust Company, N.A. (collectively as the “Warrant Agent”), pursuant to which we appointed the Warrant Agent to act as our agent for the Warrants, and the Warrant Agent agreed to perform such services in accordance with the terms and conditions of the Warrant Agreement.

Fundamental Transactions. If, at any time after the date on which the Warrants are issued:

●	we effect any merger or consolidation of our company with or into another person;

●	we effect any sale of all or substantially all of our assets in one or a series of related transactions (other than in connection with a plan of complete liquidation of our company);

●

any tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of a majority of the outstanding shares of our common stock tender or exchange their shares for other securities, cash or property;

●

we effect any reclassification of our outstanding common stock or any compulsory share exchange pursuant to which outstanding common stock is effectively converted into or exchanged for other securities, cash or property; or

●	any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding common stock (a “Fundamental Transaction”),

then as a condition of such Fundamental Transaction, adequate provision will be made whereby the holder of a Warrant will have the right to acquire and receive upon exercise of their Warrant in lieu of the shares of common stock immediately theretofore acquirable upon the exercise of their Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of common stock immediately theretofore acquirable and receivable upon exercise of their Warrant had such Fundamental Transaction not taken place.

No Rights as Stockholder. A registered holder of a Warrant, solely in such capacity, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of our company for any purpose, nor shall anything contained in the Warrants be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Warrant, any of the rights of a stockholder of our company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of shares of common stock upon the due exercise of a Warrant. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder.

Amendments. We and the Warrant Agent may amend the Warrants without the consent of any registered holder for the purpose of (i) curing any ambiguity or (ii) curing, correcting or supplementing any defective provision contained in the Warrants or (iii) adding or changing any other provisions with respect to matters or questions arising under the Warrant as we may deem necessary or desirable and as we determine shall not materially adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period, shall require the approval of the registered holders of Warrants equal to at least 67% of the shares of common stock issuable upon exercise of all then outstanding Warrants (excluding from both the numerator and the denominator any shares issuable upon exercise of all then outstanding Warrants held by Fortress and its affiliates).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the Delaware General Corporation Law, as amended.

As of the date hereof, we are authorized to issue 150,000,000 shares of common stock, par value $0.02 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, 50,000 of which have been designated as Series A Preferred Stock, 34,500 of which have been designated as Series C Preferred Stock, 100,000 of which have been designated as Series D Preferred Stock and 200,000 of which have been designated as Series E Preferred Stock. As of the date of this prospectus, no shares of Preferred Stock are outstanding.

As of September 30, 2016, we had 12,437,916 shares of common stock issued and outstanding, and had reserved an additional (i) 23,029 shares of common stock for issuance upon exercise of outstanding warrants, (ii) 1,221,500 shares of common stock for issuance under outstanding stock options and (iii) 328,525 for future issuance under our equity compensation plans.

Common Stock

Voting Rights. Each holder of shares of our common stock is entitled to one vote for each share of such common stock held by such holder, and voting power with respect to all classes of its securities shall be vested solely in the our common stock. Under our Bylaws, the holders of a majority of the voting power of its issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by its certificate of incorporation. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote thereon, present in person or represented by proxy, shall decide any questions brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation or of the Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Special Meetings of Stockholders. A special meeting of stockholders may be called at any time by our Board or the Chairman of the Board, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 33-1/3 % of the voting power of our issued and outstanding shares of stock entitled to vote at such meeting.

Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of the holders of our common stock, may be taken by written consent without a meeting, provided that such written consent is signed by the holders of all of the outstanding shares of our common stock.

Dividends. Subject to the dividend rights of the outstanding shares of issued and outstanding preferred stock, holders of our common stock are entitled to receive dividends, when, as and if declared by our board of directors out of assets lawfully available for such purposes. No dividends shall be paid on any shares of our common stock unless the same dividend is paid on all shares of our common stock outstanding at the time of such payment.

Rights upon Liquidation, Dissolution or Winding Up. In the event of any distribution of assets upon liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share ratably and equally all of our assets and funds remaining after payment to the holders of our preferred stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of our company.

Other Rights. Holders of our common stock have no subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to elect to sell additional shares of our common stock, persons acquiring our common stock in this offering would have no right to purchase additional shares and, as a result, their percentage equity interest in National would be reduced.

Preferred Stock

Our Board is authorized to issue from time to time, in one or more designated series, any or all of its authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series.

Series C Convertible Preferred Stock

Each share of Series C Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of our common stock as is determined by dividing the Series C Preferred Stock Price by the Series C Conversion Price, which is initially $5.00 (i.e., each share is convertible into approximately 10 shares of common stock). In the event we shall have raised at least $5 million through the sale of our common stock at a purchase price not less than $3.00 per share in a private placement transaction by March 31, 2013, all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of our common stock at the then effective conversion price of the Series C Preferred Stock. All of the Series C Convertible Preferred Stock were automatically converted into shares of common stock on January 25, 2013 upon the closing of a private placement on January 2013.

The holders of Series C Preferred Stock generally have the right to vote on any matter with the holders of our common stock, the Series D Preferred Stock and the Series C Preferred Stock. The shares of Series C Preferred Stock are not entitled to receive any dividends.

In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the Series C Preferred Stock will be entitled to receive, on a pari passu basis with any class or series of our capital stock created specifically ranking, by its terms, on parity with the Series C Preferred Stock, and prior and in preference to any distribution of any of the assets or surplus funds of our company to the holders of our common stock, an amount equal to the Series C Preferred Stock Price then held by them.

As of the date hereof, there are no shares of Series C Preferred Stock issued and outstanding.

Series D Convertible Preferred Stock

Each share of Series D Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of our common stock as is determined by dividing the Series D Preferred Stock Price by the Series D Conversion Price, which is initially $5.00 (i.e., each share is convertible into approximately 10 shares of our common stock).

The holders of Series D Preferred Stock generally have the right to vote on any matter with the holders of our common stock, the Series C Preferred Stock and the Series E Preferred Stock. The shares of Series D Preferred Stock are not entitled to receive any dividends.

In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, will be entitled to receive, on a pari passu basis with the Series C Preferred Stock and any class or series of capital stock of our company created specifically ranking, by its terms, on parity with the Series D Preferred Stock, and prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock, an amount equal to the Series D Preferred Stock Price then held by them.

As of the date hereof, there are no shares of Series D Preferred Stock issued and outstanding.

Series E Convertible Preferred Stock

Each share of Series E Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of our common stock as is determined by dividing the Series E Preferred Stock Price by the conversion price of the Series E Preferred Stock, which is initially $5.00 (i.e., each share is convertible into approximately 10 shares of common stock).

The holders of Series E Preferred Stock generally have the right to vote on any matter with the holders of our common stock, the Series C Preferred Stock and the Series D Preferred Stock on an “as converted” basis (less one share of common stock). The shares of Series E Preferred Stock are not entitled to receive any dividends.

As of the date hereof, there are no shares of Series E Preferred Stock issued and outstanding.

Options

As of September 30, 2016, we had outstanding options to purchase 1,221,500 shares of our common stock at exercise prices ranging from $3.00 to $9.00 per share, of which 1,041,500 were issued under our 2013 Omnibus Incentive Plan.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

A number of provisions of our certificate of incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deemed to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the our common stock. Our board of directors believes these provisions are appropriate to protect the interests of us and all of our stockholders.

Number of Directors; Filling Vacancies. Our certificate of incorporation and By-laws provide that the number of directors constituting the board of directors will be determined by the affirmative vote of the board of directors or by action of its stockholders. Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

Classification of Directors. Our By-laws provide that the directors shall be classified in respect to the time for which they shall severally hold office, by dividing them into three classes. The number of directors in each class shall be as nearly equal as possible. At each annual election, any vacancy in any class of directors may be filled and successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. In the event the number of directors is increased, election may be made to a class of directors with terms expiring in three years or less in order to maintain proportionate equality between the classes. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there are vacancies in our board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

Amendments to By-laws. Our Bylaws provide that they may be amended or repealed or new bylaws may be adopted by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or by action of the National board of directors at a regular or special meeting thereof.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such time our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Common Stock Listing

Our common stock currently is trading on the NASDAQ Capital Market under the symbol “NHLD”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the issuance and ownership of the Warrants. Unless otherwise noted below, the following discussion is based on the opinion of Pryor Cashman LLP, our U.S. tax advisors with respect to the issuance of the Warrants, that was delivered to us and that is attached as Exhibit 8.1 to the registration statement of which this prospectus forms a part, insofar as such discussion relates to matters of U.S. federal income tax law and conclusions with respect to those matters.

For purposes of this discussion, a “U.S. holder” is a holder that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address any state, local or non-U.S. tax consequences.

Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been sought from the U.S. Internal Revenue Service (the “IRS”) as to the federal income tax consequences of the transactions described herein. Furthermore, this summary is not binding on the IRS or any court, and neither the IRS nor any court is precluded from adopting a contrary position.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each holder of the Warrants. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this section considers only U.S. holders that hold our common stock or Warrants as capital assets (and will hold any common stock or Warrants as capital assets) for tax purposes and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences that may be relevant to investors that are subject to special treatment, including, without limitation:

●	broker-dealers;
●	insurance companies;
●	taxpayers who have elected mark-to-market accounting;
●	tax-exempt organizations;
●	regulated investment companies;
●	real estate investment trusts;
●	financial institutions or “financial services entities;”
●	taxpayers who hold our common stock or Warrants as part of a straddle, hedge, conversion transaction or other integrated transaction;
●	holders that acquired their common stock or Warrants through the exercise of employee stock options or other compensation arrangements;
●	controlled foreign corporations;
●	passive foreign investment companies;
●	certain expatriates or former long-term residents of the United States; and
●	U.S. holders whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. In addition, this section does not consider the tax treatment of entities taxable as partnerships for U.S. federal income tax purposes or other pass-through entities or persons who hold our common stock or Warrants (or will hold our common stock or Warrants) through such entities.

Holders are urged to consult their tax advisors regarding the specific tax consequences to them of the issuance, ownership or disposition of THE Warrants AND THE SHARES OF OUR COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF IN LIGHT of their particular circumstances.

Tax Consequences to U.S. Holders of the Issuance of the Warrants

The distribution of the Warrants will be a non-taxable distribution to U.S. Holders under Section 305(a) of the Code.

A U.S. holder’s tax basis in the Warrants will depend on the fair market value of the Warrants and the fair market value of our common stock at the time of the distribution. A holder will be required to allocate its basis of the holder’s original shares of common stock (with respect to which the Warrants were distributed) between such stock and the Warrants received by such holder, but only if (i) the fair market value of the Warrants is equal to or greater than 15% of the fair market value of our common stock (or, if the fair market value of the Warrants is less than 15% of the fair market value of the original shares on such date, the holder elects to allocate part of the basis of the original shares) and (ii) the Warrants are sold or exercised. This allocation must be made in proportion to the fair market value of the common stock and the fair market value of the Warrants at the date of distribution.

The holding period for the Warrants received by a U.S. Holder in this distribution will include the holder’s holding period for the common stock with respect to which the Warrants were received.

Tax Consequences to U.S. Holders of Owning Warrants

A U.S. holder generally will not recognize gain or loss upon the exercise of a Warrant. Common stock acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant increased by the exercise price paid to exercise the Warrant. The holding period of such common stock will begin on the date of exercise of the Warrant (or possibly the date following the date of exercise).

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York. Certain matters regarding the material U.S. federal income tax consequences of the distribution of the Warrants have been passed upon for us by Pryor Cashman LLP, New York, New York. We have filed a copy of each of the foregoing opinions as an exhibit to the registration statement of which this prospectus forms a part.

EXPERTS

The consolidated financial statements of National Holdings Corporation as of September 30, 2016 and 2015 and for the years then ended appearing in this prospectus and the registration statement of which it forms a part have been audited by EisnerAmper LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The registration statement, including its exhibits and schedules, may be inspected at the Public Reference Room. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov.

INCORPORATION BY REFERENCE

As a “smaller reporting company”, the SEC allows us to “incorporate by reference” certain of the information that we file with it after the date of the filing of the registration statement of which this prospectus forms a part, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We hereby incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information determined to be furnished and not filed with the SEC), after the date of the filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering described in this prospectus. Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

National Holdings Corporation

410 Park Avenue, 14th Floor

New York, NY 10022

Attn: Corporate Secretary

212-417-8000

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

National Holdings Corporation

We have audited the accompanying consolidated statements of financial condition of National Holdings Corporation and subsidiaries (the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Holdings Corporation and subsidiaries as of September 30, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

New York, New York

December 29, 2016

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2016	2015
ASSETS
Cash	$21,694,000	$24,642,000
Restricted cash	354,000	218,000
Cash deposits with clearing organizations	1,030,000	1,005,000
Securities owned, at fair value	2,357,000	887,000
Receivables from broker dealers and clearing organizations	3,357,000	3,078,000
Forgivable loans receivable	1,712,000	1,368,000
Other receivables, net	5,430,000	3,709,000
Prepaid expenses	1,910,000	1,727,000
Fixed assets, net	1,164,000	712,000
Intangible assets, net	5,704,000	7,331,000
Goodwill	6,531,000	6,531,000
Deferred tax asset, net	8,958,000	11,662,000
Other assets, principally refundable deposits	345,000	512,000
Total Assets	$60,546,000	$63,382,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Securities sold, not yet purchased at fair value	$298,000	$32,000
Accrued commissions and payroll payable	11,940,000	10,244,000
Accounts payable and other accrued expenses	7,166,000	6,602,000
Deferred clearing and marketing credits	995,000	1,205,000
Warrants issuable	14,055,000	-
Other	319,000	37,000
Total Liabilities	34,773,000	18,120,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	-	-
Common stock $0.02 par value, 150,000,000 shares authorized; 12,437,916 issued and outstanding at September 30, 2016 and 12,467,515 shares issued and outstanding at September 30, 2015	248,000	249,000
Additional paid-in-capital	66,353,000	80,282,000
Accumulated deficit	(40,843,000)	(35,284,000)

Total National Holdings Corporation Stockholders’ Equity	25,758,000	45,247,000

Non-controlling interest	15,000	15,000
Total Stockholders’ Equity	25,773,000	45,262,000

Total Liabilities and Stockholders’ Equity	$60,546,000	$63,382,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2016	2015

Revenues
Commissions	$95,942,000	$96,222,000
Net dealer inventory gains	9,595,000	10,512,000
Investment banking	35,271,000	21,004,000
Investment advisory	14,080,000	14,967,000
Interest and dividends	3,109,000	3,604,000
Transfer fees and clearing services	7,152,000	7,993,000
Tax preparation and accounting	8,294,000	8,248,000
Other	633,000	496,000
Total Revenues	174,076,000	163,046,000

Operating Expenses
Commissions, compensation and fees	151,057,000	139,452,000
Clearing fees	2,309,000	2,904,000
Communications	3,157,000	3,792,000
Occupancy	3,819,000	3,962,000
Licenses and registration	1,625,000	1,364,000
Professional fees	6,896,000	4,489,000
Interest	51,000	13,000
Depreciation and amortization	1,213,000	1,127,000
Other administrative expenses	6,418,000	5,465,000
Total Operating Expenses	176,545,000	162,568,000
(Loss) Income before Income Tax Expense	(2,469,000)	478,000

Income tax expense	3,090,000	193,000
NET (LOSS) INCOME	$(5,559,000)	$285,000

Net (loss) income per share of common stock - Basic	$(0.45)	$0.02
Net (loss) income per share of common stock - Diluted	$(0.45)	$0.02

Weighted average number of shares outstanding - Basic	12,435,923	12,464,496
Weighted average number of shares outstanding - Diluted	12,435,923	12,502,254

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED SEPTEMBER 30, 2016 and 2015

		Common Stock		Additional Paid-in	Accumulated	Non- controlling	Stockholders'
		Shares	$	Capital	Deficit	Interest	Equity

BALANCE, September 30, 2014	*	12,458,488	$249,000	$79,837,000	$(35,569,000)	$15,000	$44,532,000

Stock - based compensation stock options		-	$-	$391,000	$-	$-	$391,000

Issuance of shares of common stock and related stock-based compensation for restricted stock units		55,670	$1,000	$198,000	$-	$-	$199,000

Stock repurchase		(46,643)	$(1,000)	$(144,000)	$-	$-	$(145,000)

Net income		-	$-	$-	$285,000	$-	$285,000

BALANCE, September 30, 2015	*	12,467,515	$249,000	$80,282,000	$(35,284,000)	$15,000	$45,262,000

Stock - based compensation stock options		-	$-	$202,000	$-	$-	$202,000

Issuance of shares of common stock and related stock-based compensation for restricted stock units		4,334	$-	$9,000	$-	$-	$9,000

Stock repurchase		(33,933)	$(1,000)	$(85,000)	$-	$-	$(86,000)

Warrants issuable as dividend to stockholders (Note 18)		-	-	(14,055,000)	-	-	(14,055,000)

Net loss		-	$-	$-	$(5,559,000)	$-	$(5,559,000)

BALANCE, September 30, 2016		12,437,916	$248,000	$66,353,000	$(40,843,000)	$15,000	$25,773,000

* Excludes 6,453 shares previously reported.

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(5,559,000)	$285,000

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	1,213,000	1,127,000
Amortization of forgivable loans	788,000	538,000
Stock-based compensation	211,000	590,000
Provision for doubtful accounts	162,000	237,000
Deferred tax expense	2,704,000	263,000
Amortization of deferred clearing credit	(210,000)	(200,000)
Increase in fair value of contingent consideration	18,000	12,000
Write off of employee receivable	-	13,000
Impairment of intangible assets	894,000	-

Changes in assets and liabilities
Restricted cash	(136,000)	(126,000)
Deposits with clearing organizations	(25,000)	-
Receivables from broker-dealers, clearing organizations and others	(2,162,000)	1,959,000
Forgivable loans	(1,132,000)	(1,257,000)
Securities owned, at fair value	(1,470,000)	174,000
Prepaid expenses	(183,000)	(795,000)
Other assets	167,000	278,000
Accounts payable, accrued expenses and other liabilities	2,012,000	(2,933,000)
Deferred clearing costs	-	434,000
Securities sold, but not yet purchased, at fair value	266,000	(23,000)
Net cash (used in) provided by operating activities	(2,442,000)	576,000

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of fixed assets	(420,000)	(254,000)
Net cash used in investing activities	(420,000)	(254,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Repurchase of shares of common stock	(86,000)	(145,000)
Net cash used in financing activities	(86,000)	(145,000)
NET (DECREASE) INCREASE IN CASH	(2,948,000)	177,000
CASH BALANCE
Beginning of the year	24,642,000	24,465,000
End of the year	$21,694,000	$24,642,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$51,000	$13,000
Income taxes, net of refunds	$104,000	$1,238,000

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
Fixed assets (acquired but not paid including capital leases of $287,000)	$512,000	$-
Dividend payable in warrants	$14,055,000	$-
Acquisition of other business
Identifiable intangible assets acquired	$-	$569,000
Contingent consideration payable	$-	$569,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016 and 2015

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

National Holdings Corporation (“National” or the “Company”), a Delaware corporation organized in 1996, operates through its wholly owned subsidiaries which principally provide financial services. Through its broker-dealer and investment advisory subsidiaries, the Company (1) offers full service retail brokerage and investment advisory services to individual, corporate and institutional clients, (2) provides investment banking, merger, acquisition and advisory services to micro, small and mid-cap high growth companies, (3) engages in trading securities, including making markets in micro and small-cap, NASDAQ and other exchange listed stocks and (4) provides liquidity in the United States Treasury marketplace. Broker-dealer subsidiaries consist of National Securities Corporation (“National Securities” or “NSC”) and vFinance Investments, Inc. (“vFinance Investments”) (collectively, the “Broker-Dealer Subsidiaries”). The Broker-Dealer Subsidiaries conduct a national securities brokerage business through their main offices in New York City, New York, Boca Raton, Florida, and Seattle, Washington. Broker-dealer subsidiaries are introducing brokers and clear all transactions through clearing organizations, on a fully disclosed basis. The Broker-Dealer Subsidiaries are registered with the Securities and Exchange Commission ("SEC") and the Commodities and Futures Trading Commission, and are members of the Financial Industry Regulatory Authority ("FINRA"), the Securities Investor Protection Corporation and the National Futures Association.

The Company’s wholly-owned subsidiary, National Asset Management, Inc. ("NAM"), is a federally-registered investment adviser providing asset management advisory services to retail clients for a fee based upon a percentage of assets managed.

The Company’s wholly-owned subsidiaries, National Insurance Corporation ("National Insurance") and Prime Financial Services ("Prime Financial"), provide fixed insurance products to their clients, including life insurance, disability insurance, long term care insurance and fixed annuities.

The Company’s wholly-owned subsidiary, Gilman Ciocia, Inc. ("Gilman"), provides tax preparation and accounting services to individuals and small to midsize companies.

The Company’s wholly-owned subsidiary, GC Capital Corporation ("GC"), provides licensed mortgage brokerage services in New York and Florida.

On September 9, 2016, a subsidiary of Fortress Biotech, Inc. (“Fortress”), acquired a controlling interest in the Company. See Note 18.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Stock Split

In February 2015, the board of directors declared a 1 for 10 reverse stock split of the Company’s common stock. All share and per share information presented gives effect to the reverse stock split.

Principals of Consolidation

The consolidated financial statements include the accounts of National and its wholly owned and majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The non-controlling interest represents a 24.9% ownership in an inactive subsidiary.

Variable Interest Entities

The Company has entered into agreements to provide investment banking and advisory services to numerous entities that are variable interest entities ("VIEs") under the accounting guidance. As the fee arrangements under such agreements are arm's-length and contain customary terms and conditions and represent compensation that is considered fair value for the services provided, the fee arrangements are not considered variable interests and accordingly, the Company is not required to consolidate such VIEs. Fees attributable to such arrangements were $17 million in 2016 and $1.3 million in 2015.

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Commission revenue represents commissions generated by the Company's financial advisors for their clients' purchases and sales of mutual funds, variable annuities, general securities and other financial products, most of which is paid to the advisors as commissions for initiating the transactions.

Commission revenue is generated from front-end sales commissions that occur at the point of sale, as well as trailing commissions. The Company recognizes front-end sales commission revenue and related clearing and other expenses on transactions introduced to its clearing brokers on a trade date basis. The Company also recognizes front-end sales commissions and related expenses on transactions initiated directly between the financial advisors and product sponsors upon receipt of notification from sponsors of the commission earned. Commission revenue also includes 12b-1 fees, and variable product trailing fees, collectively considered as trailing fees, which are recurring in nature. These trailing fees are earned by the Company based on a percentage of the current market value of clients' investment holdings in trail eligible assets. Because trail commission revenues are generally paid in arrears, management estimates commission revenues earned during each period. These estimates are based on a number of factors including investment holdings and the applicable commission rate and the amount of trail commission revenue received in prior periods. Estimates are subsequently adjusted to actual based on notification from the sponsors of trail commissions earned.

Net dealer inventory gains, which are recorded on a trade-date basis, include realized and unrealized net gains and losses resulting from the Company's principal trading activities.

Investment banking revenues consist of underwriting revenues, advisory revenues and private placement fees. Underwriting revenues arise from securities offerings in which the Company acts as an underwriter and include management fees, selling concessions and underwriting fees, net of related syndicate expenses. Underwriting revenues are recorded at the time the underwriting is completed and the income is reasonably determined. Management estimates the Company's share of the transaction-related expenses incurred by the syndicate, and recognizes revenues net of such expense. On final settlement, typically within 90 days from the trade date of the transaction, these amounts are adjusted to reflect the actual transaction-related expenses and the resulting underwriting fee.

Investment advisory fees are derived from account management and investment advisory services. These fees are determined based on a percentage of the customers assets under management, may be billed monthly or quarterly and are recognized when earned.

Interest is recorded on an accrual basis and dividends are recorded on the ex-dividend date.

Transfer fees and fees for clearing services, which are recorded on a trade date basis, are principally charged to the broker on customer security transactions.

Tax preparation and accounting fees are recognized upon completion of the services.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for net operating loss and other carryforwards. Deferred tax assets and liabilities are measured, using enacted tax rates expected to apply in the years in which the differences are expected to be recovered or settled. A valuation allowance related to deferred tax assets is also recorded when it is more likely than not that some or all of the deferred tax asset may not be realized.

Securities

Securities owned and securities sold, but not yet purchased, are recorded at fair value. Authoritative accounting guidance defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market.

Valuation techniques that are consistent with the market, income or cost approach are used to measure fair value. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2

Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.

Level 3	Unobservable inputs which reflect the assumptions that the Company develops based on available information about what market participants would use in valuing the asset or liability.

See Note 8 for fair value and classification of securities.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets (See Note 9).

Fixed assets are reviewed for impairment whenever indicators of impairment exist. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset.

Net Income per Common Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding. Diluted net income per share is computed on the basis of the weighted average number of common shares outstanding plus the dilutive effect of incremental shares of common stock potentially issuable under outstanding options, warrants and unvested restricted stock units utilizing the treasury stock method. A reconciliation of basic and diluted common shares used in the computation of per share data follows:

	Years Ended September 30,
	2016	2015

Basic weighted-average shares	12,435,923	12,464,496
Effect of dilutive securities:
Options	-	15,109
Unvested restricted stock units	-	22,649
Diluted weighted-average shares	12,435,923	12,502,254

Potential common share equivalents of 1,245,000 in 2016 and 1,328,000 in 2015 related to stock options and outstanding warrants were not included in the above computation because the effect is anti-dilutive.

Stock-based Compensation

The Company measures the cost of employee, officer and director services received in exchange for an award of equity instruments including stock options and restricted stock units, based on the grant-date fair value of the award and measures the cost of independent contractor awards based on the vesting date fair value of the award. The cost is recognized as compensation expense over the service period, which would normally be the vesting period of the award.

Deferred Clearing and Marketing Credits

Deferred clearing credit represents a clearing fee rebate from National Financial Services (“NFS”), one of the Company’s clearing brokers, which is being recognized pro rata as a reduction of clearing charges over the term of the clearing agreement which expires in 2022. The clearing rebate recognized in fiscal years 2016 and 2015 amounted to $143,000 and $184,000 respectively. At September 30, 2016 and 2015, the deferred credit amounted to $679,000 and $821,000, respectively.

Deferred marketing credit represents a marketing rebate from NFS, which is being recognized pro rata as a reduction of marketing expenses over the term of the clearing agreement which expires in 2022. The marketing rebate recognized in fiscal years 2016 and 2015 amounted to $67,000 and $16,000 respectively. At September 30, 2016 and 2015, the deferred credit amounted to $316,000 and $384,000, respectively.

Reimbursement of Expenses

The Company incurs certain costs on behalf of its financial advisors including those for insurance, professional registration, technology and information services and legal services, amongst others, which are charged back to the advisors. It is the Company’s policy to record the reimbursement as a reduction of the respective operating expense. Total reimbursements for fiscal 2016 and 2015 amounted to approximately $11,884,000 and $11,637,000, respectively.

Intangible Assets

Intangible assets with finite lives, which consist of non-competition agreements and customer relationships, are being amortized over their estimated useful lives on a straight-line basis. Such intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company assesses the recoverability of its intangible assets by determining whether the unamortized balance can be recovered over the assets' remaining estimated useful life through undiscounted estimated future cash flows. If undiscounted estimated future cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce such amounts to fair value based on estimated future cash flows discounted at a rate commensurate with the risk associated with achieving such cash flows. Estimated future cash flows are based on trends of historical performance and the Company’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Brand names are deemed to have an indefinite life, are not subject to amortization and are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Brand names are tested for impairment by comparing their fair value to their carrying amount. If the carrying amount exceeds fair value, an impairment loss is recognized for the excess (see Note 5).

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Goodwill is tested for impairment at the reporting unit level. Fair value of a reporting unit is typically based upon estimated future cash flows discounted at a rate commensurate with the risk involved or market-based comparables. If the carrying amount of the reporting unit’s net assets exceeds its fair value, then an analysis will be performed to compare the implied fair value of goodwill with the carrying amount of goodwill. An impairment loss will be recognized in an amount equal to the excess of the carrying amount over its implied fair value. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. Accounting guidance on the testing of goodwill for impairment allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform such two-step impairment test. The annual quantitative impairment tests performed on September 30, 2016 and 2015 did not indicate any impairment of goodwill. There was no change in the carrying value of goodwill during the years ended September 30, 2016 and 2015.

Reclassifications

Certain items in the statement of operations for 2015 have been reclassified to conform to their presentation in 2016. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

NOTE 3. NEW ACCOUNTING GUIDANCE

In July 2013, the Financial Accounting Standards Board ("FASB") issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The update requires the netting of unrecognized tax benefits against a deferred tax asset for the loss or other carryforward that would apply in settlement of the uncertain tax positions. The new guidance was effective for the Company beginning October 1, 2014. The adoption did not have any impact on the Company’s financial statements.

In April 2014, the FASB issued ASU 2014-8, which changes the requirement for reporting discontinued operations. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has, or will have, a major effect on an entity's operations and financial results. ASU 2014-08, which is to be applied prospectively to all new disposals of components and new classifications as held for sale, became effective in annual periods beginning on or after December 15, 2014 and interim periods within those annual periods with early adoption allowed. The Company adopted ASU 2014-08 on October 1, 2015, which did not have any impact on its financial statements.

In May 2014, the FASB issued an accounting standard update on revenue recognition. The new guidance creates a single, principle-based model for revenue recognition and expands and improves disclosures about revenue. The new guidance is effective for the Company beginning October 1, 2018, and must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. The Company is currently evaluating the potential impact of this standard on its financial statements.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation (Topic 718), which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 will become effective for the Company beginning October 1, 2016 and early adoption is permitted. The Company does not anticipate that the adoption of ASU 2014-08 will have a material impact on its financial statements.

In February 2015, the FASB issued ASU 2015-02, "Amendments to the Consolidation Analysis", which is effective for fiscal years and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted. ASU 2015-02 amends the assessment whether a limited partnership is a variable interest entity; the effect that fees paid to a decision maker have on the consolidation analysis; how variable interests held by a reporting entity's related parties or de facto agents affect its consolidation conclusion; and for entities other than limited partnerships, clarifies how to determine whether the equity holders as a group have power over an entity. In fiscal year 2015, the Company early adopted ASU 2015-02 (see Note 2, "Summary of Significant Accounting Policies" - Variable Interest Entities).

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for the Company beginning October 1, 2019 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company is currently assessing the impact that the adoption of ASU 2016-02 will have on its financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for the Company beginning October 1, 2017 for both interim and annual reporting periods. The Company is currently assessing the impact that the adoption of ASU 2016-09 will have on its financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments”. ASU 2016-15 reduces the diversity of how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The standard is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted. The ASU should be applied retrospectively to all periods presented. The Company does not anticipate that the adoption of ASU 2016-15 will have a material impact on its financial statements.

NOTE 4. BUSINESS COMBINATION

In February 2015, Gilman acquired certain assets of a tax preparation and accounting business that was deemed to be a business acquisition. The consideration for the transaction consisted of contingent consideration payable in cash having a fair value of $569,000, for which a liability (included in Accounts payable and other liabilities) was recognized based on the estimated acquisition date fair value of the potential earn-out. The earn-out is based on revenue, as defined in the acquisition agreement, during the 48-month period following the closing up to a maximum of $640,000. The liability was valued using an income-based approach using unobservable inputs (Level 3) and reflects the Company’s own assumptions. The liability will be revalued at each Balance Sheet date with changes therein recorded in earnings. During 2016 and 2015, the estimated fair value of the liability was increased by $18,000 and $12,000, respectively, which was included in other administrative expenses, and reduced by payments of $128,000 and $47,000, respectively, resulting in balances of $424,000 and $534,000 at September 30, 2016 and 2015, respectively, which are included in accounts payable and other accrued expenses. The fair value of the acquired assets was allocated to customer relationships, which is being amortized over seven years. Results of operations of the acquired business are included in the accompanying consolidated statements of operations from the date of acquisition and were not material. In addition, based on materiality, pro forma results are not presented.

NOTE 5. INTANGIBLES

Intangibles consisted of the following at September 30, 2016 and 2015:

	September 30, 2016
Intangible asset	Cost	Accumulated Amortization	Carrying Value	Estimated Useful Life (years)
Customer relationships	$6,969,000	$2,025,000	$4,944,000	7-10
Non-compete	296,000	296,000	-	2
Gilman brand name	760,000	-	760,000	Indefinite
	$8,025,000	$2,321,000	$5,704,000

	September 30, 2015
Intangible asset	Cost	Accumulated Amortization	Carrying Value	Estimated Useful Life (years)
Customer relationships	$6,969,000	$1,292,000	$5,677,000	7-10
Non-compete	296,000	296,000	-	2
Gilman brand name	1,654,000	-	1,654,000	Indefinite
	$8,919,000	$1,588,000	$7,331,000

Amortization expense for the years ended September 30, 2016 and 2015 was $733,000 and $833,000, respectively.

Further, based on the impairment test performed at September 30, 2016, the Company recorded an impairment charge of $894,000 in 2016, which is included in other administrative expenses, principally due to a reduction in anticipated brand name revenue. The Company utilized the relief-from-royalty method in determining the fair value of the brand name.

The estimated future amortization expense of the finite lived intangible assets for the next five fiscal years and thereafter is as follows:

Year ended September 30,
2017	$721,000
2018	721,000
2019	721,000
2020	721,000
2021	721,000
Thereafter	1,339,000
Total	$4,944,000

NOTE 6. BROKER-DEALERS AND CLEARING ORGANIZATIONS AND OTHER RECEIVABLES

At September 30, 2016 and 2015, the receivables of $3,357,000 and $3,078,000, respectively, from broker-dealers and clearing organizations represent net amounts due for commissions and fees associated with the Company's retail brokerage business as well as asset based fee revenue associated with the Company's asset management advisory business. Other receivables at September 30, 2016 and 2015 of $5,430,000 and 3,709,000, respectively, principally represent trailing commissions, tax and accounting fees and investment banking fees and are net of an allowance for uncollectable accounts of $735,000 and $573,000, respectively.

NOTE 7. FORGIVABLE LOANS RECEIVABLE

From time to time, the Company's operating subsidiaries may make loans, evidenced by promissory notes, primarily to newly recruited independent financial advisors as an incentive for their affiliation. The notes receivable balance is comprised of unsecured non-interest-bearing and interest-bearing loans (interest ranging up to 9%). These notes have various schedules for repayment or forgiveness based on production or retention requirements being met and mature at various dates through 2021. Forgiveness of loans amounted to $788,000 and $538,000 for the years ended September 30, 2016 and 2015 respectively, and the related compensation was included in commissions, compensation and fees in the statement of operations. In the event the advisor’s affiliation with the subsidiary terminates, the advisor is required to repay the unamortized balance of the note. The Company provides an allowance for doubtful accounts on the notes based on historical collection experience and continually evaluates the receivables for collectability and possible write-offs where a loss is deemed probable. As of September 30, 2016 and 2015, no allowance for doubtful accounts was required.

Forgivable loan activity for the fiscal years ended September 30, 2016 and 2015 is as follows:

Balance, September 30, 2014	$662,000
Advances	1,257,000
Amortization	(538,000)
Write-off	(13,000)
Balance, September 30, 2015	1,368,000
Advances	1,132,000
Amortization	(788,000)
Balance, September 30, 2016	$1,712,000

There were no forgivable loans outstanding at September 30, 2016 and 2015 attributable to registered representatives who ended their affiliation with the Company’s subsidiaries prior to the fulfillment of their obligation.

NOTE 8. SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED, AT FAIR VALUE

Classification of securities are as follows

As of September 30, 2016
Securities owned at fair value	Level 1	Level 2	Level 3	Total
Corporate stocks	$101,000	-	-	$101,000
Municipal bonds	2,111,000	-	-	2,111,000
Restricted stock	-	$145,000	-	145,000
	$2,212,000	$145,000	$-	$2,357,000

Securities sold, but not yet purchased at fair value	Level 1	Level 2	Level 3	Total
Corporate stocks	$298,000	$-	$-	$298,000

As of September 30, 2015
Securities owned at fair value	Level 1	Level 2	Level 3	Total
Corporate stocks	$44,000	-	-	$44,000
Municipal bonds	638,000	-	-	638,000
Restricted stock	-	$205,000	-	205,000
	$682,000	$205,000	$-	$887,000

Securities sold, but not yet purchased at fair value	Level 1	Level 2	Level 3	Total
Corporate stocks	$32,000	$-	$-	$32,000

Certain positions in common stock were received as compensation for investment banking services. Restricted common stock may be freely traded only upon the effectiveness of a registration statement covering them or upon the satisfaction of the requirements of Rule 144, including the requisite holding period.

NOTE 9. FIXED ASSETS

Fixed assets as of September 30, 2016 and 2015, respectively, consist of the following:

	September 30,		Estimated Useful
	2016	2015	Lives (in years)
Equipment	$1,036,000	$539,000	5
Furniture and fixtures	163,000	162,000	5
Leasehold improvements	653,000	598,000	Lesser of useful life or term of lease
Capital leases (primarily composed of computer equipment)	739,000	452,000	5
	2,591,000	1,751,000
Less accumulated depreciation and amortization	(1,427,000)	(1,039,000)
Fixed assets - net	$1,164,000	$712,000

Depreciation expense for the years ended September 30, 2016 and 2015 was $480,000 and $294,000 respectively. In the year ended September 30, 2016, fixed assets with a cost of $92,000 which were fully depreciated and no longer in service were written off.

 NOTE 10. ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES

Accounts payable and other accrued expenses as of September 30, 2016 and 2015, respectively, consist of the following:

	September 30,
	2016	2015
Legal	1,346,000	807,000
Audit	198,000	552,000
Telecommunications	209,000	201,000
Data Services	425,000	384,000
Regulatory	444,000	640,000
Settlements	832,000	817,000
Deferred rent	65,000	33,000
Contingent consideration payable	424,000	534,000
Other	3,223,000	2,634,000
Total	$7,166,000	$6,602,000

NOTE 11. INCOME TAXES

The Company files a consolidated federal income tax return and certain combined state and local income tax returns with its subsidiaries. Income taxes consist of the following:

2016	Federal	State	Total
Current income tax expense	$54,000	$332,000	$386,000
Deferred income tax expense (benefit)	3,012,000	(308,000)	2,704,000
Total income tax expense	$3,066,000	$24,000	$3,090,000

2015	Federal	State	Total
Current income tax expense (benefit)	$(93,000)	$23,000	$(70,000)
Deferred income tax expense	$233,000	$30,000	$263,000
Total income tax expense	$140,000	$53,000	$193,000

The income tax provision related to pre-tax (loss) income vary from the federal statutory rate as follows:

		Years Ended September 30,
		2016	2015
Statutory federal rate		(34.0)%	34.0%
State income taxes, net of federal income tax benefit		(8.2)%	7.3%
Permanent differences for tax purposes	(a)	35.4%	9.4%
Write-off of deferred tax asset attributable to change in ownership (see below)		128.9%	-%
Other		3.1%	(10.4)%
		125.2%	40.3%

(a) Includes $2,285,000 (31.5%) attributable to non-deductible expenses related to the transaction with Fortress (see Note 18).

Significant components of the Company’s net deferred tax assets in the accompanying financial statements are as follows:

	September 30,
	2016	2015
Deferred tax assets (liabilities):
Net operating loss carryforwards	$6,951,000	$11,210,000
Federal AMT credit carryforward	272,000	211,000
Contingent consideration	168,000	205,000
Fixed assets	256,000	169,000
Stock based compensation	640,000	541,000
Other temporary differences	1,171,000	371,000
Intangibles	(500,000)	(1,045,000)
Total deferred tax assets	$8,958,000	$11,662,000

At September 30, 2016, the Company had available federal net operating loss carryforwards of approximately $20 million, which includes approximately $6 million resulting from the Gilman acquisition, and state net operating loss carryforwards of approximately $2.5 million, principally from the Gilman acquisition in October 2013 that may be applied against future taxable income and expire at various dates between 2020 and 2033.

Due to the change in ownership resulting from the completion of the Offer discussed in Note 18, the Company's deferred tax asset relating to the Company's net operating loss carry forwards will be subject to an annual limitation under Section 382 of the Internal Revenue Code, thereby reducing the amount of net operating loss carry forwards available to the Company to offset future taxable income. Such reduction resulted in a write-off of deferred income taxes of $3,185,000 in 2016.

Authoritative guidance for uncertainty in income tax requires the Company to determine whether a tax position is more-likely-than-not to be sustained upon examination by the applicable taxing authority, including the resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability or reducing a deferred tax asset related to net operating loss carryforwards. The Company reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition. Based on this review, the Company has determined that the guidance for uncertainty in income taxes has no impact on its consolidated financial statements as of September 30, 2016. The Company will recognize tax-related interest and penalties, if applicable, related to liabilities for uncertain tax positions as a component of income tax expense.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Leases

As of September 30, 2016, the Company leases office space in various states expiring at various dates through October 2026, and is committed under operating leases for future minimum lease payments as follows:

Fiscal Year Ending	Lease Payments	Less, Sublease Income	Net
2017	$2,774,000	$84,000	$2,690,000
2018	2,196,000	-	2,196,000
2019	1,524,000	-	1,524,000
2020	1,390,000	-	1,390,000
2021	1,092,000	-	1,092,000
Thereafter	2,232,000	-	2,232,000
Total	$11,208,000	$84,000	$11,124,000

The total amount of rent payable under the leases is recognized on a straight line basis over the term of the leases. As of September 30, 2016 and September 30, 2015, the Company has recognized deferred rent payable of $65,000 and $33,000, respectively. Rental expense under all operating leases for the years ended September 30, 2016 and September 30, 2015 was $3,794,000 and $3,947,000, respectively. Sublease income under all operating subleases for the years ended September 30, 2016 and 2015 was approximately $142,000 and $139,000, respectively.

As of September 30, 2016 and 2015, the Company and its subsidiaries had outstanding three and two letters of credit, respectively, which have been issued in the maximum amount of $354,000 and $218,000, respectively, as security for property leases, and are collateralized by the restricted cash as reflected in the statements of financial condition.

Litigation and Regulatory Matters

The Company and its subsidiaries are defendants or respondents in various pending and threatened arbitrations, administrative proceedings and lawsuits seeking compensatory damages. Several cases have no stated alleged damages. Claim amounts are infrequently indicative of the actual amounts the Company will be liable for, if any. Further, the Company has a history of collecting amounts awarded in these types of matters from its brokers that are still affiliated, as well as from those that are no longer affiliated. Many of these claimants also seek, in addition to compensatory damages, punitive or treble damages, and all seek interest, costs and fees. These matters arise in the normal course of business. The Company intends to vigorously defend itself in these actions, and the ultimate outcome of these matters cannot be determined at this time.

Liabilities for potential losses from complaints, legal actions, government investigations and proceedings are established where management believes that it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In making these decisions, management bases its judgments on its knowledge of the situations, consultations with legal counsel and its historical experience in resolving similar matters. In many lawsuits, arbitrations and regulatory proceedings, it is not possible to determine whether a liability has been incurred or to estimate the amount of that liability until the matter is close to resolution. However, accruals are reviewed regularly and are adjusted to reflect management’s estimates of the impact of developments, rulings, advice of counsel and any other information pertinent to a particular matter. Because of the inherent difficulty in predicting the ultimate outcome of legal and regulatory actions, management cannot predict with certainty the eventual loss or range of loss related to such matters. As of September 30, 2016 and 2015, the Company accrued approximately $832,000 and $817,000 respectively. These amounts are included in accounts payable and other accrued expenses in the statements of financial condition. Awards ultimately paid, if any, may be covered by our errors and omissions insurance policy. While the Company will vigorously defend itself in these matters, and will assert insurance coverage and indemnification to the maximum extent possible, there can be no assurance that such matters will not have a material adverse impact on our financial position, results of operations or cash flows. The Company has included in "Professional fees" litigation and FINRA related expenses of $2,472,000 and $2,057,000 for fiscal years 2016 and 2015, respectively.

NOTE 13. STOCKHOLDERS’ EQUITY

Shares Authorized

The Company’s authorized number of shares of common stock is 150,000,000, and its authorized number of shares of preferred stock is 10,000,000 of which the Company has designated 50,000 shares of Series A Preferred Stock, 34,500 shares of Series C Preferred Stock, 100,000 shares of Series D Preferred Stock, and 200,000 shares of Series E Preferred Stock, none of which are outstanding at September 30, 2016 and 2015.

Share Repurchase

In August 2015, the Company’s Board of Directors authorized the repurchase of up to $2 million of the Company’s common stock. Share repurchases, if any, will be made using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations. The Company's Board did not stipulate an expiration date for this repurchase and the purchase decisions are at the discretion of the Company's management. During the years ended September 30, 2016 and 2015, the Company repurchased and retired 33,933 and 46,643 common shares at a cost of approximately $86,000 and $145,000, respectively.

Restricted Stock Units

On September 19, 2013, the Company granted 186,545 restricted stock units (“RSU”) of which 115,775 RSU's were to employees and 70,770 RSU’s were to independent advisors, as per its 2013 Omnibus Incentive Plan. One RSU gives the right to one share of the Company’s common stock. The vesting rate is 1/3 upon grant date and 1/3 each of the next two years thereafter provided the grantee has been continuously employed by the Company.

There were no grants of restricted stock units in 2016.

During the years ended September 30, 2016 and 2015, the Company recorded stock based compensation expense of $9,000 and $199,000, respectively, related to RSU’s. At September 30, 2016, all compensation expense associated with the grant of restricted stock units has been recognized.

A summary of the Company's non-vested restricted stock units for the years ended September 30, 2016 and 2015 are as follows:

		Shares	Weighted Average Grant Due Fair Value *
Non-vested restricted stock units at October 1, 2014	**	62,124	$253,000

Vested		(55,670)	199,000
Forfeited		(2,120)	5,000
Non-Vested restricted stock units at September 30, 2015	**	4,334	9,000

Vested		(4,334)	9,000
Non-vested restricted stock units at September 30, 2016		-	$-

*For independent advisors, the weighted average grant date fair value is calculated as the weighted average vesting date fair value, or if not vested the value at the balance sheet date.

** Includes 4,334 restricted stock units previously not reported.

Stock Options

The Company’s stock option plans provide for the granting of stock options to certain key employees, directors and investment executives. Generally, options outstanding under the Company’s stock option plan are granted at prices equal to or above the market value of the stock on the date of grant, vest either immediately or ratably over up to five years, and expire five years subsequent to award.

The following option activity occurred under our plan during the years ended September 30, 2016 and 2015:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Grant-Date Fair Value Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2014	1,224,000	$6.40	$1.70	4.69	$104,000
Granted	180,000	5.50	2.14	7.73
Forfeited or expired	(34,000)	5.00	2.30
Outstanding at September 30, 2015	1,370,000	6.34	1.80	4.12
Forfeited or expired	(148,500)	4.93	6.48
Outstanding at September 30, 2016	1,221,500	6.51	1.22	3.31
Vested and exercisable at September 30, 2016	1,221,500	$6.51	$1.22	3.31	$-

During fiscal 2016 and 2015 the Company recognized compensation expense of $202,000 and $391,000, respectively, related to stock options. As of September 30, 2016, all compensation expense associated with the grants of stock options has been recognized.

There were no grants of stock options in 2016. The grant date fair value of options granted during the year ended September 30, 2015 was $385,000. The fair value of each option award granted in 2015 was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions:

2015
Dividend yield	0.00%
Expected volatility	87.16%
Risk-free interest rate	1.29%
Expected life (in years)	4.50

Warrants

The following tables summarize information about warrant activity during 2016 and 2015 (not including the warrants discussed in Note 18):

	Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term
Outstanding at September 30, 2014	89,676	$5.00	1.73
Forfeited or expired	(45,089)	$5.00
Outstanding at September 30, 2015	44,587	$5.00	1.26
Forfeited or expired	(21,558)	$5.00
Outstanding and exercisable at September 30, 2016	23,029	$5.00	0.75

 NOTE 14. NET CAPITAL REQUIREMENTS OF BROKER-DEALER SUBSIDIARIES

National Securities is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1), which, among other things, requires the maintenance of minimum net capital. In February 2015, pursuant to a directive from FINRA, National Securities reverted back to using the alternative method of computing net capital from the aggregate indebtedness method. At September 30, 2016, National Securities had net capital of $6,224,995 which was $5,974,995 in excess of its required net capital of $250,000. National Securities is exempt from the provisions of Rule 15c-3-3 since it is an introducing broker-dealer that clears all transactions on a fully disclosed basis and promptly transmits all customer funds and securities to clearing brokers.

vFinance Investments is also subject to the Rule 15c3-1, which, among other things, requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At September 30, 2016, vFinance Investments had net capital of $2,202,544 which was $1,202,544 in excess of its required net capital of $1,000,000. vFinance Investments ratio of aggregate indebtedness to net capital was .8 to 1. vFinance Investments is exempt from the provisions of Rule 15c-3-3 since it is an introducing broker-dealer that clears all transactions on a fully disclosed basis and promptly transmits all customer funds and securities to clearing brokers.

Advances, dividend payments and other equity withdrawals from the Company's Broker-Dealer Subsidiaries are restricted by the regulations of the SEC, and other regulatory agencies. These regulatory restrictions may limit the amounts that a subsidiary may dividend or advance to the Company.

NOTE 15. OFF BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is engaged in trading and providing a broad range of securities brokerage and investment services to a diverse group of retail and institutional clientele, as well as corporate finance and investment banking services to corporations and businesses. Counterparties to the Company’s business activities include broker-dealers and clearing organizations, banks and other financial institutions. The Company uses clearing brokers to process transactions and maintain customer accounts for the Company on a fee basis. The Company permits the clearing firms to extend credit to its clientele secured by cash and securities in the client’s account. The Company’s exposure to credit risk associated with the non-performance by its customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Company. The Company has agreed to indemnify the clearing brokers for losses they incur while extending credit to the Company’s clients. It is the Company’s policy to review, as necessary, the credit standing of its customers and counterparties. Amounts due from customers that are considered uncollectible by the clearing broker are charged back to the Company by the clearing broker when such amounts become determinable. Upon notification of a charge back, such amounts, in total or in part, are then either (i) collected from the customers, (ii) charged to the broker initiating the transaction and/or (iii) charged to operations, based on the particular facts and circumstances.

The Company maintains cash in bank deposits, which, at times, may exceed federally insured limits. The Company has not experienced and does not expect to experience losses on such accounts.

A short sale involves the sale of a security that is not owned in the expectation of purchasing the same security (or a security exchangeable) at a later date at a lower price. A short sale involves the risk of a theoretically unlimited increase in the market price of the security that would result in a theoretically unlimited loss.

NOTE 16. EMPLOYEE BENEFITS

In September 2011, the Company created a new defined contribution 401(k) plan (the “Plan”) merging the two plans originally formed prior to the merger of National and vFinance effective October 1, 2011. Under the Plan, employees can elect to defer up to 75% of eligible compensation, subject to certain limitations, by making voluntary contributions to the Plan. The Company’s contributions are made at the discretion of the Board of Directors. For the fiscal years ended September 30, 2016 and 2015, the Company made no contributions to the Plan.

NOTE 17. SEGMENT INFORMATION

The Company has two reportable segments. The brokerage and advisory services segment includes broker-dealer and investment advisory services, sale of insurance products and licensed mortgage brokerage services provided by the Broker-Dealer Subsidiaries, NAM, National Insurance, Prime Financial, and GC. The tax and accounting services segment includes tax preparation and accounting services provided by Gilman.

Corporate pre-tax loss consists of certain expenses that have not been allocated to reportable segments.

Certain items in the pre-tax income for 2015 have been reclassified between segments to conform to their presentation in 2016.

Segment information for the years ended September 30, 2016 and 2015 is as follows:

	Brokerage and Advisory Services	Tax and Accounting Services	Corporate		Total
2016
Revenues	$165,682,000	$8,394,000	$-		$174,076,000
Pre-tax income (loss)	4,227,000	(521,000)	(6,175,000)	(a)	(2,469,000)

Identifiable assets	39,467,000	4,304,000	16,775,000	(b)	60,546,000
Depreciation and amortization	760,000	181,000	272,000		1,213,000
Interest	51,000	-	-		51,000
Capital expenditures	127,000	96,000	709,000		932,000

2015
Revenues	$154,797,000	$8,249,000	$-		$163,046,000
Pre-tax income (loss)	4,473,000	(422,000)	(3,573,000)	(a)	478,000

Identifiable assets	41,466,000	4,077,000	17,839,000	(b)	63,382,000
Depreciation and amortization	744,000	113,000	270,000		1,127,000
Interest	13,000	-	-		13,000
Capital expenditures	152,000	40,000	62,000		254,000

(a)Consists of executive salaries and other expenses not allocated to reportable segments by management.

(b)Consists principally of deferred tax assets.

NOTE 18. ACQUISITION OF CONTROLLING INTEREST IN THE COMPANY

On September 12, 2016, FBIO Acquisition, Inc. (“FBIO Acquisition”), a wholly-owned subsidiary of Fortress, completed a tender offer (the “Offer”) for all outstanding shares of the Company at a price of $3.25 per share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), pursuant to the terms of an Agreement and Plan of Merger dated as of April 27, 2016 (as amended, the “Merger Agreement”) among the Company, Fortress and FBIO Acquisition. The Offer expired on September 9, 2016, and a total of 7,037,482 shares were validly tendered and not withdrawn (including shares delivered through notices of guaranteed delivery), representing approximately 56.6% of the Company's issued and outstanding shares of common stock immediately following the completion of the Offer (in each case, without giving effect to the issuance or exercise of the Dividend Warrants). On September 12, 2016, FBIO Acquisition accepted for payment all shares that were validly tendered and not withdrawn prior to the expiration time of the Offer (such time of acceptance, the "Acceptance Time") and delivered payment for such shares.

In fiscal 2016, expenses related to the Fortress transaction were approximately $4.3 million and consisted of legal and consulting fees of $3 million included in professional fees, officers expense of $1.1 million included in commissions, compensation and fees and other fees of $0.2 million included in other administrative expenses.

Dividend Warrants

In accordance with the Merger Agreement, since less than 80% of the Company's issued and outstanding shares of common stock were tendered, the Company remains a publicly-traded company and stockholders post-tender offer will receive from the Company a five year warrant per held share to purchase an additional share of the Company's common stock at $3.25 as a dividend to all holders of the Company's common stock.

As the Company does not have the ability to settle the warrants with unregistered shares and maintenance of an effective registration statement (which did not exist at September 30, 2016) may be considered outside of the Company’s control, net cash settlement of the warrants is assumed. Accordingly, as the Company was obligated to issue the warrants, the fair value of the 12,437,916 warrants issuable are being classified as a liability in the consolidated statement of financial condition at September 30, 2016, with a corresponding charge to Additional paid-in-capital. Such valuation (using level 2 inputs) was determined by use of the Black-Scholes option pricing model using the following assumptions:

Dividend yield	0.00%
Expected volatility	38.20%
Risk-free interest rate	1.14%
Life (in years)	5

In the Merger Agreement, the Company agreed to set a record date within ninety (90) days following the Acceptance Time with respect to the distribution to its stockholders of warrants to purchase one share of its common stock for every share of its common stock owned at an exercise price of $3.25 per share (the “Dividend Warrants”). The Company announced on October 26, 2016, that it had established December 9, 2016 as the record date with respect to the Dividend Warrants.

As a result of “due bill” trading procedures, those persons who held shares of our common stock as of the record date, or who acquire shares of the Company's common stock in the market following the record date, and in each case who continue to hold such shares at the close of trading the date before the ex-dividend date to be established by The Nasdaq Stock Market with respect to the Dividend Warrants, will be entitled to receive a Dividend Warrant with respect to each share of the Company's common stock owned by such person as of the ex-dividend date.

Conversely, those persons who held shares of the Company's common stock as of the record date, or who acquire shares of the Company's common stock in the market following the record date, but in each case who do not hold such shares of the Company's common stock at the close of trading on the date before the ex-dividend date, will not be entitled to receive any Dividend Warrants with respect to such shares.

Therefore, a shareholder selling their shares of our common stock prior to the ex-dividend date would not receive any Dividend Warrants with respect to the shares that are sold by such person even if such person held the shares on the record date, since the shares of the Company's common stock sold would be accompanied by a “due-bill” entitling the buyer of those shares to receive the Dividend Warrants with respect to such shares.

The actual right to receive the Dividend Warrants with respect to any shares of our common stock requires still holding such shares until the ex-dividend date.

The Company has applied to list the Dividend Warrants on the Nasdaq Capital Market under the symbol “NHLDW”; however, there can be no assurance that such application will be approved. The Company anticipates that the ex-dividend date will occur, and that the Dividend Warrants will be distributed, on or prior to February 7, 2017.

NOTE 19. RELATED PARTY TRANSACTIONS

In fiscal year 2016, Investment Banking revenues include approximately $1,200,000 of placement agent fees related to a private placement of shares and warrants for a subsidiary of Fortress, which closed on September 30, 2016.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and placement agent fees, payable by the registrant in connection with the issuance and distribution of the securities registered hereby. All amounts are estimates except the fees payable to the SEC.

SEC registration fee	$4,686
Legal fees and expenses	$112,250
Accounting fees and expenses	$50,000
Miscellaneous fees and expenses	$15,000
Total	$181,936

__________

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law. Our Amended and Restated By-laws provide that we are required to indemnify and hold harmless our directors, officers, employees and agents in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the party being indemnified acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful. In proceedings by or in the right of our company, a party seeking to be indemnified may be indemnified if the above standards of conduct are met and to the extent as set forth above, however, if a court judges a party seeking to be indemnified liable to the corporation, no indemnification shall be provided except to the extent that the court deems proper. To the extent that a director, officer, employee or agent of our company has been successful on the merits or otherwise, including without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such party shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

The above discussion of the our Certificate of Incorporation, as amended, and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, as amended, Amended and Restated By-laws and statute.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, the registrant has not issued unregistered securities to any person.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

2.1(a)

Agreement and Plan of Merger, dated as of June 20, 2013, among the Company, National Acquisition Corp. and Gilman Ciocia, Inc. (The schedules and exhibits to the merger agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.) (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 21, 2013; File No. 001-12629).

2.1(b)

Amendment, dated August 8, 2013, by and among the Company, National Acquisition Corp and Gilman Ciocia, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 14, 2013; File No. 001-12629).

2.1(c)

Agreement and Plan of Merger, dated as of April 27, 2016, by and among the Company, Fortress Biotech, Inc. and FBIO Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 28, 2016; File No. 001-12629).

2.1(d)

Amendment No. 1 to Agreement and Plan of Merger by and among the Company, Fortress Biotech, Inc. and FBIO Acquisition, Inc., dated August 12, 2016 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 12, 2016; File No. 001-12629).

3.1(a)	The Company’s Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10--Q filed on May 17, 2004; File No. 001-12629).

3.1(b)

Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10--Q filed on May 10, 2006; File No. 001-12629).

3.1(c)

Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.8 to the Company’s Current Report on Form 8-K filed on June 17, 2008; File No. 001-12629).

3.1(d)

Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10--Q filed on May 17, 2004; File No. 001-12629).

3.1(e)

Certificate of Amendment to the Company’s Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.7 to the Company’s Quarterly Report on Form 10--Q filed on May 10, 2006; File No. 001-12629).

3.1(f)

Certificate of Designations, Preferences, and Relative Optional or Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K filed on January 18, 2006; File No. 001-12629).

3.1(g)

Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.8 to the Company’s Current Report on Form 8-K filed on July 14, 2010; File No. 001-12629).

3.1(h)

Certificate of Correction to the Certificate of Designation of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.9 to the Company’s Current Report on Form 8-K filed on July 14, 2010; File No. 001-12629).

3.1(i)

Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.10 to the Company’s Current Report on Form 8-K filed on October 5, 2010; File No. 001-12629).

3.1(j)

Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.11 to the Company’s Annual Report on Form 10-K filed on December 29, 2014; File No. 001-12629).

3.1(k)

Certification of Designation, Preferences and Rights of Series E Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 4, 2012; File No. 001-12629).

3.1(l)

Certificate of Amendment to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 20, 2015; File No. 001-12629).

3.2(a)	The Company’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.13 to the Company’s Quarterly Report on Form 10-Q filed on February 13, 2002; File No. 001-12629).

3.2(b)	Amendment to Amended and Restated Bylaws (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 23, 2014, File No. 001-12629)

3.2(c)	Amendment to Amended and Restated Bylaws (incorporated by reference to the Company’s Current Report on Form 8-K filed on September 27, 2016; file No. 001-12629).

4.1	Form of Warrant, dated July 12, 2010 (incorporated by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-K filed on July 14, 2010; File No. 001-12629).

4.2	Form of Warrant, dated September 29, 2010 (incorporated by reference to Exhibit 4.10 to the Company’s Current Report on Form 8-K filed on October 5, 2010; File No. 001-12629).

5.1	Opinion of Pryor Cashman LLP.

8.1	Opinion of Pryor Cashman LLP regarding certain tax matters.

10.1	Office lease, Seattle, Washington (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on December 21, 1999; File No. 001-12629).

10.2*	2006 Stock Option Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed on January 26, 2006; File No. 001-12629).

10.3*	2008 Stock Option Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed on January 24, 2008; File No. 001-12629).

10.4(a)*	2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed on September 19, 2013; File No. 333-191253).

10.4(b)*	First Amendment to the 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed on September 19, 2013; File No. 333-191253).

10.5(a)*

Co-Executive Chairman and Chief Executive Officer Compensation Plan, dated June 7, 2013, between National Holdings Corporation and Mark D. Klein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 12, 2013; File No. 001-12629).

10.5(b)*

Amendment to Co-Executive Chairman and Chief Executive Officer Compensation Plan, dated June 6, 2014, between National Holdings Corporation and Mark D. Klein (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2014; File No. 001-12629).

10.5(c)*

Second Amendment to Co-Executive Chairman and Chief Executive Officer Compensation Plan, dated September 23, 2014, between National Holdings Corporation and Mark D. Klein (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014; File No. 001-12629) .

10.6*

Release, dated September 23, 2014, between National Holdings Corporation and Mark D. Klein (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014; File No. 001-12629)

10.7*

Nonqualified Stock Option and Dividend Equivalent Agreement, dated as of July 29, 2013, between National Holdings Corporation and Mark D. Klein (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014; File No. 001-12629).

10.8(a)*

Co-Executive Chairman Compensation Plan, dated June 20, 2013, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 26, 2013; File No. 001-12629).

10.8(b)*

Amendment to Co-Executive Chairman Compensation Plan, dated June 6, 2014, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2014; File No. 001-12629).

10.8(c)*

Second Amendment to Co-Executive Chairman Compensation Plan, effective October 31, 2014, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 25, 2014; File No. 001-12629).

10.8(d)*

Third Amendment to Co-Executive Chairman Compensation Plan, dated as of October 1, 2015, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 7, 2015; File No. 001-12629).

10.8(e)*

Fourth Amendment to Co-Executive Chairman Compensation Plan, dated as of December 29, 2015, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 30, 2015; File No. 001-12629).

10.8(f)*

Fifth Amendment to Co-Executive Chairman Compensation Plan, dated as of March 21, 2016, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 23, 2016; File No. 001-1262).

10.8(g)*

Sixth Amendment to Co-Executive Chairman Compensation Plan, dated as of June 29, 2016, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 30, 2016; File No. 001-1262).

10.8(h)*

Seventh Amendment to Co-Executive Chairman Compensation Plan, dated as of September 21, 2016, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 27, 2016; File No. 001-1262).

10.9*

Nonqualified Stock Option and Dividend Equivalent Agreement, dated as of July 28, 2013, between National Holdings Corporation and Robert B. Fagenson (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on December 29, 2014; File No. 001-12629).

10.10(a)*

Employment Agreement, dated as of July 1, 2008, by and between the Company and Mark Goldwasser, (incorporated by reference to Exhibit 10.36 to the Company’s Current Report on Form 8-K filed on July 2, 2008; File No. 001-12629).

10.10(b)*

Amendment No. 1 to Employment Agreement, dated as of November 23, 2009, by and between the Company and Mark Goldwasser (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed on December 29, 2009; File No. 001-12629).

10.10(c)*

Letter Agreement, dated as of November 23, 2009, by and between the Company and Mark Goldwasser (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on December 29, 2009; File No. 001-12629).

10.10(d)*

Amendment to Employment Agreement, dated June 20 2013, between National Holdings Corporation and Mark Goldwasser (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 26, 2013; File No. 001-12629).

10.10(e)*

Amendment to Employment Agreement, dated as of October 1, 2015, between National Holdings Corporation and Mark Goldwasser (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 7, 2015; File No. 001-12629)

10.10(f)*

Amendment to Employment Agreement, dated as of March 25, 2016, between National Holdings Corporation and Mark H. Goldwasser (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 30, 2016; File No. 001-12629).

10.11*

Option Agreement, dated as of July 1, 2008, by and between the Company and Mark Goldwasser (incorporated by reference to Exhibit 10.39 to the Company’s Current Report on Form 8-K filed on July 2, 2008; File No. 001-12629).

10.12*

Nonqualified Stock Option and Dividend Equivalent Agreement, dated as of June 20, 2013, between National Holdings Corporation and Mark Goldwasser (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on December 29, 2014; File No. 001-12629).

10.13*

Employment Agreement, dated as of May 7, 2015 between National Holdings Corporation and Glenn C. Worman (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 13, 2015; File No. 001-12629).

10.14*

Nonqualified Inducement Stock Option Grant Notice, dated as of May 7, 2015, between National Holdings Corporation and Glenn S. Worman (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 13, 2015; File No. 001-12629).

10.15*

Stock Option Agreement, dated as of May 7, 2015, between National Holdings Corporation and Glenn S. Worman (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 13, 2015; File No. 001-12629).

10.16*

Employment Agreement, dated as of July 1, 2008, by and between the Company and Alan B. Levin (incorporated by reference to Exhibit 10.38 to the Company’s Current Report on Form 8-K filed on July 2, 2008; File No. 001-12629).

10.17*

Amendment to Employment Agreement, dated March 30, 2015, between National Holdings Corporation and Alan B. Levin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 3, 2015; File No. 001-12629).

10.18

Securities Purchase Agreement, dated as of July 12, 2010 by and between National Holdings Corporation and the investors signatory thereto (incorporated by reference to Exhibit 10.35 to the Company’s Current Report on Form 8-K filed on July 14, 2010; File No. 001-12629).

10.19

Registration Rights Agreement, dated as of July 12, 2010 by and between National Holdings Corporation and the investors signatory thereto (incorporated by reference to Exhibit 10.36 to the Company’s Current Report on Form 8-K filed on July 14, 2010; File No. 001-12629).

10.20

OPN Joint Venture Limited Liability Company Operating Agreement, by and between National Holdings Corporation and Opus Point Partners, LLC, effective as of January 14, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 24, 2011; File No. 001-12629).

10.21

Interim Funding and Services Agreement, by and among National Securities Corporation, National Holdings Corporation and OPN Holdings, LLC, effective January 14, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 24, 2011; File No. 001-12629).

10.22

Placement Agency Agreement, dated as of December 6, 2011, by and between OPN Capital Markets and TG Therapeutics, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 6, 2012; File No. 001-12629).

10.23

Transfer of Ownership of OPN Holdings, LLC Joint Venture, dated as of April 4, 2013, by and between Michael S. Weiss and Opus Point Partners, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 4, 2012).

10.24

Securities Purchase Agreement, dated as of January 24, 2013, by and among National Holdings Corporation and the purchasers signatory thereto previously (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on January 31, 2013; File No. 001-12629).

10.25

Registration Rights Agreement, dated as of January 24, 2013, by and among national Holdings Corporation and the purchasers signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed on January 31, 2013; File No. 001-12629).

10.26

Conversion and Exchange Agreement, dated as of January 24, 2013, by and among National Holdings Corporation and the holders of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K/A filed on January 31, 2013; File No. 001-12629).

10.27

Conversion and Exchange Agreement, dated as of January 24, 2013, by and between National Holdings Corporation and National Securities Growth Partners LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K/A filed on January 31, 2013; File No. 001-12629).

10.28

Warrant Exchange Agreement, dated as of January 24, 2013, by and between National Holdings Corporation and the holders of warrants signatory thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A filed on January 31, 2013; File No. 001-12629).

10.29

Form of Voting and Support Agreement entered into as of June 20, 2013, among the Company, National Acquisition Corp. and certain stockholders of Gilman Ciocia, Inc., (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 21, 2013; File No. 001-12629).

10.30

Securities Purchase Agreement, dated as of August 28, 2013, by and among National Holdings Corporation and the purchasers signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 29, 2013; File No. 001-12629).

10.31

Registration Rights Agreement, dated as of August 28, 2013, by and among national Holdings Corporation and the purchasers signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 29, 2013; File No. 001-12629).

10.32

Investors Settlement Agreement, dated as of June 6, 2014, by and among National Holdings Corporation and the entities and individuals listed on the signature page therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 6, 2014; File No. 001-12629).

10.33

Stockholder Rights Agreement, dated as of April 27, 2016, by and between National Holdings Corporation and FBIO Acquisition, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 28, 2016; File No. 001-12629).

10.34

Form of Support and Voting Agreement by and among certain officers and directors (and certain of their affiliates) of National Holdings Corporation, Fortress Biotech, Inc., and FBIO Acquisition, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 28, 2016; File No. 001-12629).

10.35

Form of Voting Agreement by and among certain officers and directors (and certain of their affiliates) of National Holdings Corporation, Fortress Biotech, Inc., and FBIO Acquisition, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 28, 2016; File No. 001-12629).

10.36	Warrant Agreement, dated December 13, 2016, between and among National Holdings Corporation, Computershare Inc. and Computershare Trust Company, N.A. (#)

14	The Code of Ethics (incorporated by reference to Exhibit 14 to Annual Report on Form 10-K filed on December 29, 2003; File No. 001-12629).

21	Subsidiaries of Registrant. (#)

23.1	Consent of EisnerAmper LLP.

23.2	Consent of Pryor Cashman LLP (contained in Exhibit 5.1 hereto).

24	Powers of Attorney (included on the signature page of this Registration Statement). (#)

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase

101.DEF**	XBRL Taxonomy Extension Definition Linkbase

101.LAB**	XBRL Taxonomy Extension Label Linkbase

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase

*Indicates a management contract or compensatory plan or arrangement.

** Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(#) Previously filed or furnished with the initial filing of this registration statement or an amendment thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (b) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants; (c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of such registrant; and (d) any other communication that is an offer in the offering made by such registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 4, 2017.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Robert B. Fagenson
Name:	Robert B. Fagenson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 4, 2017.

Signature	Title

/s/ Robert B. Fagenson	Chief Executive Officer and a Director
Robert B. Fagenson	(Principal Executive Officer)

/s/ Glenn C. Worman	Chief Financial Officer
Glenn C. Worman	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Michael T. Eustace

Director
Daniel Hume

*	Director
Neil Herskowitz

*	Director
Eli Salig

*	Chairman of the Board
Michael S. Weiss

* Pursuant to Power of Attorney

By: /s/ Robert B. Fagenson
Robert B. Fagenson
Attorney-in-Fact